As filed with the Securities and Exchange Commission on May 21, 2021
Registration No. 333-234159

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 10
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Moving iMage Technologies, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or jurisdiction of incorporation or organization)	3861 (Primary Standard Industrial Classification Code Number)	85-1836381 (I.R.S. Employer Identification No.)
17760 Newhope Street,
Fountain Valley, California 92075
(714) 751-7998
(Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)
Phil Rafnson
President and Chief Executive Officer
17760 Newhope Street,
Fountain Valley, California 92075
(714) 751-7998
(Name including zip code and telephone number,
including area code, of agent for service)
With copies to:
Thomas J. Poletti, Esq. Katherine J. Blair, Esq. Manatt, Phelps & Phillips, LLP 695 Town Center Drive, 14th Floor Costa Mesa, California 92626 (714) 371-2501	Ralph V. De Martino, Esq. Cavas S. Pavri, Esq. Schiff Hardin LLP 901 K Street, NW, Suite 700 Washington, DC 20001 (202) 724-6848
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, par value $0.0001 per share(4)	$12,075,000	$1,567.34
Underwriters’ Warrants	$—	$—
Common Stock issuable upon exercise of Underwriters’ Warrants(4)(5)	$754,688	$97.96
Total	$12,829,688	$1,665.30*

*
Previously paid.

(1)
In accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered and the proposed maximum offering price per share are not included in this table.

(2)
The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act, and includes shares of common stock, par value $0.0001 per share, of Moving iMage Technologies, Inc. (the “Common Stock”), that the underwriters have an option to purchase to cover over-allotments, if any.

(3)
Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder.

(4)
Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, distributions, recapitalizations, or other similar transactions.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue upon the closing of this offering, warrants to the underwriters entitling them to purchase up to 5.0% of the aggregate shares of Common Stock sold in this offering (the “Underwriters’ Warrants”). The Underwriters’ Warrants are exercisable at a per-share exercise price equal to 125% of the public offering price per share of Common Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MAY 21, 2021
PROSPECTUS
3,500,000 Shares
Common Stock
This Prospectus (the “Prospectus”) relates to the initial public offering of our common stock, par value $0.0001 per share (the “Common Stock”).
Prior to this offering, there has been no public market for our securities. The initial public offering price is expected to be $3.00 per share.
We have applied to list our Common Stock on the NYSE American (the “NYSE”) under the symbol “MITQ.”
We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.
The offering is being underwritten on a firm commitment basis. We have granted a 45-day option to the underwriters to purchase up to an aggregate of 525,000 additional shares of Common Stock from us at the public offering price, less underwriting discounts and commissions on the same terms as set forth in this prospectus.
Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” on page 11 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Share	Without Over-allotment option	With Over-allotment option
Public Offering Price	$	$	$
Underwriting discounts and commissions paid(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)
We have also agreed to reimburse the underwriters for certain expenses incurred in connection with this offering. See “Underwriting” beginning on page 80 of this prospectus for a description of the compensation payable to the underwriters.

The underwriters expect to deliver the shares of Common Stock to purchasers on or before             , 2020.
The date of this Prospectus is            , 2021

Manufactured Products
MADE IN THE USA MADE IN THE
LED Lighting
Energy Management
ALF
ALMS
IS-30
IS-20D
Projection Support/Enclosures
Automation Systems
IMC2e
IMC3J
S2 Base
Micropod
S4 Base
XL Mover

Projection Systems

MIT is a master reseller of NEC and Barco projectors

TI DLP Technology

- Xenon
- Laser Phosphor
- RGB Laser

Software as a Service (Saas) Products

KEY DELIVERY
LOG
EQUIPMENT HEALTH
CINERGY
TRAILER
COMMAND CENTER
THEATER

Cinergy™(*)

- Cloud hosted, enterprise software for cinemas.
- Monthly subscription based
- Monitoring, content scheduling, asset tracking, key delivery

CineQC™

- Operations application for theatre management and staff
- Time stamped accountability logging
- Quality control
- Remote control of auditorium systems

CineQC

(*)
We are Digital Cinema Implementation Partners’ distributor of Cinergy in the Americas.

We are licensed resellers and distributors of products of the following companies*:

*
We are a licensed reseller and distributor of the aforementioned products under existing contractual arrangements. All of these agreements are terminable at will by the manufacturer of such products, although we are not substantially dependent on any such agreement. The companies in the graphic taken as a whole make up a large majority of the technology products distributed and resold by us. NEC, Dolby, Barco, QSC (which merged with USL, inc.), GDC and Harkness Screens (which merged with JBL) are within our top ten providers during 2018 and 2019, two of which consisted of an aggregate of 27% of our purchases. Phillips/LTI and Osram are our second and third largest lamp suppliers, respectively. Severtson is the specialty screen provider used by us; every projector sold by us includes technology from DLP/Texas Instruments; Meyer Sound is a small vendor of high quality systems; and Real D is an important technology supplier to the industry, including our company. Please note that while the entities displayed above represent a list of the major manufacturers under contract, other than as specifically set forth above, the graphic is not an indication that sales of products manufactured by any of them is a significant portion of our business at any one time.

i

SUMMARY
This summary highlights information contained elsewhere in this Prospectus and does not contain all of the information that may be important to you. You should read this entire Prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes included herein.
Unless otherwise indicated, all information set forth in this Prospectus gives effect to the conversion of Moving iMage Technologies LLC, a California limited liability company, into a Delaware C corporation through the exchange of all outstanding membership interests for shares of common stock of a Delaware corporation which was incorporated in June 2020 initially named MiT Acquisition Corporation and which name was changed to Moving iMage Technologies, Inc. in September 2020, solely to effect the Conversion and which is controlled by the existing holders of membership interests in Moving iMage Technologies LLC (“Acquisition Co.), (the “Conversion”) to be effected immediately prior to the effective date of this offering. As a result of and further to the Conversion, Moving iMage Technologies LLC will become a wholly-owned subsidiary of Acquisition Co.
Unless the context otherwise requires, we use the terms “MiT”, “Company”, “we”, “us” and “our” in this Prospectus to refer to Moving iMage Technologies, Inc., a Delaware corporation, and its wholly-owned subsidiary to be acquired further to the Conversion, Moving iMage Technologies LLC and its wholly-owned subsidiary MiT Acquisition Co, LLC dba Caddy Products.
General
We are a digital cinema company who designs, manufactures, integrates, installs and distributes a full suite of proprietary and custom designed equipment as well as other off the shelf cinema products needed for contemporary cinema requirements. We also offer single source solutions for cinema design, procurement, installation and service to the creative and production communities for screening, digital intermediate and other critical viewing rooms. We offer a wide range of technical, design and consulting services such as custom engineering, systems design, integration and installation, and digital technology, as well as software solutions for operations enhancement and theatre management. We also provide turnkey furniture, fixture and equipment services, or FF&E, to commercial cinema exhibitors for new construction and remodels, including design, consulting, installation and project management as well as procurement of seats, lighting, acoustical treatments, screens, projection and sound.
MiT’s products and services focus on the integration needs associated with high quality motion picture exhibition. We provide products for digital cinema, 3D, pre-show/alternative content and a variety of entertainment and educational applications. As a hybrid manufacturer and reseller, MiT offers turnkey custom solutions for a variety of applications. Our staff of mechanical and electrical engineers work closely with end users as well as OEM manufacturers, and can participate in every phase of the process from conceptual design and development to production. MiT personnel have designed, specified and installed thousands of commercial cinemas, post-production, screening and high-end residential rooms.
Competitive Strengths
We believe the following strengths allow us to compete effectively:
Consistent innovation and product expansion.   Over the past 15 years we have substantially expanded our suite of proprietary products while maintaining high quality, adding major service categories, and expanding our end-to-end solutions to include network monitoring and analytics. For example, we have internally developed a full line of cinema specific LED lighting and developed one of the first commercially available lines of products that can be used without a traditional projection booth. We also partnered with Samsung Electronics Co., Ltd (“Samsung”) and Harman International Industries (“Harman”) in the first LED Direct View DCI Compliant installation in the United States and have developed solutions to facilitate this new phase in movie presentation. In addition, in April 2019 we received an $800,000 purchase order to install the first commercial Direct View LED Screen in the United States in the Houston area, and completed the installation in June 2019. Our in house engineering team affords us the on-site presence we feel is necessary to allow us to regularly introduce new products and product features, positioning us to acquire new customers, increase sales to existing customers and improve the customer experience.

Experienced management and extensive relationship network.   Our management team, led by Chairman Phil Rafnson, President and Chief Executive Officer Glenn H. Sherman, PhD, Executive Vice President, Sales and Marketing Jose Delgado, and Executive Vice President, Operations, Bevan Wright, has over 100 combined years of industry experience. Our operations team has extensive relationships with major industry participants in each of the markets in which we currently operate. Their local presence and reputation in these markets have enabled them to cultivate key relationships with major participants in the cinema industry.
Quality customer base.   Our customer base includes many of the top national chains as well as many smaller chains in our industry. We are developing new products we believe will be appealing to these theater chains, such as our multi-language ADA product. We believe there exists a significant opportunity to drive sales to these enterprises, including expanding relationships with existing customers and attracting new customers. We do not have long-term contracts with our customers.
Design expertise and speed of execution.   We provide complete and comprehensive solutions to the needs of the rapidly evolving digital cinema industry We believe we have developed a reputation of being able to quickly execute, as well as able to design and integrate product and service offerings to help exhibitors execute their strategies quickly and effectively.
Growth Strategy
Key elements of our growth and product and service offering strategy are to:
Continue to offer synergistic products and services addressing identifiable market trends.   With advances in technology, we seek to offer more efficient and higher-end products and services into the market to cater to the various requirements of consumers. We believe technological advances drive consumer demand and higher average selling prices for these technologically superior product and service offerings. We seek to offer products and services with high growth potential while combining performance, reliability and functionality at competitive prices that address identifiable market trends and satisfy existing and emerging consumer demands and preferences.
Enhance profitability.   While we have continued to grow our revenue base, our goal is to take substantial steps to enhance profitability. We believe it will be necessary to (i) drive sales of current and continuously introduce new proprietary products and services, (iii) reduce selling, general and administrative expenses as a percentage of sales, and (iii) improve gross profit margin by shifting our product and service offering mix. While revenues from distribution of off the shelf products manufactured by others helped build our brand, we believe our future success depends on large part on our ability to substantially increase sales of our proprietary products and service offerings as a percentage of revenues.
Increase our customer base.   We have significantly expanded our direct sales force to focus on sales to major cinema customers and have aligned our sales team’s compensation structure to fit this objective. We intend to pursue a greater proportion of large scale, recurring business transactions and to more effectively drive business customer engagement throughout the life of the relationship.
Geographic expansion.   Although a majority of our focus has been on the United States and Mexico markets, we believe geographic expansion represents a significant growth opportunity. Our goal is to replicate our United States and Mexico success across other international markets. We have customers in over 12 countries and plan to build our sales teams in Europe and Asia to further address these large markets.
Strategic acquisitions.   We believe the digital cinema equipment and software markets are highly fragmented and that we can materially increase our revenues and scope by acquiring a number of specialized manufacturers, software developers and value added resellers that are focused on market segments synergistic with our existing product and service offerings.

The COVID-19 pandemic
In December 2019, COVID-19 was initially reported, and in March 2020, the World Health Organization characterized COVID-19 as a pandemic. COVID-19 has had a widespread and detrimental effect on the global economy as a result of the continued increase in the number of cases and affected countries and actions by public health and governmental authorities, businesses, other organizations and individuals to address the outbreak, including travel bans and restrictions, quarantines, shelter in place, stay at home or total lock-down orders and business limitations and shutdowns.
The repercussions of the COVID-19 global pandemic resulted in a significant impact to our customers, specifically those in the entertainment and cinema industries. Cinemas have been shuttered since March in an effort to stem the spread of COVID-19 and studios, for the most part, have rescheduled their film releases until they can reopen. Specifically, the pandemic has had a material adverse effect on our business. A significant number of our customers have temporarily ceased operations and others have cancelled or pushed back the delivery of pending product orders and/or delayed the start of scheduled theater refurbishing and construction projects. In addition, we have experienced increased challenges in or cost of acquiring new customers and increased risk in collectability of accounts receivable. As a result of the aforementioned factors, our financial and operating results for the year ended June 30, 2020 and the nine months ended March 31, 2021 have been and our projected financial and operating results for the balance of calendar 2021 are expected to be materially adversely affected.
The ultimate impact of the COVID-19 pandemic on our business and results of operations beyond the balance of calendar 2021 is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the COVID-19 pandemic and any additional preventative and protective actions that governments, or we or our customers, may direct, which may result in an extended period of continued business disruption and reduced operations. However, we expect that our results of operations, including revenues, in future periods will continue to be adversely impacted by the COVID-19 pandemic and its negative effects on global economic conditions, which include the possibility of a global recession.
Recently, several of the larger theater chains have announced plans to reopen and the had been some initial openings in several states with limited occupancy. The ability of these chains to reopen in whole or in part is predicate in large part on decisions by state and local officials to allow, limit or prohibit the reopening of establishments such as cinemas in response to regionally specific COVID outbreaks. It is reasonable to expect that any reopenings will continue to be done on a gradual basis with limited occupancy and specific procedures, products, and technologies required to be implemented to protect the safety and health of returning patrons and employees.
In response to uncertainties associated with the COVID-19 pandemic, we have taken, and are continuing to take, significant steps to preserve cash and remain in a strong competitive position when the current crisis subsides by eliminating non-essential costs, reducing employee hours and deferring all non-essential capital expenditures to minimum levels. Among other mitigating actions, we have implemented targeted furloughs, significantly reduced our service and distribution activities and temporarily reduced compensation of our executive officers and certain other employees. We have also implemented remote work policies for many employees, and the resources available to such employees may not enable them to maintain the same level of productivity and efficiency, and these and other employees may face additional demands on their time, such as increased responsibilities resulting from school closures or illness of family members. Our increased reliance on remote access to our information systems also increases our exposures to potential cybersecurity breaches. We cannot provide any assurance that these actions, or any other mitigating actions we may take, will help mitigate the impact of the COVID-19 pandemic on us.
We cannot provide any assurance that our assumptions used to estimate our liquidity requirements will remain accurate due to the unprecedented nature of the disruption to our operations and the unpredictability of the COVID-19 global pandemic. As a consequence, our estimates of the duration of the pandemic and the severity of the impact on our future earnings and cash flows could change and have a material impact on our results of operations and financial condition. Furthermore, we received a total of $1.4 million of financial support under the recently enacted COVID-19 relief legislation in the U.S.

However, the legislation and guidance from the authorities continues to evolve; as such, the amount and timing of additional support, if any, that we could receive is not determinable at this time, and there can be no guarantees that we will receive additional financial support through these programs. In the event of a sustained market deterioration, and continued declines in revenues, we may need additional liquidity, which would require us to evaluate available alternatives and take appropriate actions. We cannot provide any assurance that we will be able to obtain additional sources of financing or liquidity on acceptable terms, or at all.
Caddy Acquisition
On September 18, 2018, we signed a Term Sheet to acquire the assets of Caddy Products, Inc. (“Caddy”) for approximately $2.0 million. Caddy designs, causes to be manufactured and distributes patented cup holders, trays, advertising displays and theater step and aisle lighting. Caddy products are utilized in over 270,000 facilities throughout more than 91 countries worldwide. Its markets include the cinema, sports stadiums, grocery, performing arts, worship and retail industries. On October 3, 2018, we signed a Management Services Agreement in which we manage Caddy until we complete the financing required to finalize the purchase of the Caddy assets, or June 30, 2019, whichever comes first. Subsequently, Caddy agreed to self-finance and extend the Management Services Agreement until closing. At that time, an Asset Purchase Agreement was executed, the terms of which made the purchase effective January 1, 2019. Of the purchase price of approximately $2.0 million, approximately $400,000 was due by October 24, 2019. All amounts due to Caddy by the Company further to the acquisition of Caddy are secured by all assets of Caddy and are personally guaranteed by Phil Rafnson, our Chairman of the Board. The acquisition closed in July 2019. In October 2019, the Company executed a loan agreement with an unaffiliated lender to provide a $1.0 million asset-based bridge loan to be used for working capital purposes. Approximately $400,000 of the net proceeds of the loan were used to pay the approximately $400,000 loan amount due to Caddy on October 24, 2019. The Company intends to use a portion of the net proceeds of the offering to repay the approximately $575,000 balance amount due to the unaffiliated lender; no portion of the net proceeds of this offering will be used to repay any other portion of Caddy’s self-financed loan.
In June, we announced a new product line through Caddy with numerous new products to help movie theaters reopen, to protect customers and employees in the age of COVID-19.
The new MiT/Caddy product line includes the following:
Countertop Safety Shields. Separates employees from patrons at popcorn counters, etc.
Mobile Floor Shields. Provides flexibility in free-standing locations.
Hanging Safety Shields. For locations where Countertop Shields not appropriate
Hand Wipe Dispenser Stand. Dispenses wipes for patrons’ use
Hand Sanitizer Dispenser Counter Stand. For existing counters and tables
Hand Sanitizer Dispenser Floor Stand. Ideal for high traffic locations
Social Distancing Management. Floor decals, signage
Temperature Screening. Multiple solutions for either/both employees and patrons
Seat Isolators. Straps and covers for separating active and passive seats in the theater
Facemasks - 3 types: KN95 Facemask - Ergonomic Design, Maximum Protection(Non-Medical); 3-Ply Earloop High Quality Bacterial Filtering (Non-Medical) Facemask; 3-Ply Disposable Earloop Facemask (Non-Medical)

Corporate Information
Moving iMage Technologies, LLC, organized under the laws of Delaware, commenced operations in September 2003. Our corporate office is located at 17760 Newhope Street, Fountain Valley, CA 92708. Our telephone number is (714) 751-7998. Our website address is www.movingimagetech.com. We do not incorporate information on or accessible through our website into this Prospectus, and you should not consider any information on, or that can be accessed through our website as a part of this Prospectus and the inclusion of our website address in this Prospectus is an inactive textual reference only.
“Moving iMage Technologies,” our logo, and our other registered or common law trademarks, service marks, or trade names appearing in this Prospectus are the property of Moving iMage Technologies, LLC. Other trademarks and trade names referred to in this Prospectus are the property of their respective owners.
The controlling members of Moving iMage Technologies, LLC formed Acquisition Co.in June 2020 which changed its name to Moving iMage Technologies, Inc. in September 2020. The sole business purpose for the formation of Acquisition Co. and the exchange of membership interests of Moving iMage Technologies, LLC for shares of the common stock of Acquisition Co. is for the members of the LLC to become stockholders in Acquisition Co., for Moving iMage Technologies, LLC to become a wholly-owned subsidiary of Acquisition Co. and for Acquisition Co. to be able to sell its shares to the public in its initial public offering. In the absence of the initial public offering, the Conversion would not occur and Moving iMage Technologies, LLC would remain a Delaware limited liability company. The Conversion is significant due to the fact that in the absence of the Conversion, the LLC could not sell membership interests to public stockholders and thus could not effect this initial public offering. There are no material effects to our current or future stockholders as a result of the Conversion. The following chart provides a summary of the structure of the Company and its subsidiaries before and after the Conversion:

*
MiT Acquisition Co., LLC dba Caddy Products

Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. These reduced reporting requirements include:
•
an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

•
an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•
reduced disclosure about our executive compensation arrangements;

•
an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or golden parachute arrangements; and

•
extended transition periods for complying with new or revised accounting standards.

We may take advantage of these provisions until we are no longer an emerging growth company. We would cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenues; (ii) the date we qualify as a large accelerated filer, with at least $700 million of equity securities held by non-affiliates; (iii) the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of this offering. We may choose to take advantage of some but not all of these reduced reporting burdens. We have taken advantage of certain reduced reporting burdens in this Prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.
The JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

The Offering
Common Stock offered by the Company
3,500,000 shares
Common Stock outstanding after this offering
9,166,667 shares(1)
Over-allotment option
The underwriters have an option for a period of 45 days to purchase up to 525,000 additional shares of our Common Stock to cover over-allotments, if any.
Unless otherwise indicated, the information presented in this Prospectus assumes that the underwriters’ over-allotment option will not be exercised.
Use of proceeds
We currently intend to use the net proceeds from this offering to fund the expansion of our sales and marketing activities, with the balance added to working capital which may include the funding of strategic acquisitions. We have not yet identified any acquisition candidates.
Dividend policy
We do not anticipate paying any cash dividends on our common stock at any time in the foreseeable future.
Listing and trading symbol
We have applied to list our Common Stock on the NYSE under the symbol “MITQ”.
Risk factors
You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this Prospectus before deciding to invest in our Common Stock.

(1)
Excludes shares underlying (i) a warrant issued to Boustead Securities, LLC to purchase up to 50,000 shares of Common Stock at a per share exercise price of $1.875 and (ii) a warrant issued to an unaffiliated lender to acquire $300,000 of shares of Common Stock at a per share exercise price equal to the initial public offering price; 100,000 shares underlying said warrant at the assumed initial public offering price of $3.00 per share.

Selected Risks Associated with Our Business
Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:
•
General political, social and economic conditions can adversely affect our business.

•
Interruptions of, or higher prices of, products from our suppliers may affect our results of operations and financial performance.

•
Our business may be adversely affected if we are unable to timely introduce new products and services or enhance existing products and services.

•
Our operating results could be materially harmed if we are unable to accurately forecast consumer demand for our products and services and adequately manage our inventory.

•
Our sales and contract fulfillment cycles can be long, unpredictable and vary seasonally, which can cause significant variation in the number and size of transactions that close in a particular quarter.

•
We are substantially dependent upon significant customers who could cease purchasing our products and services at any time.

•
Our business and financial results may be harmed if events occur that damage our brand.

•
We may not convert all of our backlog into revenue and cash flows.

•
We operate in a highly competitive market.

•
We have limited human resources and we may be unable to manage our growth with our limited resources effectively.

•
We depend on our founders, senior professionals and other key personnel.

Summary Financial Data
The summary financial data set forth below is for Moving iMage Technologies, LLC. As a result of the Reorganization Transaction, Moving iMage Technologies, LLC will be the predecessor of the issuer, Moving iMage Technologies, Inc., for financial reporting purposes. The following summary financial data for Moving iMage Technologies, LLC should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this Prospectus. The statements of operations data for the years ended June 30, 2019 and 2020 have been derived from our audited financial statements included elsewhere in this Prospectus. We have derived the statements of operations data for the nine months ended March 31, 2021 and 2020 and the balance sheet data as of March 31, 2021 from the unaudited financial statements of Moving iMage Technologies, LLC appearing elsewhere in this Prospectus. Our historical results are not necessarily indicative of the results that should be expected in any future periods and our results for any interim period are not necessarily indicative of results that should be expected for any full year.
	Nine Months Ended March 31, 2021	Nine Months Ended March 31, 2020	Year Ended June 30,
			2019	2020
			(in thousands, except share and per share data)
Statement of Operations Data:
Net sales	$5,076	$15,521	$20,812	$16,367
Cost of sales	3,786	11,498	15,575	12,033
Gross profit	1,290	4,023	5,237	4,334
Expenses:
Research and development	103	205	318	240
Selling, general and administrative	2,140	4,021	4,958	4,714
Other expense (income), net	194	183	(4)	263
Total expenses	2,437	4,409	5,272	5,217
Net loss	$(1,147)	$(386)	$(35)	$(883)
Pro Forma C Corporation Information (Unaudited)

Historical net loss before income taxes	$(1,147)	$(386)	$(35)	$(883)
Pro forma benefit from income taxes	(321)	(108)	(10)	(247)
Pro forma net loss	$(826)	$(278)	$(25)	$(636)
Pro forma net loss per common share basic(1)(2)	$(.15)	$(.05)	$(.01)	$(.11)
Pro forma shares outstanding basic(2)	5,666,667	5,666,667	5,666,667	5,666,667
Pro forma net loss per common share diluted(1)(2)	$(.15)	$(.05)	$(.01)	$(.11)
Pro forma shares outstanding diluted(2)	5,666,667	5,666,667	5,666,667	5,666,667

	As of March 31, 2021
	Actual	As Adjusted(1)(3)
	(in thousands)
Balance Sheet Data:
Cash	$1,097	$9,879
Working capital (working capital deficit)	(885)	7,897
Total assets	5,795	13,808
Total members’ (deficit)/stockholders’ equity	(2,116)	7,231

(1)
Gives effect to the Conversion to be effected immediately prior to the effective date of this offering.

(2)
The basic shares outstanding on a pro forma basis were calculated based on the conversion ratio established in the Exchange Agreement and gives effect to the sale of 666,667 shares of common stock in July 2020, 591,667 shares sold for cash at $1.50 per share and 75,000 shares exchanged for 15,000 restricted shares of an unaffiliated OTC traded company valued at an aggregate of $112,500 (the “Private Placement”). See Note 11 of Notes to Financial Statements of Moving iMage Technologies, LLC.

(3)
As adjusted amounts reflect the sale of 3,500,000 shares of our Common Stock in this offering at the assumed initial public offering price of $3.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering circular of $3.00 per share would increase (decrease) the pro forma as adjusted amount of each of cash, working capital, total assets and total stockholders’ equity by approximately $3.1 million, assuming that the number of shares offered by us, as set forth on the cover of this Prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $2.7 million, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS
Investing in our Common Stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this Prospectus, before purchasing shares of our Common Stock. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us might also impair our operations and performance. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our Common Stock, if a trading market develops, could decline and investors in our Common Stock could lose all or part of their investment.
Risks Related to Our Business
The COVID-19 pandemic and ensuing governmental responses have negatively impacted, and could further materially adversely affect, our business, financial condition, results of operations and cash flows.
In December 2019, COVID-19 was initially reported, and in March 2020, the World Health Organization characterized COVID-19 as a pandemic. COVID-19 has had a widespread and detrimental effect on the global economy as a result of the continued increase in the number of cases and affected countries and actions by public health and governmental authorities, businesses, other organizations and individuals to address the outbreak, including travel bans and restrictions, quarantines, shelter in place, stay at home or total lock-down orders and business limitations and shutdowns.
The repercussions of the COVID-19 global pandemic resulted in a significant impact to our customers, specifically those in the entertainment and cinema industries. Cinemas have been shuttered since March in an effort to stem the spread of COVID-19 and studios, for the most part, have rescheduled their film releases until they can reopen. Specifically, the pandemic has had a material adverse effect on our business. A significant number of our customers have temporarily ceased operations and others have cancelled or pushed back the delivery of pending product orders and/or delayed the start of scheduled theater refurbishing and construction projects. In addition, we have experienced increased challenges in or cost of acquiring new customers and increased risk in collectability of accounts receivable. As a result of the aforementioned factors, our financial and operating results for the year ended June 30, 2020 and the nine months ended March 31, 2021 have been and our projected financial and operating results for the balance of 2021 are expected to be materially adversely affected.
The ultimate impact of the COVID-19 pandemic on our business and results of operations beyond the balance of 2021 is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the COVID-19 pandemic and any additional preventative and protective actions that governments, or we or our customers, may direct, which may result in an extended period of continued business disruption and reduced operations. However, we expect that our results of operations, including revenues, in future periods will continue to be adversely impacted by the COVID-19 pandemic and its negative effects on global economic conditions, which include the possibility of a global recession.
Recently, several of the larger theater chains have announced plans to reopen and the have been some limited openings in several states with limited occupancy. The ability of these chains to reopen in whole or in part is predicate in large part on decisions by state and local officials to allow, limit or prohibit the reopening of establishments such as cinemas in response to regionally specific COVID outbreaks. It is reasonable to expect that such reopenings will continue be done on a gradual basis with limited occupancy and specific procedures, products, and technologies required to be implemented to protect the safety and health of returning patrons and employees.
In response to uncertainties associated with the COVID-19 pandemic, we have taken, and are continuing to take, significant steps to preserve cash and remain in a strong competitive position when the current crisis subsides by eliminating non-essential costs, reducing employee hours and deferring all non-essential capital expenditures to minimum levels. Among other mitigating actions, we have implemented targeted furloughs, significantly reduced our service and distribution activities and temporarily reduced compensation of our executive officers and certain other employees. We have also implemented remote work policies for many employees, and the resources available to such employees may not enable them to maintain the same level of productivity and efficiency, and these and other employees may face additional demands on their time, such as increased responsibilities resulting from school closures or illness of family members. Our increased reliance on remote access to our information systems also increases our exposures to potential cybersecurity breaches. We cannot provide any assurance that these actions, or any other mitigating actions we may take, will help mitigate the impact of the COVID-19 pandemic on us.
We cannot provide any assurance that our assumptions used to estimate our liquidity requirements will remain accurate due to the unprecedented nature of the disruption to our operations and the unpredictability of the COVID-19 global pandemic. As a consequence, our estimates of the duration of the pandemic and the severity of the impact on our future earnings and cash flows could change and have a material impact on our results of operations and financial condition. Furthermore, we received $704,000 of financial support under the newly enacted COVID-19 relief legislation in the U.S. However, the legislation and guidance from the authorities continues to evolve; as such, the amount and timing of additional support, if any, that we could receive is not determinable at this time, and there can be no guarantees that we will receive additional financial support through these programs. In the event of a sustained market deterioration, and continued declines in revenues, we may need additional liquidity, which would require us to evaluate available alternatives and take appropriate actions. We cannot provide any assurance that we will be able to obtain additional sources of financing or liquidity on acceptable terms, or at all.
General political, social and economic conditions can adversely affect our business.
Demand for our products and services depends to a significant degree on spending in our markets. Commercial movie exhibitors generate revenues from consumer attendance at their theatres, which depends on the willingness of consumers to visit movie theaters and spend discretionary income at movie theatres. In the event of declining box-office and concession revenues, whether as a result of an economic downturn or political or other economic event, commercial exhibitors may be less willing to invest capital in building or refurbishing theaters. Worsening economic and market conditions, downside shocks, or a return to recessionary economic conditions could serve to reduce demand for our products and services and adversely affect our operating results. These economic conditions may also impact the financial condition of one or more of our key suppliers, which could affect our ability to secure product to meet our customers’ demand. In addition, a downturn in the cinema market could impact the valuation and collectability of certain receivables held by us. We could also be adversely affected by such factors as changes in foreign currency rates and weak economic and political conditions in each of the countries in which we sell our products.
Interruptions of, or higher prices of, products and services from our suppliers may affect our results of operations and financial performance.
A significant portion of our revenue is generated from the distribution to the theater exhibition industry of digital cinema equipment and services manufactured or developed by third party OEMs or software developers. These OEMs include companies such as NEC, Barco, JBL, Dolby and Samsung. If we fail to maintain satisfactory relationships with these entities, or if these entities experience significant financial difficulties, we could experience difficulty in obtaining needed goods and services which would have an adverse effect on our business. Even if we are able to secure alternative arrangements with OEMS or software developers of similar products, products or software services sourced from alternative sources may not be as functional or desirable to potential customers which could cause such customers to meet their digital cinema needs elsewhere.
With respect to those other products and components which we offer but do not manufacture in-house, the loss of, or substantial decrease in the availability of, products from our suppliers, or the loss of our key supplier agreements, could adversely impact our financial condition, operating results and cash flows. In addition, supply interruptions have in the past arisen and could arise in the future from effects of the COVID-19 pandemic, shortages of raw materials, labor disputes or weather conditions affecting products or shipments, transportation disruptions, adjustments to our inventory levels or other factors within and beyond our control.

Short- and long-term disruptions in our supply chain would result in a need to maintain higher inventory levels as we replace similar product, a higher cost of product and ultimately a decrease in our net sales and profitability. A disruption in the timely availability of our products by our key suppliers would result in a decrease in our revenues and profitability. Although in many instances we have agreements with our suppliers, these agreements are generally terminable by either party on limited notice. Failure by our suppliers to continue to supply us with products on commercially reasonable terms, or at all, would put pressure on our operating margins and have a material adverse effect on our financial condition, operating results and cash flows. Short-term changes in the cost of these materials, some of which are subject to significant fluctuations, are sometimes, but not always passed on to our customers. Our inability to pass on material price increases to our customers could adversely impact our financial condition, operating results and cash flows.
If we are unable to timely introduce new products and services or enhance existing products and services, our business may be adversely affected.
New technological innovations continue to impact our industry. Our success depends in part on our ability to anticipate and satisfy consumer preferences in a timely manner. As we operate in a dynamic environment characterized by rapidly changing technologies and industry and legal standards, our products and services are subject to changing consumer preferences that cannot be predicted with certainty. We must continually introduce new products and services, identify future products and product lines that complement existing products and product lines and that respond to our customers’ needs and improve and enhance our existing products and services to maintain or increase our sales. We may not be able to compete effectively unless our product selection keeps up with trends in the markets in which we compete or trends in new products. In addition, our ability to integrate new products and product lines into our distribution network could impact our ability to compete. The success of new or enhanced products and services may depend on a number of factors including, anticipating and effectively addressing consumer preferences and demand, the success of our sales and marketing efforts, timely and successful research and development, effective forecasting and management of product demand, purchase commitments, and inventory levels, effective management of manufacturing and supply costs, and the quality of or defects in our products. Problems in the design or quality of our products or services may also have an adverse effect on our brand, business, financial condition, and operating results. It is also possible that competitors could introduce new products and services that negatively impact consumer preference for our products and services, which could result in decreased sales and a loss in market share. Accordingly, if we are unable to respond to the technological preferences of our customers, or if we fail to anticipate and satisfy consumer preferences in a timely manner, our business may be adversely affected.
We depend in part on distributors, dealers and resellers to sell and market our products and services, and our failure to maintain and further develop our sales channels could harm our business.
In addition to our in-house sales force, we sell our products and services through distributors, dealers and resellers. As we do not have long-term contracts with most of them, these agreements may be cancelled at any time. Any changes to our current mix of distributors could adversely affect our gross margin and could negatively affect both our brand image and our reputation. If our distributors, dealers and resellers are not successful in selling our products, our revenue would decrease. Specifically, the shutdowns of local and state economies as a result of the COVID-19 pandemic has and may continue in the future to adversely affected the operations of our dealers and resellers. In addition, our success in expanding and entering into new markets internationally will depend on our ability to establish relationships with new distributors. If we do not maintain our relationship with existing distributors or develop relationships with new distributors, dealers and reseller our ability to grow our business and sell our products and services could be adversely affected and our business may be harmed.
Our operating results could be materially harmed if we are unable to accurately forecast consumer demand for our products and services and adequately manage our inventory.
To ensure adequate inventory supply, we must forecast inventory needs and expenses and place orders sufficiently in advance with our suppliers and contract manufacturers based on our estimates of future demand for particular products. Our ability to accurately forecast demand for our products and services could be affected by many factors, including an increase or decrease in customer demand for our products and services or for products and services of our competitors, product and service introductions by competitors, unanticipated changes in general market conditions, effects of the COVID-19 pandemic and the weakening of economic conditions or consumer confidence in future economic conditions. If we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of products available for sale. Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would cause our gross margin to suffer and could impair the strength of our brand. Conversely, if we underestimate customer demand for our products and services, our suppliers may not be able to deliver products to meet our requirements, and this could result in damage to our brand and customer relationships and adversely affect our revenue and operating results.
Our operating margins may decline as a result of increasing product costs.
Our business is subject to significant pressure on pricing and costs caused by many factors, including intense competition, the cost of components used in our products, labor costs, constrained sourcing capacity, inflationary pressure, pressure from customers to reduce the prices we charge for our products and services, and changes in consumer demand. Costs for the raw materials used in the manufacture of our products are affected by, among other things, energy prices, consumer demand, fluctuations in commodity prices and currency, and other factors that are generally unpredictable and beyond our control. Increases in the cost of raw materials used to manufacture our products or in the cost of labor and other costs of doing business in the United States and internationally could have an adverse effect on, among other things, the cost of our products, gross margins, operating results, financial condition, and cash flows.
Our sales and contract fulfillment cycles can be long, unpredictable and vary seasonally, which can cause significant variation in revenues and profitability in a particular quarter.
The timing of our sales and related customer contract fulfillment is difficult to predict. Many of our customers are large enterprises, whose purchasing decisions, budget cycles and constraints and evaluation processes are unpredictable and out of our control. Further, the timing of our sales is difficult to predict. The length of our sales cycle, from initial evaluation to payment for our products and services, can range from several months to well over a year and can vary substantially from customer to customer. Our sales efforts involve significant investment in resources in field sales, marketing and educating our customers about the use, technical capabilities and benefits of our products and services. Customers often undertake a prolonged evaluation process. As a result, it is difficult to predict exactly when, or even if, we will make a sale to a potential customer or if we can increase sales to our existing customers. Large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. In addition, the fulfillment of our customer contracts is partially dependent on other factors related to our customers’ businesses that are not in our control. as with the sales cycle, this can also cause revenues and earnings to fluctuate from quarter to quarter. Specifically, a significant number of our customers have cancelled or pushed back the delivery of pending product orders and/or delayed the start of scheduled theater refurbishing and construction projects. If our sales and/or contract fulfillment cycles lengthen or our substantial upfront investments do not result in sufficient revenue to justify our investments, our operating results could be adversely affected.
We have experienced seasonal and end-of-quarter concentration of our transactions and variations in the number and size of transactions that close in a particular quarter, which impacts our ability to grow revenue over the long term and plan and manage cash flows and other aspects of our business and cost structure. In addition, our operating results can vary from quarter to quarter as a result of seasonality in consumer spending and payment patterns. A large part of our business is concerned with new theatre builds, which often see substantial delays due to weather, but also financing timing, permits and governmental delays, and other unpredictable problems often associated with large real estate projects. Specifically, as a result of the effects of the COVID-19 pandemic, a significant number of our customers have cancelled and/or delayed the start of scheduled theater refurbishing and construction projects. Also, our revenue growth generally is higher during the first and fourth quarters of the fiscal year as the weather improves, the digital cinema market becomes more active and consumers begin new theater builds or remodels projects. During these periods, we tend to experience increased transaction volume. Conversely, our revenue growth generally slows during the second quarter of the fiscal year, as spending on new theater construction and theater improvement projects tends to slow leading up to the holiday season and through the winter months. As a result, growth in transaction volume also tends to slow during these periods. We expect this seasonality to continue for the foreseeable future, which may cause fluctuations in our operating results and financial metrics. However, our seasonality trends may vary in the future as we introduce products to new industry verticals and we become less concentrated in the new theater construction and improvement sector. If expectations for our business turn out to be inaccurate, our revenue growth may be adversely affected over time and we may not be able to adjust our cost structure on a timely basis and our cash flows may suffer.
We are substantially dependent upon significant customers who could cease purchasing our products and services at any time.
Our top 10 customers accounted for approximately 65%, 47% and 47% of net revenues for the nine months ended March 31, 2021 and the years ended June 30, 2020 and 2019, respectively. Trade accounts receivable from these customers represented approximately 36%, 39% and 43% of net receivables at March 31, 2021 and June 30, 2020 and 2019, respectively. Most arrangements with these customers are made by purchase order and are terminable at will by either party. Specifically, as a result of the effects of the COVID-19 pandemic, a significant number of our customers have temporarily ceased operations and others have cancelled or pushed back the delivery of pending product orders and/or delayed the start of scheduled theater refurbishing and construction projects. In addition, we have experienced increased challenges in or cost of acquiring new customers. As a result of the aforementioned factors, our financial and operating results for the year ended June 30, 2020 and the nine months ended March 31, 2021 and our projected financial and operating results for the balance of calendar 2021 are expected to be materially adversely affected. A continued significant decrease or interruption in business from our significant customers would continue to have a material adverse effect on our business, financial condition and results of operations.
Our success depends on our ability to maintain our brand. If events occur that damage our brand, our business and financial results may be harmed.
Our business, results of operations and prospects depend, in part, on our ability to maintain the value of our brand and reputation for providing high quality products and services. Maintaining, promoting, and positioning our brand depends largely on the success of our marketing efforts and our ability to provide consistent, high quality products and services. Our brand could be harmed if we fail to achieve these objectives or if our public image or brand were to be tarnished by negative publicity. We also believe that our reputation and brand may be harmed if we fail to maintain a consistently high level of customer service. If we fail to successfully maintain, promote, and position our brand and protect our reputation or if we incur significant expenses in this effort, our business, financial condition and operating results may be adversely affected.
Any failure to offer high-quality customer support may harm our relationships with our customers and our results of operations.
Our customers depend on our customer support teams to resolve technical and operational issues if and when they arise. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for customer support. Customer demand for support may also increase as we expand the features available in our products. Increased customer demand for customer support, without corresponding revenue, could increase costs and harm our results of operations. In addition, as we continue to expand our business customer base, we need to be able to provide efficient and effective customer support that meets our business customers’ needs and expectations globally at scale. The number of our business customers has grown significantly, which puts additional pressure on our support organization. If we are unable to provide efficient and effective customer support, our ability to grow our operations may be harmed and we may need to hire additional support personnel, which could harm our margins and results of operations. Our sales are highly dependent on our business reputation and on positive recommendations from our existing customers. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality customer support, could harm our reputation, our ability to sell our products and services to existing and prospective customers, our business, results of operations, and financial condition.
The nature of our business exposes us to product liability claims as well as other legal proceedings.
We rely in part on manufacturers and other suppliers to provide us with many of the products we sell and distribute. As we do not have direct control over the quality of the products manufactured or supplied by such third-party suppliers, we are exposed to risks relating to the quality of the products we distribute and install. It is possible that inventory from a manufacturer or supplier could be sold to our customers and later be alleged to have quality problems or to have caused personal injury, subjecting us to potential claims from customers or third parties. We have been subject to such claims in the past, which have been resolved without material financial impact. From time to time, we are involved in product liability claims relating to the products we distribute and manufacture and relating to products we have installed. In certain situations, we have undertaken to voluntarily remediate any defects, which can be a costly measure.
While we currently maintain insurance coverage to address a portion of these types of liabilities, we cannot make assurances that we will be able to obtain such insurance on acceptable terms in the future, if at all, or that any such insurance will provide adequate coverage against potential claims. Further, while we seek indemnification against potential liability for product liability claims from relevant parties, including but not limited to manufacturers and suppliers, we cannot guarantee that we will be able to recover under such indemnification agreements. Moreover, if we increase the number of private label products we distribute, our exposure to potential liability for products liability claims may increase. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for significant time periods, regardless of the ultimate outcome. An unsuccessful product liability defense could be highly costly and accordingly result in a decline in profitability. Finally, even if we are successful in defending any claim relating to the products we distribute, claims of this nature could negatively impact customer confidence in our products and our company.
We may not convert all of our backlog into revenue and cash flows.
At March 31, 2021, our sales backlog was approximately $9.266 million, which represented orders to be shipped substantially in the next six months. We list signed contracts for theatre construction or refurbishing for which revenue has not been recognized as sales backlog prior to the time of revenue recognition. The total value of the sales backlog represents all signed agreements that are expected to be recognized as revenue in the future and includes initial fees along with the present value of fixed minimum ongoing fees due over the term, but excludes contingent fees in excess of fixed minimum ongoing fees that might be received in the future and maintenance and extended warranty fees. Notwithstanding the legal obligation to do so, not all of our customers with which we have signed contracts may complete theatrical construction or refurbishing systems that are included in our backlog. This could adversely affect our future revenues and cash flows. In addition, customers with obligations in backlog sometimes request that we agree to modify or reduce such obligations, which we have agreed to in the past under certain circumstances. Customer requested delays in the construction or refurbishing of theatres in backlog remain a recurring and unpredictable part of our business. Specifically, as a result of the effects of the COVID-19 pandemic, a significant number of our customers have temporarily ceased operations and others have cancelled or pushed back the delivery of pending product orders and/or delayed the start of scheduled theater refurbishing and construction projects.
We operate in a highly competitive market. If we do not compete effectively, our prospects, operating results, and financial condition could be adversely affected.
The markets for our products and services are highly competitive, with companies offering a variety of competitive products and services. In addition, we face competition for consumer attention from other forms of entertainment that may be more attractive to consumers than those utilizing our technologies. We expect competition in our markets to intensify in the future as new and existing competitors introduce new or enhanced products and services that are potentially more competitive than our products and services. We believe many of our competitors and potential competitors have significant competitive advantages, including longer operating histories, ability to leverage their sales efforts and marketing expenditures across a broader portfolio of products and services, larger and broader customer bases, more established relationships with a larger number of suppliers, contract manufacturers, and channel partners, greater brand recognition, and greater financial, research and development, marketing, distribution, and other resources than we do. Our competitors and potential competitors may also be able to develop products or services that are equal or superior to ours, achieve greater market acceptance of their products and services, and increase sales by utilizing different distribution channels than we do. Some of our competitors may aggressively discount their products and services in order to gain market share, which could result in pricing pressures, reduced profit margins, lost market share, or a failure to grow market share for us. If we are not able to compete effectively against our current or potential competitors, our prospects, operating results, and financial condition could be adversely affected.
We are subject to competitive pricing pressure from our customers.
Certain of our largest customers historically have exerted significant pressure on their outside suppliers to keep prices low because of their market share and their ability to leverage such market share in the highly fragmented digital cinema products and services industry. The economic downturn resulted in increased pricing pressures from our customers. If we are unable to generate sufficient cost savings to offset any price reductions, our financial condition, operating results and cash flows may be adversely affected.
Our international operations subject us to risks, which could adversely affect our operating results.
Our international operations are exposed to the following risks, several of which are out of our control:
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political and economic instability, the effects of the COVID-19 pandemic, international terrorism and anti-American sentiment, particularly in emerging markets;

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preference for locally-branded products, and laws and business practices favoring local competition;

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unusual or burdensome foreign laws or regulations, and unexpected changes to those laws or regulations;

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import and export license requirements, tariffs, taxes and other barriers;

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costs of customizing products for foreign countries;

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increased difficulty in managing inventory;

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less effective protection of intellectual property; and

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difficulties and costs of staffing and managing foreign operations.

Any or all of these factors could adversely affect our ability to execute any geographic expansion strategies or have a material adverse effect on our business and results of operations.
We are undertaking and may enter into new lines of business and these new business initiatives may not be successful.
We have recently undertaken some new lines of business and intend to continue to opportunistically pursue new lines in the future. For example, Caddy’s product line consists of products we had not previously offered to our customer base. These initiatives represent new areas of growth for us and could include the offering of new products and services that may not be accepted by the market. If any new business which we acquire, invest in or attempt to develop does not progress as planned, we may be adversely affected by investment expenses that have not led to the anticipated results, by the distraction of management from our core business or by damage to our brand or reputation.
In addition, these initiatives may involve the formation of joint ventures and business alliances. While we would intend to seek to employ the optimal structure for each such business alliance, the alliance may require a high level of cooperation with and reliance on our partners and there is a possibility that we may have disagreements with its relevant partner with respect to financing, technological management, product development, management strategies or otherwise. Any such disagreement may cause the joint venture or business alliance to be terminated.

We may need to raise additional capital required to grow our business, and we may not be able to raise capital on terms acceptable to us or at all.
Growing and operating our business will require significant cash outlays and capital expenditures and commitments. We have utilized cash on hand and cash generated from operations as sources of liquidity. If cash on hand and cash generated from operations are not sufficient to meet our cash requirements, we will need to seek additional capital, potentially through equity or debt financing, to fund our growth. Our ability to access the credit and capital markets in the future as a source of liquidity, and the borrowing costs associated with such financing, are dependent upon market conditions. We cannot provide any assurance that our assumptions used to estimate our liquidity requirements will remain accurate due to the unprecedented nature of the disruption to our operations and the unpredictability of the COVID-19 global pandemic. In the event of a sustained market deterioration, and continued declines in revenues, we may need additional liquidity, which would require us to evaluate available alternatives and take appropriate actions. We cannot provide any assurance that we will be able to obtain additional sources of financing or liquidity on acceptable terms, or at all.
In addition, we have agreed for a period of 365 days after the date of the underwriting agreement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of Common Stock or any securities convertible into or exchangeable for our Common Stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the representative. The existence of this provision may delay or prevent us from raising additional capital for the 365-day period following this offering.
In addition, any equity securities we issue, including any preferred stock, may be on terms that are dilutive or potentially dilutive to our stockholders, and the prices at which new investors would be willing to purchase our securities may be lower than the offering price per share of our Common Stock. The holders of any equity securities we issue, including any preferred stock, may also have rights, preferences or privileges which are senior to those of existing holders of Common Stock. If new sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans based on available funding, if any, which would harm our ability to grow our business.
Our issuance of additional capital stock in connection with financings, acquisitions, investments, our equity incentive plans, or otherwise will dilute all other stockholders.
We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to employees, directors, and consultants under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies, and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.
We may make acquisitions that are dilutive to existing stockholders. In addition, our limited experience in acquiring other businesses, product lines and technologies may make it difficult for us to overcome problems encountered in connection with any acquisitions we may undertake.
We intend to evaluate and explore strategic opportunities as they arise, including business combinations, strategic partnerships, and the purchase, licensing or sale of assets. In connection with any such future transaction, we could issue dilutive equity securities, incur substantial debt, reduce our cash reserves or assume contingent liabilities.
Our experience in acquiring other businesses, product lines and technologies is limited. Our inability to overcome problems encountered in connection with any acquisitions could divert the attention of management, utilize scarce corporate resources and otherwise harm our business. Any potential future acquisitions also involve numerous risks, including:
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problems assimilating the purchased operations, technologies or products;

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costs associated with the acquisition;

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adverse effects on existing business relationships with suppliers and customers;

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risks associated with entering markets in which we have no or limited prior experience;

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potential loss of key employees of purchased organizations; and

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potential litigation arising from the acquired company’s operations before the acquisition.

Furthermore, acquisitions may require material charges and could result in adverse tax consequences, substantial depreciation, deferred compensation charges, in-process research and development charges, the amortization of amounts related to deferred compensation and identifiable purchased intangible assets or impairment of goodwill, any of which could negatively affect our results of operations.
We have limited human resources; we need to attract and retain highly skilled personnel; and we may be unable to manage our growth with our limited resources effectively.
The expansion of our business has placed a significant strain on our limited managerial, operational, and financial resources. We have been and will continue to be required to expand our operational and financial systems significantly and to expand, train and manage our work force in order to manage the expansion of our operations. Our future success will depend in large part on our ability to attract, train, and retain additional highly skilled executive level management with experience in the digital cinema industry. Competition is intense for these types of personnel from more established organizations, many of which have significantly larger operations and greater financial, marketing, human, and other resources than we have. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms or at all. To date we have had to limit the engagement of critical management and other key personnel due in part to limited financial resources. If we are not successful in attracting and retaining these personnel, our business, prospects, financial condition and operating results would be materially adversely affected. Further, our ability to manage our growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, to install new management information and control systems and to train, motivate and manage employees. If we are unable to manage growth effectively and new employees are unable to achieve adequate performance levels, our business, prospects, financial condition and operating results will be materially adversely affected.
We depend on our founders, senior professionals and other key personnel, and our ability to retain them and attract additional qualified personnel is critical to our success and our growth prospects.
We depend on the diligence, skill, judgment, business contacts and personal reputations of our founders, executive officers and other key personnel. In addition, certain of our officers have built highly regarded reputations in the digital cinema industry, and they aid in attracting and identifying opportunities and negotiating for us with large and institutional clients. As we continue to grow, our success will largely depend on our ability to attract and retain qualified personnel in all areas of business. We may be unable to continue to hire and retain a sufficient number of qualified personnel to support or keep pace with our planned growth.
If we are unable to maintain and protect our intellectual property, or if third parties assert that we infringe their intellectual property rights, our business could suffer.
Our business depends, in part, on our ability to identify and protect proprietary information and other intellectual property such as our, client lists and information and business methods. We rely on a combination of trade secrets, confidentiality policies, non-disclosure and other contractual arrangements and copyright and trademark laws to protect our intellectual property rights. However, we may not adequately protect these rights, and their disclosure to, or use by, third parties may harm our competitive position. Our inability to detect unauthorized use of, or to take appropriate or timely steps to enforce, our intellectual property rights may harm our business.
Also, third parties may claim that our business operations infringe on their intellectual property rights. These claims may harm our reputation, cost us money to defend, distract the attention of our management and prevent us from offering some services.

Confidential intellectual property is increasingly stored or carried on mobile devices, such as laptop computers, which increases the risk of inadvertent disclosure where the mobile devices are lost or stolen and the information has not been adequately safeguarded or encrypted. This also makes it easier for someone with access to our systems, or someone who gains unauthorized access, to steal information and use it to our disadvantage. Advances in technology, which permit increasingly large amounts of information to be stored on mobile devices or on third-party “cloud” servers, may exacerbate these risks.
Our business could be adversely affected by security breaches through cyber-attacks, cyber intrusions or otherwise.
We face risks associated with security breaches, whether through cyber-attacks or cyber intrusions over the internet, malware, computer viruses, attachments to e-mails, persons inside our organization or persons with access to systems inside our organization, and other significant disruptions of our information technology networks and related systems. These risks include operational interruption, private data exposure and damage to our relationship with our customers, among others. A security breach involving our networks and related systems could disrupt our operations in numerous ways that could ultimately have an adverse effect on our financial condition and results of operations.
Natural disasters and other catastrophic events beyond our control, including but not limited to the COVID-19 pandemic, has and could continue in the future adversely affect our business operations and financial performance.
The occurrence of the global COVID-19 pandemic has had a material adverse effect on our business. A significant number of our customers have temporarily ceased operations and others have cancelled or pushed back the delivery of pending product orders and/or delayed the start of scheduled theater refurbishing and construction projects. In addition, we have experienced increased challenges in or cost of acquiring new customers and increased risk in collectability of accounts receivable. As a result of the aforementioned factors, our financial and operating results for the year ended June 30, 2020 have been and our projected financial and operating results for fiscal 2021 are expected to be materially adversely affected.
The occurrence of one or more other natural disasters, such as fires, hurricanes, tornados, tsunamis, floods and earthquakes; geo-political events, such as civil unrest in a country in which our suppliers are located or terrorist or military activities disrupting transportation, communication or utility systems; or other highly disruptive events, such as nuclear accidents, pandemics, unusual weather conditions or cyber- attacks, could adversely affect our operations and financial performance.
The occurrence of the global COVID-19 pandemic has resulted in and such other events could result in, among other things, operational disruptions, physical damage to or destruction or disruption of one or more of our properties or properties used by third parties in connection with the supply of products or services to us, the lack of an adequate workforce in parts or all of our operations and communications and transportation disruptions. The occurrence of the global COVID-19 pandemic has caused and these factors could also cause consumer confidence and spending to decrease or result in increased volatility in the United States and global financial markets and economy. Such occurrences have had and could in the future have a material adverse effect on us and could also have indirect consequences such as increases in the costs of insurance if they result in significant loss of property or other insurable damage.
Risks Related to This Offering and Ownership of Our Common Stock
We do not know whether an active, liquid and orderly trading market will develop for our Common Stock or what the market price of our Common Stock will be and as a result it may be difficult for you to sell your shares of our Common Stock.
Prior to this offering there has been no market for the shares of our Common Stock and an active trading market for these securities may never develop or be sustained following this offering. The initial public offering price for our Common Stock will be determined through negotiations with the underwriters, and the negotiated price may not be indicative of the market price of our common stock after this offering. The market value of our Common Stock may decrease from the initial public offering price. As a result of these and other factors, you may be unable to resell your shares of our Common Stock at or above the initial public offering price. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. Further, an inactive market may also impair our ability to raise capital by selling shares of our Common Stock and may impair our ability to enter into collaborations or acquire companies or products by using our shares of common stock as consideration. The market price of our Common Stock may be volatile, and you could lose all or part of your investment.
Our operating results and share price may be volatile and the market price of our Common Stock after this offering may drop below the price you pay.
Our quarterly operating results have in the past fluctuated and are likely to do so in the future. As a result, the trading price of the shares of our Common Stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this Prospectus, these factors include:
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the continuing effects of the COVID-19 pandemic;

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the success of competitive products or technologies;

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actual or anticipated changes in our growth rate relative to our competitors;

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announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

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regulatory or legal developments in the United States and other countries;

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the recruitment or departure of key personnel;

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the level of expenses;

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changes in our backlog in a given period;

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seasonality in our business, specifically our second fiscal quarter which is traditionally weaker;

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actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

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variations in our financial results or those of companies that are perceived to be similar to us;

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fluctuations in the valuation of companies perceived by investors to be comparable to us;

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inconsistent trading volume levels of our shares;

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announcement or expectation of additional financing efforts;

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sales of our common stock by us, our insiders or our other stockholders;

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market conditions in the digital cinema sector; and

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general economic, industry and market conditions.

These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our shares to fluctuate substantially. While we believe that operating results for any particular quarter are not necessarily a meaningful indication of future results, fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, the stock market in general, and companies in our markets in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. The realization of any of these risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of the shares of our common stock.

We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of the shares of our common stock may be volatile, and in the past companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.
If you purchase shares of Common Stock in this offering, you will incur immediate and substantial dilution in the book value of the shares of our Common Stock.
The proposed initial public offering price of the shares of our Common Stock is substantially higher than the net tangible book value per share of our Common Stock after giving effect to the Conversion and the Private Placement. Investors purchasing shares of Common Stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing shares of Common Stock in this offering will incur immediate dilution of $2.35 per share. Further, investors purchasing shares of Common Stock in this offering will contribute approximately 91% of the total amount invested by stockholders since our inception, but will own, as a result of such investment, only approximately 38% of the shares of Common Stock outstanding immediately following this offering.
As a result of the dilution to investors purchasing shares of Common Stock in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. Further, because we may need to raise additional capital to fund our anticipated level of operations, we may in the future sell substantial amounts of common stock or securities convertible into or exchangeable for Common Stock. These future issuances of equity or equity-linked securities, together with the exercise of outstanding options and any additional shares issued in connection with acquisitions, if any, may result in further dilution to investors.
Insiders will exercise significant control over our company and all corporate matters.
Our directors and executive officers beneficially owned, in the aggregate, approximately 61.0% of our outstanding capital stock as of March 31, 2021, after giving effect to the Conversion. Upon the completion of this offering, and assuming they do not purchase shares in this offering, it is expected that this same group will beneficially own 37.7% of our outstanding capital stock. As a result, if they act together, these stockholders will be able to exercise significant influence over all matters submitted to our stockholders for approval, including the election of directors and approval of significant corporate transactions, such as (i) making changes to our certificate of incorporation whether to issue additional Common Stock and preferred stock, including to itself, (ii) employment decisions, including compensation arrangements; and (iii) whether to enter into material transactions with related parties. This concentration of ownership may also have the effect of delaying or preventing a third party from acquiring control of our company which could adversely affect the price of our Common Stock.
We are an “emerging growth company” and we intend to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies, which could result in our shares of common stock being less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our shares of common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our shares of common stock and the market price of such securities may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company, which in certain circumstances could be for up to five years. We will cease to be an “emerging growth company” upon the earliest of: (1) the last day of the fiscal year following the fifth anniversary of this offering, (2) the last day of the first fiscal year in which our annual gross revenues are $1.07 billion or more, (3) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities, and (4) the date on which we are deemed to be a “large accelerated filer” as defined in the Exchange Act.
Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.
Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.
We will incur increased costs as a result of being a public company and our management expects to devote substantial time to public company compliance programs.
As a public company, we will incur significant legal, insurance, accounting and other expenses that we did not incur as a private company. In addition, our administrative staff will be required to perform additional tasks. For example, in anticipation of becoming a public company, we will need to adopt additional internal controls and disclosure controls and procedures and bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws. We intend to invest resources in connection with such adoption, and this investment may result in increased general and administrative expenses and may divert management’s time and attention from the marketing and sale of our products. In connection with this offering, we are securing directors’ and officers’ insurance coverage at a level that we believe is customary for similarly situated companies and adequate to provide us with insurance coverage for foreseeable risks, which will increase our insurance cost. In the future, it may be more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.
In addition, in order to comply with the requirements of being a public company, we may need to undertake various actions, including implementing new internal controls and procedures and hiring new accounting or internal audit staff. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the Securities and Exchange Commission, or Commission, is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. Any failure to develop or maintain effective controls could adversely affect the results of periodic management evaluations. In the event that we are not able to demonstrate compliance with the Sarbanes-Oxley Act, that our internal control over financial reporting is perceived as inadequate, or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and the price of our common stock could decline. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on NYSE.
We are not currently required to comply with the Commission’s rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not yet required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report.

This assessment will need to include the disclosure of any material weaknesses in our internal control over financial reporting identified by our management or our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.
Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the Commission following the date we are no longer an “emerging growth company” as defined in the JOBS Act. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.
We have identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate any material weaknesses or if we fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.
Prior to the completion of this offering, we have been a private company with limited accounting personnel and other resources to address our internal control over financial reporting. During the course of preparing for this offering, we determined that we had a material weakness in our internal control over financial reporting as of June 30, 2020, relating to our financial reporting processes.
For a discussion of our remediation plan, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control over Financial Reporting.” The actions we have taken are subject to continued review, supported by confirmation and testing by management. While we have implemented a plan to remediate this weakness, we cannot assure you that we will be able to remediate this weakness, which could impair our ability to accurately and timely report our financial position, results of operations or cash flows.
Our failure to remediate the material weakness identified above or the identification of additional material weaknesses in the future, could adversely affect our ability to report financial information, including our filing of quarterly or annual reports with the Commission on a timely and accurate basis. Moreover, our failure to remediate the material weakness identified above or the identification of additional material weaknesses could prohibit us from producing timely and accurate financial statements, which may adversely affect the market price of shares of our common stock and we may be unable to maintain compliance with NYSE listing requirements.
Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of potential gain.
We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our shares of Common Stock will be your sole source of gain for the foreseeable future.
Sales of a substantial number of shares of our Common Stock in the public market could cause the market price of shares of our Common Stock to fall.
Sales of a substantial number of shares of our Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our shares of our Common Stock. After giving effect to the Conversion and this offering, we will have outstanding 9,166,667 shares of Common Stock. This includes 5,666,667 shares of our Common Stock outstanding prior to this offering and the 3,500,000 shares that we are selling in this offering, all of which may be resold in the public market immediately without restriction, unless purchased by our affiliates. All holders of Common Stock to be issued to prior holders of membership interests in MiT have entered into lock-up agreements pursuant to which they agreed not to sell any of our shares for a period of 12 months from the effective date of this offering. As representative of the underwriters, Boustead may, in its sole discretion, allow early releases under the referenced lock-up restrictions.
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the market price of our shares of common stock to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. If we do not invest the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause the price of our shares of Common Stock to decline.
Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management.
Provisions in our Certificate of Incorporation and Bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, or remove our current management. These include provisions that:
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permit our board of directors to issue up to 10,000,000 additional shares of preferred stock, with any rights, preferences and privileges as they may designate;

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provide that all vacancies on our board of directors, including as a result of newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also satisfy requirements as to the form and content of a stockholder’s notice; and

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not provide for cumulative voting rights, thereby allowing the holders of a plurality of the shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, who are responsible for appointing the members of our management. Because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General

Corporation Law, which may discourage, delay or prevent someone from acquiring us or merging with us whether or not it is desired by or beneficial to our stockholders. Under Delaware law, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Any provision of our Certificate of Incorporation or Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of Common Stock, and could also affect the price that some investors are willing to pay for our shares of Common Stock.
Our Bylaws have an exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain actions against the Company.
Section 6 of Article VII of our Bylaws dictates that the Delaware Court of Chancery is the sole and exclusive forum for certain actions including derivative action or proceeding brought on behalf of the Company; an action asserting a breach of fiduciary duty owed by an officer, director, employee or to the shareholders of our company; any claim arising under Delaware corporate law; and any action asserting a claim governed by the internal affairs doctrine. These exclusive-forum provisions do not apply to claims under the Securities Act or the Exchange Act. While management believes limiting the forum is a benefit, shareholders could be inconvenienced by not being able to bring an action in another forum they find favorable.
A Delaware corporation is allowed to mandate in its corporate governance documents a chosen forum for the resolution of state law based shareholder class actions, derivative suits and other intra-corporate disputes. Our management believes limiting state law based claims to Delaware will provide the most appropriate outcomes as the risk of another forum misapplying Delaware law is avoided, Delaware courts have a well-developed body of case law and limiting the forum will preclude costly and duplicative litigation and avoids the risk of inconsistent outcomes. Additionally, Delaware Chancery Courts can typically resolve disputes on an accelerated schedule when compared to other forums.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the trading price of our common stock and trading volume could decline.
The trading market for our shares of our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our shares of common stock. If no securities or industry analysts commence coverage of our company, the trading price for our shares of our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our securities or publish inaccurate or unfavorable research about our business, the price of our shares of common stock would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our securities could decrease, which might cause the trading price of our shares of common stock and trading volume to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Prospectus contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. The forward-looking statements are contained principally in “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” Forward-looking statements include information concerning our possible or assumed future results of operations and expenses, business strategies and plans, competitive position, business environment, and potential growth opportunities. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” or similar expressions and the negatives of those terms.
Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Those risks include those described in “Risk Factors” and elsewhere in this Prospectus. Given these uncertainties, you should not place undue reliance on any forward-looking statements in this Prospectus. Also, forward-looking statements represent our beliefs and assumptions only as of the date of this Prospectus. You should read this Prospectus and the documents that we have filed as exhibits to the registration statement of which this Prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.
Any forward-looking statement made by us in this Prospectus speaks only as of the date on which it is made. Except as required by law, we disclaim any obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward- looking statements, even if new information becomes available in the future. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

USE OF PROCEEDS
We expect to receive approximately $8.232 million of net proceeds, assuming a per share offering price of $3.00, from the sale of the Common Stock offered hereby after deducting underwriting discounts and commissions and estimated offering expenses of approximately $2.268 million payable by us.
We currently intend to use up to approximately $6.0 million of the net proceeds from this offering to fund the expansion of our sales and marketing activities, with the balance added to working capital which may include the funding of strategic acquisitions. We have not yet identified any acquisition candidates. In October 2019 the Company executed a loan agreement with an unaffiliated lender to provide a $1.0 million asset-based bridge loan to be used for working capital purposes. Approximately $400,000 of the net proceeds of the loan were used to pay the $400,000 loan amount due to Caddy on October 24, 2019. The Company intends to use a portion of the net proceeds of the offering to repay the approximately $575,000 balance due to the unaffiliated lender. None of the net proceeds of this offering will be used for the repayment of any other financing provided by Caddy. The $1.0 million loan is an asset-based bridge loan. Funds are available on a borrowing base formula with an advance rate of 75% of Moving iMage Technologies, LLC’s accounts receivable, less than 90-days in age (excluding Caddy’s receivables). Funds borrowed bear interest at 13% per annum and are due and payable one year from the origination date of the loan. The loan is secured by all assets of the Company and is personally guaranteed by Phil Rafnson, our Chairman of the Board. Sound Management Investors, LLC, an entity controlled by Mr. Rafnson, pledged all shares of the Company held by it as further security for the repayment of such loan.
A $1.00 increase or decrease in the assumed initial public offering price of $3.00 per share would cause the net proceeds from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses, received by us to increase or decrease, respectively, by approximately $3.1 million, assuming the number of shares offered by us, as set forth on the cover page of this Prospectus, remains the same. If the proceeds increase due to a higher initial public offering price, we would use the additional net proceeds for general corporate purposes. If the proceeds decrease due to a lower initial public offering price, then we would first reduce by a corresponding amount the net proceeds directed to general corporate purposes.

PRIOR LLC STATUS
Prior to the effective date of this offering, MiT was a limited liability company treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of MiT being passed through to the members. As such, there is no recognition of federal or state income taxes provided for in the accompanying financial statements.
In accordance with the operating agreement of MiT, to the extent possible without impairing MiT’s ability to continue to conduct its business and activities, and in order to permit its members to pay taxes on the taxable income of MiT, MiT makes distributions to members in the amounts equal to the estimated tax liability of its members computed as if members paid income tax at the highest marginal federal and state rate applicable to an individual resident of Fountain Valley, CA. Distributions of approximately $0 and $77,000 were made to the members in the years ended June 30, 2020 and 2019, respectively.
Upon the effective date of this offering, the Conversion will occur and we will declare a final tax distribution consisting of income taxes payable on LLC earnings from January 1, 2021 through the effective date of this offering (the “Final Tax Distribution”). Purchasers of shares of common stock in this offering will not receive any portion of the Final Tax Distribution. On and after such date, we will be fully subject to Federal and state income taxes. We have agreed to indemnify, defend and hold harmless the members of LLC from any taxes which may at any time be asserted with respect to the Conversion.

DIVIDEND POLICY
We anticipate that after the Final Tax Distribution, all earnings will be retained for the foreseeable future for use in the operations of our business. Purchasers of shares of Common Stock in this offering will not receive any portion of the Final Tax Distribution. Any future determination as to the declaration or payment of dividends will be at the discretion of our Board of Directors and will depend upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our Board of Directors.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2021:
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on an actual basis;

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on a pro forma basis, to reflect the Conversion; and

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on a pro forma as adjusted basis to reflect (i) the Conversion (ii) conversion of MiT Acquisition notes payable to equity and (iii) the sale and issuance of 3,500,000 shares of Common Stock pursuant to this offering, based on an assumed initial public offering price of $3.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma and pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read the information in this table together with Moving iMage Technologies, LLC financial statements and related notes included elsewhere in this Prospectus and the sections titled “Selected Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
	As of March 31, 2021(1)
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except share and per share data)
Cash and cash equivalents	$1,097	$1,097	$9,879
Long-term debt	$3,288	$3,288	$1,954
Stockholders’/members’ equity:
Preferred stock, $0.0001 par value; no shares authorized, issued or outstanding, actual; 10,000,0000 authorized, no shares issued or outstanding actual, pro forma and pro forma as adjusted	—	—	—
Common stock, $0.0001 par value; no shares authorized, no shares issued and outstanding, actual; 100,000,000 shares authorized, 5,666,667 shares issued and outstanding, pro forma; 100,000,000 shares authorized, 9,166,667 shares issued and outstanding, pro forma as adjusted	—	6	9
Members’ deficit	(11,660)	—	—
Additional paid-in capital	—	(11,666)	(2,322)
Retained earnings	9,544	9,544	9,544
Total stockholders’/members’ equity (deficit)	(2,116)	(2,116)	7,231
Total capitalization	$1,172	$1,172	$9,185

(1)
Each $1.00 increase (decrease) in the assumed initial public offering price of $3.00 per share, which is the midpoint of the price range set forth on the cover page of this Prospectus, would increase (decrease) each of cash, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $3.1 million, assuming that the number of shares offered by us, as set forth on the cover page of this Prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares in the number of shares offered by us would increase (decrease) the pro forma as adjusted amount of each of cash, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $2.7 million, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

DILUTION
We have presented dilution in pro forma net tangible book value per share both before and after this offering assuming the effectiveness of the Conversion and in order to more meaningfully present the potential dilutive impact on the investors in this offering.
Purchasers of our Common Stock in this offering will experience immediate and substantial dilution in the net tangible book value (tangible assets less total liabilities) per share of our Common Stock for accounting purposes. Pro forma net tangible book value per share is determined by dividing our net tangible book value, or total tangible assets less total liabilities, by our shares of Common Stock that will be outstanding immediately prior to the closing of this offering on a pro forma basis giving effect to the Conversion. Our pro forma net tangible book value as of March 31, 2021 was approximately $(4,131) million, or $(.73) per share, based on 5,666,667 shares outstanding.
Assuming an initial public offering price of $3.00 per share after giving effect to the sale of the shares in this offering and further assuming the receipt of the estimated net proceeds (after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us), our adjusted pro forma net tangible book value as of March 31, 2021 would have been approximately $5.985 million, or $.65 per share. This represents an immediate increase in net tangible book value of $1.38 per share to our existing stockholders and an immediate dilution to new investors purchasing shares in this offering of $2.35 per share, resulting from the difference between the offering price and the pro forma as-adjusted net tangible book value after this offering. The following table illustrates the per share dilution to new investors purchasing shares in this offering:
Assumed initial public offering price per share	$3.00
Pro forma net tangible book value as of March 31, 2021	$(.73)
Increase attributable to new investors in this offering	$1.38
Adjusted pro forma net tangible book value after this offering	$.65
Dilution in pro forma net tangible book value to new investors in this offering	$2.35
A $1.00 increase (decrease) in the assumed initial public offering price of $3.00 per share, would increase (decrease) our as-adjusted pro forma net tangible book value per share after the offering by $.34 and decrease (increase) the dilution to new investors in this offering by $.66 per share, assuming the number of shares offered by us, as set forth on the cover page of this Prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The table below summarizes, as of March 31, 2021, after giving effect to the Conversion, and the sale by us of shares of our common stock in this offering, the number of shares of our common stock, the total consideration, and the average price per share (i) paid to us by our existing stockholders, which include the owners of the membership interests in Moving iMage Technologies LLC, and (ii) to be paid by new investors participating in this offering at an assumed initial public offering price of $3.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
	Shares Acquired		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	5,666,667	61.8%	$1,114,029	9.6%	$0.20
New investors in this offering	3,500,000	38.2%	10,500,000	90.4%	$3.00
Total	9,166,667	100.0%	$11,614,029	100.0%

SELECTED FINANCIAL DATA
The following tables present the selected historical financial information and other data for Moving iMage Technologies, LLC. The following selected financial data for Moving iMage Technologies, LLC should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this Prospectus. The selected statements of operations data for the years ended June 30, 2020 and 2019, and the selected balance sheet data as of June 30, 2020 and 2019, are derived from the audited financial statements and related notes of Moving iMage Technologies, LLC included elsewhere in this Prospectus. We have derived the statements of operations data for the nine months ended March 31, 2021 and 2020 and the balance sheet data as of March 31, 2021 from the unaudited financial statements of Moving iMage Technologies, LLC appearing elsewhere in this Prospectus. Our historical results are not necessarily indicative of the results that should be expected in any future periods and our results for any interim period are not necessarily indicative of results that should be expected for any full year.
STATEMENTS OF OPERATIONS
(In thousands)
	Nine Months Ended March 31,		Year Ended June 30,
	2021	2020	2019	2020
	(Unaudited)
Net sales	$5,076	$15,521	$20,812	$16,367
Cost of sales	3,786	11,498	15,575	12,033
Gross profit	1,290	4,023	5,237	4,334
Operating expenses:
Research and development	103	205	318	240
Selling and marketing	934	1,986	2,455	2,295
General and administrative	1,206	2,035	2,503	2,419
Total expenses	2,243	4,226	5,276	4,954
Operating loss	(953)	(203)	(39)	(620)
Other expense (income)
Interest expense	194	183	—	263
Interest and other income	—	—	(4)	—
Total other expense (income)	194	183	(4)	263
Net loss	$(1,147)	$(386)	$(35)	$(883)

BALANCE SHEETS
(In thousands)
	March 31, 2021	June 30,
		2019	2020
	(UNAUDITED)
ASSETS
Current Assets:
Cash	$1,097	$582	$1,058
Accounts receivable, net	662	2,128	809
Inventories, net	1,857	1,683	1,594
Prepaid expenses and other	97	99	77
Total Current Assets	3,713	4,492	3,538
Long-Term Assets:
Property, plant and equipment, net	51	32	151
Intangibles, net	959	—	1,030
Goodwill	287	—	287
Other assets	785	188	698
Total Long-Term Assets	2,082	220	2,166
Total Assets	$5,795	$4,712	$5,704
LIABILITIES AND MEMBERS’ DEFICIT
Current Liabilities:
Accounts payable	$2,383	$2,926	$2,694
Accrued liabilities	376	793	454
Customer deposits	558	1,011	828
Current portion – line of credit	590	—	75
Current portion – notes payable	686	—	444
Unearned warranty revenue	5	68	26
Total Current Liabilities	4,598	4,798	4,521
Long-Term Liabilities:
Notes payable, less current portion	3,288	—	1,557
Line of credit, less current portion	—	—	575
Deferred rent	25	—	20
Total Long-Term Liabilities	3,313	—	2,152
Members’ Deficit	(2,116)	(86)	(969)
Total Liabilities and Members’ Deficit	$5,795	$4,712	$5,704

UNAUDITED PRO FORMA FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial data presents the pro forma financial position and results of operations of the combined business based on the historical financial statements of Moving iMage Technologies, LLC and Caddy after giving effect to acquisition accounting.
The unaudited pro forma condensed combined financial information is based on assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments reflected in the unaudited pro forma condensed combined financial information are preliminary and based on estimates, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information. Differences between the preliminary adjustments reflected in the unaudited pro forma combined financial information and the final application of the acquisition method of accounting, which is expected to be completed as soon as practicable after the closing of the Merger, may arise and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.
The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Caddy and Moving iMage Technologies, LLC been a combined company during the specified periods.
The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Caddy and Moving iMage Technologies, LLC included elsewhere in this Prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Summary of the Caddy Acquisition
On September 18, 2018, we signed a Term Sheet to acquire the assets of Caddy Products Inc. (“Caddy”) for approximately $2.0 million. On October 3, 2018, we signed a Management Services Agreement in which we manage Caddy until we complete the financing required to finalize the purchase of the Caddy assets, or June 30, 2019, whichever comes first. Subsequently, Caddy agreed to self-finance and extend the Management Services Agreement until the closing. At that time, an Asset Purchase Agreement was executed, the terms of which made the purchase effective January 1, 2019. Of the purchase price of approximately $2.0 million, approximately $400,000 was due by October 24, 2019. All amounts due to Caddy by the Company further to the acquisition of Caddy are secured by all assets of Caddy and are personally guaranteed by Phil Rafnson, our Chairman of the Board. The acquisition closed in July 2019. In October 2019 the Company executed a loan agreement with an unaffiliated lender to provide a $1.0 million asset-based bridge loan to be used for working capital purposes. Approximately $400,000 of the net proceeds of the loan were used to pay the approximately $400,000 loan amount due to Caddy on October 24, 2019. The Company intends to use a portion of the net proceeds of the offering to repay the approximately $575,000 balance due to the unaffiliated lender; no portion of the net proceeds of this offering will be used to repay any other portion of Caddy’s self-financed loan. The transaction is referred to herein as the “Caddy Acquisition”.
Pro forma adjustments are necessary to reflect the acquisition consideration exchanged and to adjust amounts related to the tangible assets and liabilities of Caddy to reflect the preliminary estimate of their fair values, and to reflect the impact on the statements of operations of the acquisition as if the companies had been combined during the periods presented therein. The unaudited pro forma condensed combined financial information includes pro forma adjustments that are (i) directly attributable to the transaction,

(ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the results of operations of the combined company. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:
(a)
An entry to record one month of depreciation and interest expense related to the Caddy Acquisition.

Financial Statement Presentation
The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X. MiT has preliminarily determined that it is the accounting acquirer based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to the Conversion, including: (1) equity holders of MiT will own approximately 77% of of the equity securities of the combined company on a fully-diluted basis immediately following the closing of the transaction; (2) all of the board of directors of the combined company will be composed of directors designated by MiT under the terms of the Conversion; and (3) existing members of MiT’s management will be the management of the combined company.
Because Moving iMage Technologies, LLC has been determined to be the accounting acquirer in the Conversion, but not the legal acquirer, the Conversion is deemed a reverse acquisition under the guidance of ASC 805. As a result, upon consummation of the Conversion, the historical financial statements of MiT will become the historical financial statements of the combined company.

Unaudited Pro Forma Condensed Balance Sheet — at March 31, 2021
(in thousands)	Historical MiT	Pro Forma Adjustments		Ref	Pro Forma Combined	Pro Forma Post IPO
ASSETS
Current assets:
Cash	$1,097	$			$1,097	$9,879
Accounts receivable	662				662	662
Inventory	1,857				1,857	1,857
Prepaid and other	97				97	97
	3,713				3,713	12,495
Intangibles, net	959				959	959
Goodwill	287				287	287
Property and equipment, net	51				51	51
Deposits and other	785				785	16
Total	$5,795		$—		$5,795	$13,808
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,383				$2,383	$2,383
Accrued expenses	376				376	376
Customer deposits	558				558	558
Current portion – line of credit	590				590	590
Current portion – notes payable	686				686	686
Deferred revenue	5				5	5
	4,598		—		4,598	4,598
Deferred rent	25				25	25
Notes payable, less current portion	3,288				3,288	1,954
Members’/Shareholders’ equity (Deficit):
Common Stock/APIC			(11,660)	i	(11,660)	(2,322)
Members’ equity	(11,660)		11,660	i
Retained earnings (accumulated deficit)	9,544				9,544	9,544
Common stock					—	9
	(2,116)				(2,116)	7,231
Total	$5,795		$—		$5,795	$13,808

(i)
This adjustment reflects the issuance of exchange shares based upon the Exchange Agreement and the additional paid-in capital in connection with the Conversion.

Year ended June 30, 2020
The unaudited pro forma condensed combined financial data for the year ended June 30, 2020 is based on the financial statements of Moving iMage Technologies, LLC as of June 30, 2020 and the interim period from July 1, 2019 through July 28, 2019, the date of the acquisition of Caddy. Caddy’s financial results after July 28, 2019 (date of acquisition) are presented as part of those of Moving iMage Technologies, LLC. The acquisition accounting rules assume that each of the Caddy Acquisition and the Conversion occurred on July 1, 2018, and (i) does not provide a reasonable estimate of the assets of the combined company on or following the date of the closing and (ii) do not reflect the reduction in either Moving iMage Technologies,

LLC’s or Caddy’s cash, resulting from the operations of such entities since July 1, 2018, and as such, the financial data set forth below is not a prediction or estimate of the amounts that would be reflected in Caddy’s balance sheet as of the day of closing of the transactions. Other than as disclosed in the footnotes thereto, the unaudited pro forma combined financial data does not reflect any additional liabilities, off-balance sheet commitments or other obligations that may become payable after the date of such financial data.
Unaudited Pro Forma Condensed Combined Statement of Operations — Year Ended June 30, 2020
(in thousands, except share data and per share data)	Historical MiT	Caddy July, 2019(1)	Pro Forma Adjustments(2)	Pro Forma Combined
Consolidated Statement of Operations Data:
Revenue	$16,367	$158	$—	$16,525
Cost of sales	12,033	106	9	12,148
Gross profit	4,334	52	(9)	4,377
Operating expenses:
Selling, general and administrative	4,954	46	8	5,008
Total operating expenses	4,954	46	8	5,008
Other (income) expense:
Interest and other expense	263	—	8	271
Interest and other (income)	—	—	—	—
Total other (income) expense	263	—	8	271
Net Income (loss)	$(883)	$6	$(25)	$(902)
Historical net loss before income taxes	$(883)			$(902)
Pro forma benefit for income taxes	(247)			(253)
Pro forma net loss	$(636)			$(649)
Pro forma net loss per common share: basic and diluted	$(.11)			$(.11)
Pro forma shares outstanding: basic and diluted	5,666,667			5,666,667

(1)
Caddy’s financial results after July 28, 2019 (date of acquisition) are presented as part of those of Moving iMage Technologies, LLC.

(2)
Represents (i) additional interest on acquisition debt at Prime plus 2.75% (8.25%) over and above what is already recorded on the books and additional depreciation and intangible amortization over and above what is already recorded on the books — of the $1,904,899 of acquisition cost, $150,000 of such debt was noninterest-bearing. Interest expense is calculated on the remaining notes issued (on aggregate of $1,754,899) for 30 days.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with the accompanying financial statements and related notes included elsewhere in this Prospectus. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”, and elsewhere in this Prospectus.
Overview
We are a digital cinema company who designs, manufactures, integrates, installs and distributes a full suite of proprietary and custom designed equipment as well as off the shelf cinema products needed for contemporary cinema requirements. We also offer single source solutions for cinema design, procurement, installation and service to the creative and production communities for screening, digital intermediate and other critical viewing rooms. We offer a wide range of technical, design and consulting services such as custom engineering, systems design, integration and installation, and digital technology, as well as software solutions for operations enhancement and theatre management. We also provide turnkey furniture, fixture and equipment services, or FF&E, to commercial cinema exhibitors for new construction and remodels, including design, consulting, installation and project management as well as procurement of seats, lighting, acoustical treatments, screens, projection and sound.
MiT’s products and services focus on the integration needs associated with high quality motion picture exhibition. We provide purpose-built products for digital cinema, 3D, pre-show/alternative content and a variety of entertainment and educational applications. As a hybrid manufacturer and reseller, MiT offers turnkey custom solutions for a variety of applications. Our staff of mechanical and electrical engineers work closely with end users as well as OEM manufacturers, and can participate in every phase of the process from conceptual design and development to production on most any scale. MiT personnel have designed, specified and installed thousands of commercial cinemas, post production, screening and high-end residential rooms.
Factors affecting our performance
Effect of COVID-19 global pandemic.   In December 2019, COVID-19 was initially reported, and in March 2020, the World Health Organization characterized COVID-19 as a pandemic. COVID-19 has had a widespread and detrimental effect on the global economy as a result of the continued increase in the number of cases and affected countries and actions by public health and governmental authorities, businesses, other organizations and individuals to address the outbreak, including travel bans and restrictions, quarantines, shelter in place, stay at home or total lock-down orders and business limitations and shutdowns.
The repercussions of the COVID-19 global pandemic resulted in a significant impact to our customers, specifically those in the entertainment and cinema industries. Cinemas have been shuttered since March in an effort to stem the spread of COVID-19 and studios, for the most part, have rescheduled their film releases until they can reopen. Specifically, the pandemic has had a material adverse effect on our business. A significant number of our customers have temporarily ceased operations and others have cancelled or pushed back the delivery of pending product orders and/or delayed the start of scheduled theater refurbishing and construction projects. In addition, we have experienced increased challenges in or cost of acquiring new customers and increased risk in collectability of accounts receivable. As a result of the aforementioned factors, our financial and operating results for the year ended June 30, 2020 and the nine months ended March 31, 2021 have been and our projected financial and operating results for the balance of calendar 2021 are expected to be materially adversely affected.
The ultimate impact of the COVID-19 pandemic on our business and results of operations beyond the second quarter of fiscal 2021 is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the COVID-19 pandemic and any additional preventative and protective actions that governments, or we or our customers, may direct, which may result in an extended period of continued business disruption and reduced operations. However, we expect that our results of operations, including revenues, in future periods will continue to be adversely impacted by the COVID-19 pandemic and its negative effects on global economic conditions, which include the possibility of a global recession.
Recently, several of the larger theater chains have announced plans to reopen and there had been some initial openings in several state with limited occupancy. The ability of these chains to reopen in part or in whole is predicate in large part on decisions by state and local officials to allow, limit or prohibit the reopening of establishments such as cinemas in response to regionally specific COVID outbreaks. It is reasonable to expect that any reopenings will continue to be done on a gradual basis with limited occupancy and specific procedures, products, and technologies required to be implemented to protect the safety and health of returning patrons and employees.
In response to uncertainties associated with the COVID-19 pandemic, we have taken, and are continuing to take, significant steps to preserve cash and remain in a strong competitive position when the current crisis subsides by eliminating non-essential costs, reducing employee hours and deferring all non-essential capital expenditures to minimum levels. Among other mitigating actions, we have implemented targeted furloughs, significantly reduced our service and distribution activities and temporarily reduced compensation of our executive officers and certain other employees. We have also implemented remote work policies for many employees, and the resources available to such employees may not enable them to maintain the same level of productivity and efficiency, and these and other employees may face additional demands on their time, such as increased responsibilities resulting from school closures or illness of family members. Our increased reliance on remote access to our information systems also increases our exposures to potential cybersecurity breaches. We cannot provide any assurance that these actions, or any other mitigating actions we may take, will help mitigate the impact of the COVID-19 pandemic on us.
We cannot provide any assurance that our assumptions used to estimate our liquidity requirements will remain accurate due to the unprecedented nature of the disruption to our operations and the unpredictability of the COVID-19 global pandemic. As a consequence, our estimates of the duration of the pandemic and the severity of the impact on our future earnings and cash flows could change and have a material impact on our results of operations and financial condition. Furthermore, we received an aggregate of $1.4 million of financial support under the recently enacted COVID-19 relief legislation in the U.S. However, the legislation and guidance from the authorities continues to evolve; as such, the amount and timing of additional support, if any, that we could receive is not determinable at this time, and there can be no guarantees that we will receive additional financial support through these programs. In the event of a sustained market deterioration, and continued declines in revenues, we may need additional liquidity, which would require us to evaluate available alternatives and take appropriate actions. We cannot provide any assurance that we will be able to obtain additional sources of financing or liquidity on acceptable terms, or at all.
Investment in growth.   We have invested, and intend to continue to invest, in expanding our operations, increasing our headcount, developing our products and services to support our growth and expanding our infrastructure. We expect our total operating expenses to increase in the foreseeable future to meet our growth objectives. We plan to continue to invest in our sales and support operations with a particular focus in the near term of adding additional sales personnel to further broaden our support and coverage of our existing customer base, in addition to developing new customer relationships. Any investments we make in our sales and marketing organization will occur in advance of experiencing any benefits from such investments, and the return on these investments may be lower than we expect. In addition, as we invest in expanding our operations internationally, our business and results of operations will become further subject to the risks and challenges of international operations, including higher operating expenses and the impact of legal and regulatory developments outside the United States.
Adding New Customers and Expanding Sales to Our Existing Customer Base.   We intend to target new customers by continuing to invest in our field sales force. We also intend to continue to target large customers’ organizations who have yet to use our products and services. A typical initial order involves educating prospective customers about the technical merits and capabilities and potential cost savings of our products and services as compared to our competitors’ products. We believe that customer references have been, and will continue to be, an important factor in winning new business. We expect that a substantial portion of our future sales will be sales to existing customers, including expansion of their product and service offerings, as we offer new products and services through the existing sales channel. Our business and results of operations will depend on our ability to continue to add new customers and sell additional products and services to our growing base of customers.
Promoting our Brand and Offering Additional Products.   Our future performance will depend on our continued ability to achieve brand recognition for our proprietary line of products. We plan to increase our marketing expenditures to continue to create and maintain prominent brand awareness. Also, our future performance will depend on our ability to continue to offer high quality, high performance and high functionality products and services. We intend to continue to devote efforts to introduce new products and services including new versions of our existing product lines. We expect that our results of operations will be impacted by the timing, size and level of success of these brand awareness and product and service offering efforts.
Ability to Maintain Gross Margins.   Our gross margins have been and are expected to continue to be affected by a variety of factors, including competition, the timing of changes in pricing, shipment volumes, new product introductions, changes in product mixes, changes in our purchase price of components and assembly and test service costs and inventory write downs, if any. Our goal is to strive to maintain gross profits for products that may have a declining average selling price by continuing to focus on increased sales volume and looking to reduce operating costs. Decreases in average selling prices are primarily driven by competition and by reduced demand for products that face potential or actual technological obsolescence. We also focus on managing our inventory to reduce our overall exposure to price erosion. In addition, we seek to introduce new products and services with higher gross margins to offset the potential effect of price erosion on other lines of products. For example, we have recently productized and began marketing a new system which combines full compliance with the Americans with Disabilities Act with a multi-language capability — this system will have higher margins than a substantial number of existing products we offer. In addition, our offerings of Direct View LED screens through our strategic arrangement with Samsung also carry significantly higher margins.
Quarterly Fluctuations in Revenues and Earnings.   Both the sales cycle and the contract fulfillment cycle is dependent on a number of factors from our customers that are not in our control. Accordingly, backlog, the recognition of backlog into revenue and related earnings may fluctuate from quarter to quarter depending on our customers’ particular requirements, which can sometimes change between the initial signing of a contract to its ultimate fulfillment.
Net sales
The principal factors that have affected or could affect our net sales from period to period are:
•
The condition of the economy in general and of the cinema and/or cinema equipment industry in particular,

•
Our customers’ adjustments in their order levels,

•
Seasonality in our business, specifically our second fiscal quarter which is traditionally weaker,

•
Changes in our pricing policies or the pricing policies of our competitors or suppliers,

•
The addition or termination of key supplier relationships,

•
The rate of introduction and acceptance by our customers of new products and services,

•
Our ability to compete effectively with our current and future competitors,

•
Our ability to enter into and renew key relationships with our customers and vendors,

•
Changes in foreign currency exchange rates,

•
A major disruption of our information technology infrastructure,

•
Unforeseen catastrophic events such as the COVID-19 pandemic, armed conflict, terrorism, fires, typhoons and earthquakes, and

•
Any other disruptions, such as labor shortages, unplanned maintenance or other manufacturing problems.

Cost of goods sold
Cost of goods sold includes the cost of products or components that we purchase from third party manufacturers plus assembly and packaging labor costs for these third parties or in-house designed products. Cost of goods sold is also affected by inventory obsolescence if our inventory management is not effective or efficient. We mitigate the risk of inventory obsolescence by stocking relatively small amounts of inventory at any given time, and relying instead on a strategy of manufacturing or acquiring products based on orders placed by our customers.
General and administrative expenses
General and administrative expenses relate primarily to compensation and associated expenses for personnel in general management, information technology, human resources, procurement, planning and finance, as well as outside legal, investor relations, accounting, consulting and other operating expenses.
Selling and marketing expenses
Selling and marketing expenses relate primarily to salary and other compensation and associated expenses for internal sales and customer relations personnel, advertising, outbound shipping and freight costs, tradeshows, royalties under a brand license, and selling commissions.
Research and development expenses
Research and development expenses consist of compensation and associated costs of employees engaged in research and development projects, as well as materials and equipment used for these projects, and third party compensation for research and development services. We do not engage in any long-term research and development contracts, and all research and development costs are expensed as incurred.
Results of Operations:
Nine Months Ended March 31, 201 compared to nine months ended March 31, 2020
Actual results of operations information presented below represent the actual results for Moving iMage Technologies, LLC as a stand-alone entity. The unaudited pro forma financial data for the nine months ended March 31, 2020 is based on the actual unaudited results of Moving iMage Technologies, LLC for the nine months ended March 31, 2020 and the unaudited results of Caddy Products, Inc. for the period from July 1, 2019 through July 28, 2019, the date of the Caddy Acquisition. Caddy’s financial results after July 28, 2019 (date of acquisition) are presented as part of those of Moving iMage Technologies, LLC. The pro forma adjustments included in the pro forma information set forth below consist of an entry to record the assets acquired related to the Caddy Acquisition and an entry to record the loan associated with the Caddy Acquisition.
Revenues
Nine Months Ended March 31,
2021	2020
(in 000’s)
Actual	Actual	Pro Forma
5,076	15,521	15,679
Actual — Net revenues decreased by $10,445 million for the nine months ended March 31, 2021 from $15,521 million for the same period in prior year primarily due to a shift in the timing of projects in 2020 as customers rescheduled projected deliverables into second half of calendar 2021, largely as a result of the COVID-19 global pandemic.

Gross Profit
Nine Months Ended March 31,
2021	2020
(in 000’s)
Actual	Actual	Pro Forma
1,290	4,023	4,066
Actual — Gross profit decreased to $2.7 million for the nine months ended March 31, 2021 from $4.0 million for the same period in prior fiscal year. As a percentage of total revenues, gross profit remained relatively consistent at 25.4% for the nine months ended March 31, 2021 versus 26.0% for the prior year.
Research and Development
Nine Months Ended March 31,
2021	2020
(in 000’s)
Actual	Actual	Pro Forma
103	205	205
Actual — This decrease in research and development expense was due to a decrease in personnel in 2021. We expect research and development expense to increase as a percentage of sales in the future as we continue to increase product development on our green product line, SaaS (software as a service) products, LED screen support systems, Caddy products, and others as our business expands into new areas.
Selling, General and Administrative Expense
Nine Months Ended March 31,
2021	2020
(in 000’s)
Actual	Actual	Pro Forma
2,140	4,021	4,075
Actual — This increase in selling, general and administrative expense as a percentage of sales was primarily due to expenses of related to our initial public offering and to the decreased in net sales mentioned above. We expect selling, general and administrative expenses to decrease as a percentage of sales in the future as we increase sales, while endeavoring to contain costs.
Interest and Other (Expense)/Income
Nine Months Ended March 31,
2021	2020
(in 000’s)
Actual	Actual	Pro Forma
(194)	(183)	(191)
Actual — The increase was primarily due to the financing costs associated with the Agility line of credit.
Net Loss
Nine Months Ended March 31,
2021	2020
(in 000’s)
Actual	Actual	Pro Forma
(1,147)	(386)	(405)

Actual — Net loss for the nine months ended March 31, 2021 was driven primarily by the decrease in revenues and by general and administrative expenses associated with our initial public offering.
Year Ended June 30, 2020 compared to year ended June 30, 2019
Actual results of operations information presented below represent the actual results for Moving iMage Technologies, LLC as a stand-alone entity. The unaudited pro forma financial data for the year ended 2020 is based on the actual audited results of Moving iMage Technologies, LLC for the year ended June 30, 2020 and the unaudited results of Caddy Products, Inc. for the period from July 1, 2019 through July 28, 2019, the date of the Caddy Acquisition. Caddy’s financial results after July 28, 2019 (date of acquisition) are presented as part of those of Moving iMage Technologies, LLC. The unaudited pro forma combined financial data for the year ended June 30, 2019 is based on the audited financial statements of Moving iMage Technologies, LLC and the unaudited financial statements of Caddy as of June 30, 2019. The pro forma adjustments included in the pro forma information set forth below consist of an entry to record the preliminary estimated consideration to be paid and the assets acquired related to the Caddy Acquisition and an entry to record the loan associated with the Caddy Acquisition.
Revenues
Year Ended June 30,
2020		2019
(in 000’s)
Actual	Pro Forma	Actual	Pro Forma
$16,367	$16,525	$20,812	$22,689
Actual — Net revenues decreased 21.4% to $16.4 million for the year ended June 30, 2020 from $20.8 million for the prior year, primarily due to lower demand and project delays late in fiscal third and all of fiscal fourth quarter as the pandemic spread around the world, offset by the inclusion of Caddy.
Pro Forma — Combined net revenues decreased 27.2% to $16.5 million for the year ended June 30, 2020 from $22.7 million for the prior year, primarily due to the shifting in the timing of project deliverables referenced above; Caddy sales remained relatively consistent year over year.
Gross Profit
Year Ended June 30,
2020		2019
(in 000’s)
Actual	Pro Forma	Actual	Pro Forma
$4,334	$4,377	$5,237	$5,754
Actual — Gross profit decreased 17.2% to $4.3 million for the year ended June 30, 2020 from $5.2 million for the prior fiscal year, primarily due to lower volume related to COVID-19. As a percentage of total revenues, gross profit increased to 26.5% for the year ended June 30, 2020 versus 25.2% for the prior year, primarily due to sales of higher margin products.
Pro Forma — Combined gross profit decreased 23.9% to $4.4 million for the year ended June 30, 2020 from $5.8 million for the prior fiscal year. As a percentage of total revenues, combined gross profit increased to 26.5% for the year ended June 30, 2020 from 25.4% for the prior year. In addition to MiT’s results above, gross margin dollars were adversely affected due to price concessions to a major Caddy customer combined with new vendor manufacturing set-up costs and depreciation associated with the fair value of manufacturing molds acquired.

Research and Development
Year Ended June 30,
2020		2019
(in 000’s)
Actual	Pro Forma	Actual	Pro Forma
$240	$240	$318	$318
Actual — This decrease in research and development expense was due to a decrease in personnel. We expect research and development expense to increase as a percentage of sales in the future as we continue to increase product development on our green product line, SaaS (software as a service) products, LED screen support systems, Caddy products, and others as our business expands into new areas.
Pro Forma — Combined research and development expense represents solely that of MiT as Caddy had no research and development expense for either of the years ended June 30, 2020 or 2019.
Selling, General and Administrative Expense
Year Ended June 30,
2020		2019
(in 000’s)
Actual	Pro Forma	Actual	Pro Forma
$4,714	$4,768	$4,958	$5,693
Actual — This decrease in selling, general and administrative expense was primarily due to expenses of $200,000 related to our initial public offering and an increase in technical sales support and supplies, partially offset by a new lower cost workers’ compensation and health insurance vendor. We expect selling, general and administrative expenses to decrease as a percentage of sales in the future as we increase sales, while endeavoring to contain costs.
Pro Forma — Combined general and administrative expenses, excluding costs associated with our initial public offering, have decreased as a percentage of sales due primarily to and absorbing the operations of Caddy.
Interest and Other (Expense)/Income
Year Ended June 30,
2020		2019
(in 000’s)
Actual	Pro Forma	Actual	Pro Forma
$263	$271	$(4)	$(137)
Actual — The increase was primarily due to the financing costs associated with the Caddy Acquisition and interest on the Company’s outstanding line of credit.
Pro Forma — Combined interest and other expense impacted by the Caddy Acquisition.
Net Income (Loss)
Year Ended June 30,
2020		2019
(in 000’s)
Actual	Pro Forma	Actual	Pro Forma
$(883)	$(902)	$(35)	$(394)
Actual — This increase in net loss was driven primarily by lower revenue, offset by decreased general and administrative expenses due to COVID-19 offset by expenses associated with our initial public offering.

Pro Forma — Combined net loss was $(902,000) for the year ended June 30, 2020 compared to net loss of $(394,000) for the prior year. Combined net loss was driven primarily by related increased general and administrative expenses related to our initial public offering, combined with estimated interest expense, depreciation and amortization related to financing the Caddy Acquisition.
Liquidity and Capital Resources
During the past several years, we have primarily met our working capital and capital resource needs from our operating cash flows. We believe that our existing sources of liquidity, including cash and cash equivalents, credit facilities and operating cash flow, will be sufficient to meet our projected capital needs for the foreseeable future. We had total cash and cash equivalents of $1.097 million at March 31, 2021 compared to $1.058 million at June 30, 2020 and $582,000 at June 30, 2019. In July 2020, Acquisition Co. sold 666,667 shares of its common stock; 591,667 shares sold for cash at $1.50 per share and 75,000 shares exchanged for 15,000 restricted shares of an unaffiliated OTC traded company valued at $112,500 (the “OTC Shares”). Boustead acted as our placement agent in connection with the private placement. In connection therewith, we paid Boustead cash commissions and expenses of $97,625 and transferred 1,650 of the OTC shares we received further to the Private Placement; the net cash proceeds of the sale $(784,000) were lent by Acquisition Co. to Moving iMage Technologies LLC on an interest free basis, such loan to be forgiven in full on the effective date of this offering.
In February and March 2021, the proceeds of approximately $550,000 were received by the Company under this agreement providing additional working capital.
In response to uncertainties associated with the COVID-19 pandemic, we have taken, and are continuing to take, significant steps to preserve cash and remain in a strong competitive position when the current crisis subsides by eliminating non-essential costs, reducing employee hours and deferring all non-essential capital expenditures to minimum levels. Among other mitigating actions, we have implemented targeted furloughs, significantly reduced our service and distribution activities and temporarily reduced compensation of our executive officers and certain other employees. We have also implemented remote work policies for many employees, and the resources available to such employees may not enable them to maintain the same level of productivity and efficiency, and these and other employees may face additional demands on their time, such as increased responsibilities resulting from school closures or illness of family members. Our increased reliance on remote access to our information systems also increases our exposures to potential cybersecurity breaches. We cannot provide any assurance that these actions, or any other mitigating actions we may take, will help mitigate the impact of the COVID-19 pandemic on us.
We cannot provide any assurance that our assumptions used to estimate our liquidity requirements will remain accurate due to the unprecedented nature of the disruption to our operations and the unpredictability of the COVID-19 global pandemic. As a consequence, our estimates of the duration of the pandemic and the severity of the impact on our future earnings and cash flows could change and have a material impact on our results of operations and financial condition. Furthermore, we received an aggregate of $1.4 million of financial support under the recently enacted COVID-19 relief legislation in the U.S. However, the legislation and guidance from the authorities continues to evolve; as such, the amount and timing of additional support, if any, that we could receive is not determinable at this time, and there can be no guarantees that we will receive additional financial support through these programs. In the event of a sustained market deterioration, and continued declines in revenues, we may need additional liquidity, which would require us to evaluate available alternatives and take appropriate actions. We cannot provide any assurance that we will be able to obtain additional sources of financing or liquidity on acceptable terms, or at all.
In October 2019, the Company executed a loan agreement with an unaffiliated lender to provide a $1.0 million asset-based bridge loan to be used for working capital purposes. Funds are available on a borrowing base formula with an advance rate of 75% of Moving iMage Technologies, LLC’s accounts receivable, less than 90-days in age (excluding Caddy’s receivables). Funds borrowed bear interest at 13% per annum and are due and payable one year from the origination date of the loan. The loan is secured by all assets of the Company and is personally guaranteed by Phil Rafnson, our Chairman of the Board. Sound Management Investors, LLC, an entity controlled by Mr. Rafnson, pledged all shares of the Company held by it as further security for the repayment of such loan. In connection therewith, on the effective date of this offering, the Company will issue the lender a warrant to acquire $300,000 of shares of common stock at a per share exercise price equal to the initial public offering price; 100,000 shares underlying said warrant at the assumed initial public offering price of $3.00 per share. Approximately $400,000 of the proceeds from the loan were used to pay amounts owed to Caddy further to the Caddy Acquisition; approximately $575,000 of the net proceeds of this offering will be used to repay the balance of the aforementioned $1.0 million loan. See “Use of Proceeds.”
Cash Flows from Operating Activities
Net cash used in operating activities was $1.874 million for the nine months ended March 31, 2021, due primarily to the operating loss combined with a decrease in payables as the Company used proceeds from the working capital loan to pay past due liabilities. Net cash used was also impacted by a decrease in customer deposits. Net cash used in operating activities was $576,000 for the year ended June 30, 2020, due to the operating loss combined with net changes in working capital items of $150,000. The net change in working capital was primarily due to a decrease in accounts receivable, offset by decreases in accounts payable, accruals and customer deposits. Net cash used in operating activities was $102,000 for the year ended June 30, 2019, as net changes in working capital items were $14,000. The net change in working capital was primarily due to a $755,000 decrease in accounts payable partially offset by a $516,000 decrease in inventories.
Cash Flows from Investing Activities
There were no investing activities for the nine months ended March 31, 2021. Net cash provided by investing activities was $126,000 for the year ended June 30, 2020. This was comprised of $128,000 of cash acquired as a part of the Caddy acquisition. Net cash provided by investing activities was $164,000 for the year ended June 30, 2019. This included a $167,000 reduction in a related party receivable and $3,000 of capital expenditures.
Cash Flows from Financing Activities
Net cash provided by financing activities was $1.913 million for the nine months ended March 31, 2021. This increase relates to a $1.334 million MITQ working capital loan proceeds received net of payments on debt. Net cash provided by financing activities of $926,000 for the year ended June 30, 2020 was due to proceeds from our Line of Credit plus the Payroll Protection Program Loan, less payments on notes payable. Net cash used in financing activities of $77,000 for the year ended June 30, 2019 was due to distributions to Members.
Financial Instruments and Credit Risk Concentrations
Our top ten customers accounted for approximately 65%, 47% and 47% of net revenues for the nine months ended March 31, 2021 and the years ended June 30, 2020 and 2019, respectively. Trade accounts receivable from these customers represented approximately 36%, 39% and 43% of net receivables at March 31, 2021 and June 30, 2020 and 2019, respectively. While we believe our relationships with such customers are stable, most arrangements are made by purchase order and are terminable at will by either party. Specifically, as a result of the effects of the COVID-19 pandemic, a significant number of our customers have temporarily ceased operations and others have cancelled or pushed back the delivery of pending product orders and/or delayed the start of scheduled theater refurbishing and construction projects. In addition, we have experienced increased challenges in or cost of acquiring new customers. As a result of the aforementioned factors, our financial and operating results for the year ended June 30, 2020 have been and our projected financial and operating results for fiscal 2021 are expected to be materially adversely affected. A continued significant decrease or interruption in business from our significant customers would continue to have a material adverse effect on our business, financial condition and results of operations. We could also be adversely affected by such factors as changes in foreign currency rates and weak economic and political conditions in each of the countries in which we sell our products.

Financial instruments that potentially expose us to a concentration of credit risk principally consist of accounts receivable and notes receivable. We sell products to a large number of customers in many different geographic regions. To minimize credit concentration risk, we perform ongoing credit evaluations of our customers’ financial condition or use letters of credit.
Off-Balance Sheet Arrangements and Contractual Obligations
Our off-balance sheet arrangements consist principally of leasing equipment and facilities under operating leases. The future estimated payments under these arrangements are summarized below:
Operating leases	(in 000’s) Total Payments
2021	$70
2022	285
2023	293
2024	302
2025	174
Total future lease payments	$1,124
There were no other material contractual obligations other than inventory and property, plant and equipment purchase in the ordinary course of business.
Seasonality
Our operating results can vary from quarter to quarter as a result of seasonality in consumer spending and payment patterns. A large part of our business is concerned with new theatre builds, which often see substantial delays due to weather, but also financing timing, permits and governmental delays, and other unpredictable problems often associated with large real estate projects. Specifically, our revenue growth generally is higher during the first and fourth quarters of the fiscal year as the weather improves, the digital cinema market becomes more active and consumers begin new theater builds or remodels projects. During these periods, we tend to experience increased transaction volume. Conversely, our revenue growth generally slows during the second quarter of the fiscal year, as spending on new theater construction and theater improvement projects tends to slow leading up to the holiday season and through the winter months. As a result, growth in transaction volume also tends to slow during these periods. We expect this seasonality to continue for the foreseeable future, which may cause fluctuations in our operating results and financial metrics. However, our seasonality trends may vary in the future as we introduce new products to new industry verticals and we become less concentrated in the new theater construction and improvement sector.
Inflation
We believe that the relatively moderate rates of inflation in recent years have not had a significant impact on our net revenues or profitability. Historically, we have been able to offset any inflationary effects by either increasing prices or improving cost efficiencies.
Recently Issued Accounting Pronouncements
See Note 1, Business Activity and Summary of Significant Accounting Policies, to the financial statements for a description of recently issued accounting pronouncements.
Critical Accounting Policies and Estimates
The following accounting policies involve judgments and estimates used in preparation of the financial statements. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.

Our accounting policies are discussed in Note 1 to the financial statements in this report. Management believes the following critical accounting policies reflect its more significant estimates and assumptions used in the preparation of the financial statements.
Revenue Recognition
Our accounting policy relating to revenue recognition reflects the impact of the adoption of Accounting Standards Codification, (“ASC”) 606 Revenue from Contracts with Customers (“ASC 606”), which is discussed further in our Notes to our Financial Statements. As a result of our adoption of ASC 606, we record revenue based on a five-step model. We sell our goods on terms that transfer title and risk of loss at a specified location, which may be our warehouse, destination designated by our customer, port of loading or port of discharge, depending on the final destination of the goods. Product revenue is recognized when control of the promised goods is transferred to the customers, in an amount that reflects the consideration we expect to be entitled to in exchange for transferring those goods. Other than standard product warranty provisions, our sales arrangements provide for no other post-shipment obligations. We periodically evaluate whether an allowance for sales returns is necessary. Historically, we have experienced minimal sales returns. If we believe there are material potential sales returns, we would provide the necessary provision against sales.
Revenues are recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. At the inception of each contract, performance obligations are identified and the total transaction price is allocated to the performance obligations.
The Company’s contracts with customers may include multiple performance obligations. For such arrangements, the Company allocates revenue to each performance obligation based on its relative stand-alone selling price. The Company generally determines standalone selling prices based on the prices charged to customers.
Revenue-prior to adoption of ASC 606:
We recognize revenue when all of the following circumstances are satisfied:
•
Persuasive evidence of an arrangement exists;

•
Delivery has occurred or services have been rendered;

•
The seller’s price to the buyer is fixed or determinable; and

•
Collectability is reasonably assured.

If an arrangement involves multiple deliverables, the items are analyzed to determine the separate units of accounting, whether the items have value on a stand-alone basis and whether there is objective and reliable evidence of their fair values. The deliverables and timing depend upon the customer’s needs. Because the sales are so highly customized, separate sales are too infrequent to establish vendor specific objective evidence (VSOE). As a result, we use the best estimate of selling prices for other contract features. For services performed, revenue is recognized when the products have been installed and services have been rendered. Revenues from maintenance support or managed services contracts are deferred and recognized as earned ratably over the service coverage periods.
For equipment sales, revenue is generally recognized upon shipment of the product; however, there are certain instances where revenue is deferred and recognized upon delivery or customer acceptance of the product, as we legally retain the risk of loss on these transactions until such time.
Costs related to revenues are recognized in the same period in which the specific revenues are recorded. Shipping and handling fees billed to customers are reported in revenue. Shipping and handling costs incurred by the Company are included in cost of goods sold. Estimates used in the recognition of revenues and cost of goods sold include, but are not limited to, estimates for product warranties, price allowances and product returns.

Inventory Valuation
Inventories are stated at the lower of cost (first-in, first-out) or net realizable value. Our policy is to evaluate all inventory quantities for amounts on-hand that are potentially in excess of estimated usage requirements, and to write down any excess quantities to estimated net realizable value. Inherent in the estimates of net realizable values are management’s estimates related to customer demand and the development of new technology, which could make our theater and digital media products obsolete, among other items.
Income Taxes
Prior to the effective date of this offering, MiT was a limited liability company treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of MiT being passed through to the members. As such, there is no recognition of federal or state income taxes provided for in the accompanying financial statements. Any uncertain tax position taken by the members is not an uncertain position of MiT.
In accordance with the operating agreement of MiT, to the extent possible without impairing MiT’s ability to continue to conduct its business and activities, and in order to permit its members to pay taxes on the taxable income of MiT, MiT makes distributions to members in the amounts equal to the estimated tax liability of its members computed as if members paid income tax at the highest marginal federal and state rate applicable to an individual resident of Fountain Valley, CA. Distributions of approximately $77,000 were made to the members in fiscal 2019.
Upon the effective date of this offering, we will declare a final tax distribution consisting of income taxes payable on LLC earnings from January 1, 2019 through the effective date of this offering (the “Final Tax Distribution”). Purchasers of shares of common stock in this offering will not receive any portion of the Final Tax Distribution. On and after such date, we will be fully subject to federal and state income taxes. We have agreed to pay, and to indemnify, defend and hold harmless the members of LLC from any taxes which may at any time be asserted with respect to the Conversion.
Internal Control over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.
Prior to the completion of this offering, we have been a private company with limited accounting personnel and other resources to address our internal control over financial reporting. During the course of preparing for this offering, we determined that we had a material weaknesses in our internal control over financial reporting as of June 30, 2020 and 2019 relating to our financial reporting processes relating to (i) the design and operation of our closing and financial reporting process, (ii) the fact that we had no formal or documented accounting policies or procedures, (iii) the fact that certain segregation of duties issues existed and (iv) the fact that there was no formal review process around journal entries recorded.
To address this weakness, we are in the process of instituting a number of accounting processes and procedures and hired a seasoned financial executive consultant as Interim Chief Financial Officer. This consultant is also undertaking training of our senior and accounting personnel in the intricacies of being a public company. The consultant, or someone equally qualified, will join us as a regular employee full-time CFO once we become a public company.
The actions we have taken are subject to continued review, supported by confirmation and testing by management. While we have implemented a plan to remediate these weaknesses, we cannot assure you that we will be able to remediate these weaknesses, which could impair our ability to accurately and timely report our financial position, results of operations or cash flows.

Our failure to remediate the material weaknesses identified above, or the identification of additional material weaknesses in the future, could adversely affect our ability to report financial information, including our filing of quarterly or annual reports with the Commission on a timely and accurate basis. Moreover, our failure to remediate the material weakness identified above or the identification of additional material weaknesses could prohibit us from producing timely and accurate financial statements, which may adversely affect the market price of shares of our common stock and we may be unable to maintain compliance with NYSE listing requirements.
Quantitative and Qualitative Disclosures About Market Risk
The principal market risks affecting us are exposure to interest rates and foreign currency exchange rates. We market our products throughout the United States and the world. As a result, we could be adversely affected by such factors as changes in foreign currency rates and weak economic conditions. As a majority of our sales are currently denominated in U.S. dollars, a strengthening of the dollar can and sometimes has made our products less competitive in foreign markets.
A 100 basis point increase in the interest rate on borrowings outstanding as of March 31, 2021 would result in an increase of approximately $11,000 in interest expense for the year ending June 30, 2021.

BUSINESS
We are a digital cinema company who designs, manufactures, integrates, installs and distributes a full suite of proprietary and custom designed equipment as well as other off the shelf cinema products needed for contemporary cinema requirements. We also offer single source solutions for cinema design, procurement, installation and service to the creative and production communities for screening, digital intermediate and other critical viewing rooms. We offer a wide range of technical, design and consulting services such as custom engineering, systems design, integration and installation, and digital technology, as well as software solutions for operations enhancement and theatre management. We also provide turnkey furniture, fixture and equipment services, or FF&E, to commercial cinema exhibitors for new construction and remodels, including design, consulting, installation and project management as well as procurement of seats, lighting, acoustical treatments, screens, projection and sound.
MiT’s products and services focus on the integration needs associated with the building, modernization and equipping of high quality motion picture exhibition theatres. We provide purpose-built products for digital cinema, 3D, pre-show/alternative content and a variety of entertainment and educational applications. As a hybrid manufacturer and reseller, MiT offers turnkey custom solutions for a variety of applications. Our staff of mechanical and electrical engineers work closely with end users as well as OEM manufacturers, and can participate in every phase of the process from conceptual design and development to production on mostly any scale. MiT personnel have designed, specified and installed thousands of commercial cinemas, post production, screening and high-end residential rooms.
Industry and Revenue Drivers
Our Industry
Effect of COVID-19 global pandemic
In December 2019, COVID-19 was initially reported, and in March 2020, the World Health Organization characterized COVID-19 as a pandemic. COVID-19 has had a widespread and detrimental effect on the global economy as a result of the continued increase in the number of cases and affected countries and actions by public health and governmental authorities, businesses, other organizations and individuals to address the outbreak, including travel bans and restrictions, quarantines, shelter in place, stay at home or total lock-down orders and business limitations and shutdowns.
The repercussions of the COVID-19 global pandemic resulted in a significant impact to our customers, specifically those in the entertainment and cinema industries. Cinemas have been shuttered since March in an effort to stem the spread of COVID-19 and studios, for the most part, have rescheduled their film releases until they can reopen. Specifically, the pandemic has had a material adverse effect on our business. A significant number of our customers have temporarily ceased operations and others have cancelled or pushed back the delivery of pending product orders and/or delayed the start of scheduled theater refurbishing and construction projects. In addition, we have experienced increased challenges in or cost of acquiring new customers and increased risk in collectability of accounts receivable. As a result of the aforementioned factors, our financial and operating results for the year ended June 30, 2020 and the nine months ended March 31, 2021 have been and our projected financial and operating results for the balance of calendar 2021 are expected to be materially adversely affected.
The ultimate impact of the COVID-19 pandemic on our business and results of operations beyond the the balance of calendar 2021 is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the COVID-19 pandemic and any additional preventative and protective actions that governments, or we or our customers, may direct, which may result in an extended period of continued business disruption and reduced operations. However, we expect that our results of operations, including revenues, in future periods will continue to be adversely impacted by the COVID-19 pandemic and its negative effects on global economic conditions, which include the possibility of a global recession.
Recently, several of the larger theater chains have announced plans to reopen and there had been some limited openings in several states with limited occupancy. The ability of these chains to reopen in whole or in part is predicate in large part on decisions by state and local officials to allow, limit or prohibit the reopening of establishments such as cinemas in response to regionally specific COVID outbreaks. It is reasonable to expect that such reopenings will continue to be done on a gradual basis with limited occupancy and specific procedures, products, and technologies required to be implemented to protect the safety and health of returning patrons and employees.
In response to uncertainties associated with the COVID-19 pandemic, we have taken, and are continuing to take, significant steps to preserve cash and remain in a strong competitive position when the current crisis subsides by eliminating non-essential costs, reducing employee hours and deferring all non-essential capital expenditures to minimum levels. Among other mitigating actions, we have implemented targeted furloughs, significantly reduced our service and distribution activities and temporarily reduced compensation of our executive officers and certain other employees. We have also implemented remote work policies for many employees, and the resources available to such employees may not enable them to maintain the same level of productivity and efficiency, and these and other employees may face additional demands on their time, such as increased responsibilities resulting from school closures or illness of family members. Our increased reliance on remote access to our information systems also increases our exposures to potential cybersecurity breaches. We cannot provide any assurance that these actions, or any other mitigating actions we may take, will help mitigate the impact of the COVID-19 pandemic on us.
We cannot provide any assurance that our assumptions used to estimate our liquidity requirements will remain accurate due to the unprecedented nature of the disruption to our operations and the unpredictability of the COVID-19 global pandemic. As a consequence, our estimates of the duration of the pandemic and the severity of the impact on our future earnings and cash flows could change and have a material impact on our results of operations and financial condition. Furthermore, we received $704,000 of financial support under the newly enacted COVID-19 relief legislation in the U.S. However, the legislation and guidance from the authorities continues to evolve; as such, the amount and timing of additional support, if any, that we could receive is not determinable at this time, and there can be no guarantees that we will receive additional financial support through these programs. In the event of a sustained market deterioration, and continued declines in revenues, we may need additional liquidity, which would require us to evaluate available alternatives and take appropriate actions. We cannot provide any assurance that we will be able to obtain additional sources of financing or liquidity on acceptable terms, or at all.
Other Trends
While the movie industry continues to face pressure from digital streaming, prestige TV and video games competing for people’s attention, according to ComScore, attendance in the United States and Canada was up 5% in 2018 and revenue from ticket sales was a record $11.9 billion, up more than 6.8% from 2017. International ticket sales reached an estimated $41.7 billion in 2018, 4.5% ahead of 2017 levels, according to ComScore. We believe the following market trends continue to drive the strength of the cinema industry:
Convenient and Affordable Form of Out-Of-Home Entertainment.   Movie going continues to be one of the most affordable forms of out-of-home entertainment, with an estimated average ticket price in the U.S. of $8.97 in 2018. Movie theaters continue to draw more people than all theme parks and major U.S. sports combined according to the Motion Picture Association of America.
Increased Importance and Growth of International Markets.   International markets continue to be an increasingly important component of the overall box office revenues generated by Hollywood films, accounting for approximately 71% of 2016 total worldwide box office revenues according to the Motion Picture Association of America.
Introduction of New Platforms and Product Offerings that Enhance the Movie-Going Experience.   The motion picture exhibition industry continues to develop new movie theatre platforms and concepts to respond to varying and changing consumer preferences and to continue to differentiate the movie-going experience from watching a movie at home. In addition to changing the overall style of, and amenities offered in, some theatres, concession product offerings have continued to expand to more than just traditional popcorn and candy items. Many locations now offer hot foods, alcohol offerings and/or healthier snack options for guests. Luxury seats are offered in many locations, further enhancing the movie viewing experience. Motion seats and virtual reality are also being offered for in-theatre enjoyment in some locations.
Revenue Drivers
We believe the following opportunities will drive revenues to our business:
New Theatre Construction.   According to the National Association of Theatre Owners, the number of U.S. movie screens increased from 40,246 in 2017 to 40,837 in 2018 and the number of U.S. cinema sites increased from 5,747 in 2017 to 5,803 in 2018. MIT is providing turnkey FF&E services to under construction movie theaters in the United States opening 140 of such new screens in the United States, or 23.7% of the net increase. These services consist of design, consulting, installation and project management as well as procurement of all items necessary to bring a new or remodel project to completion, including audio, projection, servers, operations software, screens, masking, curtains, drapes, acoustical wall treatments, seating and concession equipment.
Existing Theatres — Upgrades and Refurbishing.   Upgrade and refurbishing opportunities consist of three segments:
Seating, equipment and operations upgrades.   Movie theaters have a long history of offering amenities to lure people out of their homes and into the cinemas. Demand for our FF&E services and product offerings are driven in part by exhibitors investing in innovation. There is demand for our FF&E and product offerings for refurbishing and upgrading locations with recliner seats, immersive audio and operations enhancements. An example of serving this market is our distribution agreement for sales of the Digital Cinema Implementation Partners’ (DCIP) enterprise suite of easy-to-use software tools that help a cinema owner track, monitor, and efficiently manage equipment, theaters and presentation quality in one centralized platform. DCIP is jointly owned by AMC, Regal (Cineworld), and Cinemark.
Projection upgrades.   According to the Motion Picture Association of America, at the end of 2017 there were 43,216 screens in the United States and Canada and more than 120,000 elsewhere around the globe, and 96% of the world’s cinema screens are digitized; the conversion to digital cinema began in 2006. According to Film Journal International, (i) the first machines into the market were Series 1 projectors for DLP licensees, (ii) some 20,000 projectors of all brands were installed before Series 2 machines came on the market in mid-2010 and (iii) the assumption for a projector’s life span is 10 years. We estimate that approximately 3,100 Series 1 projectors will need to be replaced in the next four years as obsolescence sets in and upgrades become the new normal to stay competitive.

Laser projectors.   These projectors are a significant upgrade over existing lamp-based digital projectors, offering a wider color gamut, which provides substantially more vivid colors, plus substantially brighter images. We believe that 3D movies have largely fallen out of favor in the U.S. largely because of dim images, but the higher brightness of lasers, especially RGB laser projectors, makes 3D images bright and alive, giving 3D movies a welcome boost, especially overseas where 3D remains very popular. While lasers are quite a bit more expensive, they last as much as 20 times longer than lamps, paying for themselves in lamp cost savings. By eliminating the lamp, there are significant power savings and less maintenance costs.
Products, Enterprise Software Solutions and Technical Services
Products
We offer a wide spectrum of premier audio-visual products, in-house designed and assembled sub-systems, and accessories which, when coupled with the cinema projector and server, can fully outfit and automate a cinema. We also offer solutions to enhance operations, including enterprise and operations software solutions and technical services and related equipment for maintenance and monitoring of existing systems. We offer the theatre exhibition industry a single source for the design and installation of the complete new theatre.
Projectors — Through distribution agreements with NEC and Barco, MiT offers a full range of DCI compliant digital cinema projectors to accommodate any screen size or application. We are a Master Reseller of NEC digital cinema products as well as a reseller of Barco digital cinema products, in the Americas. NEC and Barco are two of the largest manufacturers of high-end digital cinema projectors, allowing us to meet our customer’s business needs.
Servers — Through a formal distribution agreement with GDC Technology (USA), LLC, we distribute GDC’s line of digital cinema servers in North and South America. We also distribute their servers in certain other areas of the world, although we do not have a distribution agreement outside of North and South America. In addition, we distribute servers for other server manufacturers, including those manufactured by Dolby. Servers are used by our customers for the storage and playback of digital movie content.
Automations — We manufacture a suite of automation system for digital cinema applications. MiT-automations interface with the latest generation of digital projectors, servers, audio processors, and also support pre-feature entertainment systems and 3-D systems.
Pedestals — We offer a family of proprietary rack mount pedestals specifically designed by MiT engineers to maximize equipment rack space in a limited amount of volume. These pedestals can accommodate multiple projection systems and offer ample storage and access to all necessary projection equipment and cables.
Boothless — More and more theatre owners are considering boothless construction options to save construction and operating costs. MiT offers an in-house designed and assembled suite of products to support boothless theatre designs and alternative auditorium configurations, including projector lifts, projector enclosures, and hushed sound racks.
Lighting Fixtures and Dimmers — We offer a series of in-house designed and assembled lighting products and dimmers designed to reduce a cinema’s energy consumption. LED-based lighting in theatres has rapidly become an important aspect of MiT’s product line, offering advantages in efficiency and reduced maintenance, which translate into lower operating cost for the exhibitor. We believe our Architectural LED Fixture is the first LED-based 8” downlight luminaire designed specifically for cinema auditoriums. Our lighting platform is part of our suite of products to support green initiatives, in this case for theatre lighting applications. MiT’s M-Series lighting dimmers are designed specifically for commercial cinemas with emphasis on energy savings, reliability and value.
Sound Systems — We offer a full selection of premium sound systems and enclosures which complete the immersive movie-going experience. MiT offers sound processors, amps and speaker options from manufacturers such as QSC, Trinnov, Dolby, JBL, Meyer Sound, and Ultra-Stereo Systems. We integrate these components along with our in-house solutions to improve onsite installation time and reliability.

“Green” Products and other Accessories — In addition to our LED and dimmer products, MiT offers a number of other “green” products designed for energy efficiency. We offer the DCE-10/20 Demand Controlled Ventilation system which automatically shuts down projector exhaust fans when not needed, reducing energy costs. This closed-loop controller is designed to efficiently control projector exhaust, on demand, by managing airflow to prevent the wasting of conditioned air through a projector when cooling is not needed, saving energy by decreasing conditioned air demand of a projection booth. And our IS-20 & IS-20d Power Managers power theatrical systems up and down on a controlled schedule, affording savings on wasteful energy consumption during system idle time.
We also offer a full complement of accessories for theaters and other public venues including reclining seats and armrests, concession tables and trays, tablet arms, cup holders and step and aisle lighting. In June, we announced a new product line through Caddy with numerous new products to help movie theaters reopen, to protect customers and employees in the age of COVID-19.
The new MiT/Caddy product line includes the following:
Countertop Safety Shields.   Separates employees from patrons at popcorn counters, etc.
Mobile Floor Shields.   Provides flexibility in free-standing locations.
Hanging Safety Shields.   For locations where Countertop Shields not appropriate.
Hand Wipe Dispenser Stand.   Dispenses wipes for patrons’ use.
Hand Sanitizer Dispenser Counter Stand.   For existing counters and tables.
Hand Sanitizer Dispenser Floor Stand.   Ideal for high traffic locations.
Social Distancing Management.   Floor decals, signage.
Temperature Screening.   Multiple solutions for either/both employees and patrons.
Seat Isolators.   Straps and covers for separating active and passive seats in the theater.
Facemasks - 3 types: KN95 Facemask - Ergonomic Design, Maximum Protection(Non-Medical); 3-Ply Earloop High Quality Bacterial Filtering (Non-Medical) Facemask; 3-Ply Disposable Earloop Facemask (Non-Medical)
Enterprise and Operations Software Solutions
CineQC — Cinema Presence Management & Remote Control System. CineQC is MiT’s quality assurance and remote access software solution meant to enhance in-theatre operations. CineQC allows a check of movie presentations before or during features, making sure customers receive a premium moving-going experience. With CineQC, cinema operations staff can change auditorium conditions, such as lights, volume, masking, air conditioning temperatures, projection and audio settings, on a real-time basis. Not only does this reduce problem-resolving time, but also ensures the guest a better movie watching experience.
CineQC provides real-time and after action reporting, not only in the auditoriums but also throughout the building, maintaining high standards of customer comfort and efficiency. CineQC benefits allow (i) an immediate response to solve minor auditorium problems (volume, lights, masking, audio and video channels as well as air condition temperature), (ii) tasks to be redistributed, lowering operational costs and increasing productivity in different areas while improving presentation and supervision, (iii) staff the ability to turn off the projector lamp if no guests are in the auditorium, generating substantial savings on energy and lamp life, and (iv) a system for management to monitor, in real time, that staff is performing necessary checks on theatre operations.
Cinergy — Cinema Enterprise Software Solutions. Digital Cinema Implementation Partners’ (DCIP) enterprise suite of easy-to-use software tools help a cinema owner track, monitor, and efficiently manage his equipment, theaters and presentation quality in one centralized platform. MiT is DCIP’s distributor of Cinergy in the Americas and provides Cinergy customers with front-line support for the product. Cinergy is a broad-based enterprise software solution custom tailored to meet the exhibitor’s information needs. Cinergy provides exhibitors with digital equipment health monitoring, proactive alerting, theater asset management, trailer scheduling, automated key delivery, and content and equipment log management, all controlled through a centralized “Command Center” that is also capable of generating user-defined alerts and advanced reporting to key management personnel.
Cinergy allows an exhibitor to store, monitor and manage all of its digital cinema log files in a secure and centralized location from which it can analyze, audit, report on or deliver this information for any or all of its theatres. An exhibitor is able to easily centrally schedule, with easy to use, drag and drop graphical interfaces, all of the trailer and main content for all of its theatres.
Technical Services
Newly deployed technology across the board requires up to date specification, training, service, and consulting to maintain mission critical equipment. We offer a suite of pre and post deployment services from on-site repair and warranty service, to proactive remote monitoring of networked equipment.
Project Management, System Design and FF&E — We offer a wide range of technical, design and consulting services such as custom engineering, systems design, integration and installation, and digital technology, as well as software solutions for 3D, digital cinema, and audio visual integration. We provide sophisticated project management and systems design for theatre upgrades and new theatre builds. We also provide turnkey FF&E services to commercial cinema exhibitors for new construction and remodels, including design, consulting, installation and project management as well as procurement of seats, lighting, acoustical treatments, screens, projection and sound. From consulting with architects through to final fixturing and calibration, our staff of mechanical and electrical engineers work closely with end users as well as OEM manufacturers, and can participate in every phase of the process from conceptual design and development to production on most any scale. MiT personnel have designed, specified and installed thousands of commercial cinemas, post production, screening and high-end residential rooms and have been involved in the digital cinema conversion rollouts of clients such as Cinemark, Cinepolis, Cinemex, Reading, Metropolitan, Hollywood, Syufy, Harkins, and other smaller circuits.
Network Operations Center — In partnership with Tri State Theatre Digital Services, our Network Operations Centers, or NOC, is staffed by software engineers and systems techs, operates 24/7/365 and provides technical support to our customers further to subscription based, monthly service level agreements whereby our customers subscribe for our NOC program. Our NOC monitoring software automatically collects an exhibitor’s TMS, Digital Projector, Screen Server, Automation and UPS health and status (SNMP) data and relays it, in real time, to the MiT NOC. The on-site digital cinema technicians monitor this information to ensure any anomalies are addressed. Our remote services include systems monitoring and maintenance, software upgrades and system repairs. NOC personnel can assist in managing resolutions in the fastest possible method by dispatching a client’s service agency (in many cases MiT’s Technical Service Department) with the necessary information and parts to resolve issues promptly.
Service and Maintenance — We provide digital cinema equipment installations and after-sale maintenance services. Our technicians work closely with our NOC staff to resolve systems issues that cannot be fixed remotely; they are certified to install and service a wide array of digital and audio equipment from a number of manufacturers. We offer cabling, wiring, installation and maintenance services for digital equipment on ad hoc, as-needed basis. We also offer long-term contractual service packages for maintenance and repairs to a wide range of installed digital equipment for customers. These long-term contractual service packages provide our company with recurring revenue.
New Business Initiatives
We continue to explore new lines of business complimentary with our core business, with a focus on entertainment technologies and complimentary products and services.
Multi-language ADA — The Americans with Disabilities Act (ADA) requires theatres to have provisions for seeing- and hearing-impaired patrons. Even before the 2016 requirement date, these devices have been available; however, in partnership with Hana Media and Epson America, we have recently productized and begun marketing a new system which combines full ADA compliance with a multi-language capability. This unique system uses AR (Augmented Reality) glasses to allow any language captioning to be displayed on the glasses, permitting non-native English speaking patrons the ability to fully enjoy the cinematic experience. This system also allows cinemas to reach out to what we believe is an underserved audience base in their communities. Sign language will also be supported through the same system.
Direct View LED screens. We believe that direct view LED is disruptive to the current front projection paradigm and offers several benefits to exhibitors and filmmakers which we believe will drive demand for these replacement systems. We have signed a strategic agreement with Samsung and their subsidiary Harman to become an integrator and reseller of Samsung’s “ONYX Cinema LED” system, which is designed to replace traditional cinema projectors and screens and combines JBL/Harmon’s Sculpted Surround sound from Harman’s JBL Professional brand. In April 2018, we partnered with Samsung to open the first LED cinema screen in North America at Pacific Theatres Winnetka in Chatsworth, California; MiT was the integrator for this theater. In addition, in April 2019, we received an $800,000 purchase order to install the first commercial Direct View LED Screen in the United States in the Houston area and completed the installation in June 2019.
While LED displays have been around for years (e.g., the giant displays in virtually every sports arena), the constant miniaturization of the technology has now made cinema exhibition possible. Direct-view LED screens utilize a technology that is an alternative to the century-old streaming of projector light thrown onto screens; the LED screen is more akin to a giant television screen, and its use renders the projection booth unnecessary. These emissive displays can deliver dramatically improved contrast for a dynamic image range substantially in excess of projection capabilities. A typical cinema projector tends to lose color quality when its brightness is increased and/or when it ages, but a direct-view LED screen maintains perfect color accuracy, at peak or half brightness. With conventional projector systems, picture quality can vary from screen to screen and venue to venue, whereas a direct-view LED screen provides consistent picture quality across all venues. Also, the LED is ideal for displaying High Dynamic Range (HDR) which we believe at present is the main video aesthetic enhancement being used to boost audience experience in theatres.
This system results in a true boothless theatre design, offering up front construction savings. Direct view eliminates the projector booth and projection screen, immediately freeing space in cinemas for more seats and potentially reducing build costs.
Since the LED consumes no power when they are switched off to ‘illuminate’ black, this saves on electricity versus the always-on energy of laser projection or xenon lamps. LED panels will last up to 100,000 hours or 15 years, whereas projectors have a lifespan of barely half that.
LED screens can be so bright without losing picture quality that they do not require perfectly pitch-black rooms, which could open new doors when it comes to event cinema, gaming or dine-in theatres, further diversifying the cinema-going experience. The technology also changes the operating proposition for cinema chains who want to optimize the day-to-day usage of their real estate, renting out the screening rooms during the time periods when no movies are scheduled.
Strategic acquisitions of complementary products and technologies.
Our first acquisition was the acquisition of Caddy Products LLC which closed effective January 1, 2019. Caddy products are utilized in over 270,000 facilities throughout more than 91 countries worldwide. Their markets include cinema, sports, grocery, performing arts, worship and retail industries. Products include patented cup holders and trays built into luxury cinema seats, cinema step and aisle lighting, and cups, trays, and advertising displays used in large sports arenas. Caddy products are protected by 21 active and 6 pending patents.
We will continue to evaluate our targeted acquisition strategy based on several factors, including profitability, enhancement of the overall customer experience, pricing models, throughput, types of content featured and differences in geographic areas.
Sales and Marketing
We market and sell directly to theatre exhibitors, as well as through certain domestic and international value added resellers. We have developed ongoing customer relationships with a large portion of the theatre owners in the United States and a number of the major theatre owners internationally. Our sales and marketing staff principally develop business by maintaining regular personal contact with our established customer relationships, including conducting site visits. In our sales and marketing efforts, we emphasize our value proposition of providing the broadest range of products and services delivered by our experienced technical service teams, which provides a significant resource to our clients in managing the complexities of digital technology in the cinema exhibition industry. Our sales and marketing professionals have extensive experience with our product and service offerings and have long-term relationships throughout the industry.
Our top ten customers accounted for approximately 65%, 47% and 47% of net revenues for the nine months ended March 31, 2021 and the years ended June 30, 2020 and 2019, respectively. Trade accounts receivable from these customers represented approximately 36%, 39% and 43% of net receivables at March 31, 2021 and June 30, 2020 and 2019, respectively. One customer accounted for approximately 32% of the Company’s sales for the nine months ended March 31, 2021 (Unaudited). At March 31, 2021, the amount of outstanding receivables related to these customers was approximately $164,000. There were no customers in fiscal 2020 or 2019 that exceeded 10% of our net revenue from continuing operations. Specifically, as a result of the effects of the COVID-19 pandemic, a significant number of our customers have temporarily ceased operations and others have cancelled or pushed back the delivery of pending product orders and/or delayed the start of scheduled theater refurbishing and construction projects. In addition, we have experienced increased challenges in or cost of acquiring new customers. As a result of the aforementioned factors, our financial and operating results for the year ended June 30, 2020 and our projected financial and operating results for each of the first two fiscal quarters of fiscal 2021 are expected to be materially adversely affected. A continued significant decrease or interruption in business from our significant customers would continue to have a material adverse effect on our business, financial condition and results of operations.
Manufacturing and Assembly
MiT has 28,000 square feet of office, warehouse and in-house manufacturing/assembly space in Southern California, which is home to our corporate offices, engineering, distribution, integration as well as service and support divisions. Our primary location is augmented by a global network of service partners and OEM manufacturers.
We develop, manufacture, design and assemble the key elements of the theatrical systems we offer. Proprietary components are either manufactured in house or provided under original equipment manufacturers agreements with outside vendors. These proprietary parts include custom pedestals, enclosures, racks and specialized lighting and control equipment. Fabrication of a majority of other parts and sub-assemblies is subcontracted to a group of third-party suppliers. We believe our significant suppliers will continue to supply quality products in quantities sufficient to satisfy our needs. We inspect all parts and sub-assemblies, complete the final assembly and then subject the system to comprehensive testing individually prior to shipment.
We believe that our quality control procedures and the quality standards for the products that we distribute or service have contributed significantly to our reputation for high performance and reliability. The inspection of incoming materials and components as well as the testing of all of our products during various stages of the sales and service cycle are key elements of this program.
Trademarks
We own or otherwise have rights to various trademarks and trade names used in conjunction with the sale of our products. We believe our success will not be dependent upon trademark protection, but rather upon our engineering capabilities and research and production techniques.
Backlog
Our sales backlog at March 31, 2021 was approximately $9,266 million, which represented orders currently planned to be shipped substantially in the next six months. Backlog at June 30, 2020 was $10.9 million.
Sales backlog typically represents the fixed contracted revenue under signed theater system installation or upgrade agreements that we believe will be recognized as revenue upon installation/upgrade and acceptance of the associated theater. The dollar value fluctuates depending on the number of new and upgraded theater system arrangements signed from year to year, which adds to backlog and the installation and acceptance of theatre systems and the settlement of contracts, both of which reduce backlog. Sales backlog includes initial fees along with the estimated present value of contractual ongoing fees due over the term; however, it excludes amounts allocated to maintenance and extended warranty revenues as well as fees (contingent fees) in excess of contractual ongoing fees that may be received in the future. We believe that the contractual obligations for theater system installations that are listed in sales backlog are valid and binding commitments.
From time to time, in the normal course of its business, we will have customers who are unable to proceed with a theatre system installation or upgrade for a variety of reasons, including the inability to obtain certain consents, approvals or financing. Once the determination is made that the customer will not proceed with installation or upgrade, the agreement with the customer is terminated or amended. If the agreement is terminated, once MiT and the customer are released from all their future obligations under the agreement, all or a portion of the initial fees that the customer previously made to us are recognized as revenue. Specifically, as a result of the effects of the COVID-19 pandemic, a significant number of our customers have temporarily ceased operations and others have cancelled or pushed back the delivery of pending product orders and/or delayed the start of scheduled theater refurbishing and construction projects.
Competition
The markets for our products are highly competitive. The primary competitive factors are price, product quality, features and customer support. Competition in the digital cinema equipment market includes Ballantyne Strong and Christie Digital Systems. We also compete with many small cinema equipment dealers.
The competition in the cinema service industry for installation, after-sale maintenance, and NOC services includes Tristate, Ballantyne/Strong, Sonic, CES, Christie, and Film-Tech.
Regulation
We are subject to complex laws, rules and regulations affecting our domestic and international operations relating to, for example, environmental, safety and health requirements; exports and imports; bribery and corruption; tax; data privacy; labor and employment; competition; and intellectual property ownership and infringement. Compliance with these laws, rules and regulations may be onerous and expensive, and if we fail to comply or if we become subject to enforcement activity, our ability to manufacture our products and operate our business could be restricted and we could be subject to fines, penalties or other legal liability. Furthermore, should these laws, rules and regulations be amended or expanded, or new ones enacted, we could incur materially greater compliance costs or restrictions on our ability to manufacture our products and operate our business.
Some of these complex laws, rules and regulations — for example, those related to environmental, safety and health requirements — may particularly affect us in the jurisdictions in which we manufacture products, especially if such laws and regulations: require the use of abatement equipment beyond what we currently employ; require the addition or elimination of a material or process to or from our current manufacturing processes; or impose costs, fees or reporting requirements on the direct or indirect use of energy, or of materials or gases used or emitted into the environment, in connection with the manufacture of our products. There can be no assurance that in all instances a substitute for a prohibited raw material or process would be available, or be available at reasonable cost.
Employees
We employed 18 full-time persons at March 31, 2021. We are not a party to any collective bargaining agreement.

Facilities
Our corporate headquarters is located in Fountain Valley, California, and covers 28,000 square feet pursuant to an operating lease that expires in 2024 at a monthly rental of $12,621. We also lease an additional 13,000 square foot warehouse facility in Fountain Valley pursuant to an operating lease that expires in 2024 at a monthly rental of $9,465.
We lease all of our facilities and do not own any real property. We believe that our facilities are generally suitable to meet our current needs.
Legal Proceedings
We are not party to any material pending legal proceedings. From time to time, we may be subject to legal proceedings and claims arising in the ordinary course of business.

MANAGEMENT
The following table sets forth the names, ages and titles of our directors, director nominees, executive officers and key personnel:
Name	Age	Title
Executive Officers and Directors:
Phil Rafnson	73	Presidents Chief Executive Officer and Chairman of the Board
Jose Delgado	57	Executive Vice President, Sales and Marketing
Bevan Wright	51	Executive Vice President, Operations
Michael Sherman	58	Interim Chief Financial Officer(1)
Key Personnel:
Jerry Van de Rydt	67	Senior Vice President, FF& E Sales
David Richards	64	Senior Vice President, Engineering
Thomas Lipiec	57	Senior Vice President, Sales and Customer Service
Frank Tees	46	Vice President, Technical Sales & Support
Director Nominees
Katherine D. Crothall, Ph.D.	71	Director Nominee
John C. Stiska	78	Director Nominee
Scott Anderson	66	Director Nominee

(1)
It is expected that Mr. Sherman will become our full time Chief Financial Officer on the effective date of this offering.

Executive Officers and Directors:
Phil Rafnson has been our Chairman of the Board since the company’s founding in 2003 and become an President and Chief Executive Officer in January 2021. Mr. Rafnson has been a major participant in the cinema equipment business for over 30 years going from a sound engineer for RCA Service Co. to National Sales Manager for Xetron Inc., to President and owner of Media Technology Source (MTS), one of the largest global cinema equipment distribution companies until he sold MTS in 1999. He has served as Board member of the International Theatre Equipment Association for 12 years and Officer and President of that association for more than 4 years. Mr. Rafnson’s experience in the cinema equipment industry qualifies him to serve on our board of directors.
Jose Delgado has been our Executive Vice President, Sales and Marketing since the company’s founding in 2003. Prior to joining MiT, Mr. Delgado spent fifteen years at Christie Digital Systems in increasing positions of responsibility, as National Sales Manager, Director of Sales, and Vice President of Sales. During his tenure he increased by 10-fold the cinema presentation product sales of Christie, helping the company become a major force in the cinema industry. Previously he held various positions at JVC, including Sales Representative for video products for the Los Angeles and Las Vegas markets.
Bevan Wright has been our Executive Vice President, Operations since the company’s founding in 2003. In the industry since 1985, Bevan spent ten years as Cinema Systems Product and Engineering Manager at Christie Digital Systems, directing product development and engineering support for all cinema product lines, managing the product lines to develop and bring to market fully-integrated solutions for cinema exhibitors. The previous nine years he held engineering and operations positions at Christie, United Artists, and with other cinema exhibitors. He holds the Bachelors of Science degree in Mechanical Engineering from Arizona State University, and two patents in cinema projection technology.
Michael Sherman, C.P.A., has been our Interim Chief Financial Officer since July 2018. A senior financial professional for over 25 years, Mr. Sherman has held executive finance positions within a range of companies, both public and private. Prior to joining MiT, Mr. Sherman was a Finance and Accounting

Consultant primarily providing acquisition and other transactional services to companies in the Telecom and Manufacturing industries. At EBSCO Industries, he acted as Corporate Controller and Warehouse Director, while leading the financial integration and on-boarding of the acquisition of an online stand-up desk company in Waukegan, Illinois. At FDH Velocitel, he was responsible for finance and accounting integration aspects of the acquisition of FDH in Raleigh, North Carolina. At Mitsubishi Automation, as acting Corporate Controller, he was responsible for their $300 million Annual Operating Plan for North and South America, while overseeing all finance functions. Prior to consulting, he was Associate Vice President — Accounting for TCS Education System, where he was responsible for overall system accounting, the acquisitions of the Santa Barbara and Ventura Colleges of Law, as well as preparation and submission of the company’s IRS form 990 for 11 legal entities. Prior to that, he held a senior management position of Global Vice President of Finance with Liquid Controls Group, an operating group of IDEX, where he was responsible for 7 entities in 5 Countries. While there, he also led the acquisition of TopTech Systems in Florida and Faure Herman in France. Prior to IDEX, he was Vice President Finance for KaVo Dental, a Division of Danaher, where he was responsible for all aspects of Finance and Accounting. A former Public Accounting C.P.A. with Coopers & Lybrand for 6 years, where he provided audit, accounting, and business advisory services to a portfolio of clients engaged in the manufacturing and distribution sectors, he holds a bachelor degree in Accountancy from Northern Illinois University.
Key Personnel:
Jerry Van de Rydt has been our Senior Vice President, FF&E Sales since 2005. Jerry has been involved in the cinema industry for over 30 years. Previously he ran the Los Angeles office of MTS, which under his leadership became the largest cinema equipment distributor on the West Coast, outfitting over 2,000 screens for clients such as Pacific, Edwards, Mann, Harkins, & Krikorian Theaters, Deluxe Laboratories just to name a few. In 2002, he started his own company, Rydt Entertainment Systems which MiT acquired three years later.
David Richards has been our Senior Vice President, Engineering since the company’s founding in 2003. Mr. Richards has nineteen years of experience in the cinema industry. He spent five years in engineering and engineering management positions at Christie. He has been active in SMPTE for the past eighteen years, and presently serves on several of the SMPTE DC28 digital cinema committees as well as the Film Technology committee and Projection Technology committee. Mr. Richards is past chair of the SMPTE Hollywood section (’96 – ’97), and was Program Chair for the first and second SMPTE Film Conferences, held in 1997 and 1998. He is the author of several SMPTE papers and articles for various trade publications. He has a background in mechanical, electronic and electrical engineering design.
Thomas Lipiec has been our Senior Vice President, Sales & Customer Service since shortly after the company’s founding in 2003. Mr. Lipiec has over 32 years of professional experience in the cinema industry. Tom’s career began by occupying several positions at various cinema exhibitors. He later obtained engineering positions at Lucasfilm/THX and was the Director of the post-production division of THX Ltd. Additionally, he was the Vice President of Business Development at Constellation 3D. Tom’s involvement with Lucasfilm included collaborations with Skywalker Sound and ILM, etc. These specific technical efforts gained him 2 movie credits for Star Wars: Episode I and Star Wars: Episode II (D.C. & DVD).
Frank Tees has been our Vice President, Technical Sales & Support since 2011. Mr. Tees started his cinema career in 1989, serving in most aspects of theater exhibition with Krikorian Premiere Theaters. He spent the past 15 years with the world’s largest exhibitor, Regal Entertainment Group, and since 2002 has been Director of Technical Services for the Southwest Region. He managed a team of technicians in preparation, installation and service of film and digital cinema equipment for 1000 screens in Southern California, Hawaii, Nevada and Arizona. Frank has extensive training on 3D and standard DLP and Sony projection systems and practical experience installing them in an integrated and networked environment. Frank also managed Regal’s technical training program and developed preventative maintenance and tracking guidelines to service systems according to their warranty.

Director Nominees:
Katherine D. Crothall, Ph.D. will become a Director on the effective date of this offering. Ms. Crothall has been the Chairman, Chief Executive Officer and President of Aspire Bariatrics, Inc. (“Aspire”) since November 2010. Prior to Aspire, Dr. Crothall served as a Principal of Liberty Venture Partners, Inc. from 2006 to November 2010. Prior to Liberty, she founded Animas Corporation in 1996 and served as its Chairman, President, Chief Executive Officer, led its $69 million IPO in 2004, and sold it to Johnson and Johnson in 2006. From October 1988 to September 1993, Dr. Crothall served as President and Chief Executive Officer of Luxar Corporation, which she founded in 1988, sold and manufactured CO2 lasers for cosmetic, oral, surgical, dental, dermatological and surgical applications. Dr. Crothall founded Laakmann Electro-Optics, which manufactured and marketed CO2 lasers and was sold to Johnson & Johnson in 1981. She was employed as an engineer at Hughes Aircraft from 1971 to 1978. She has been an Independent Director of Valeritas Holdings, Inc. since October 10, 2016. Dr. Crothall is a director of Adhezion BioMedical and Xanitos, Inc. She served as a Director of Othera Pharmaceuticals Inc., Intact Vascular, Inc., and Lungpacer, Inc. Dr. Crothall served as a Director of Animas Corp. since 1996 until its sale to J&J in 2006. She holds over 20 patents and is the recipient of several awards including the Ernst & Young Entrepreneur of the Year Award in 2003 and the Greater Philadelphia Raymond Rafferty Entrepreneurial Excellence Award in 2004. She has authored numerous technical papers and has given numerous papers at scientific/medical symposiums. Dr. Crothall holds a B.S. in Electrical Engineering from the University of Pennsylvania and Master of Science and a Ph.D. in Electrical Engineering from the University of Southern California. Dr. Crothall’s extensive experience in public company finance and acquisition experience qualifies her to serve on our board of directors.
John C. Stiska will become a Director on the effective date of this offering. Since 2005, Mr. Stiska has been the principal of Regent Partners, a merchant banking firm, and was a Senior Advisor to Agility Capital, LLC, a venture lending fund from 2007 to 2013; prior to that he was Chairman of Commercial Bridge Capital, LLC, also a venture lending fund. Over the past two decades, John Stiska has served as a CEO, Chairman, Director and investor in more than thirty private and public companies. Underlying his extensive, twenty-year business leadership and development experience, and service on numerous Boards of Directors, John was a practicing Corporate and Securities partner at Brobeck, Phleger & Harrison, and of Counsel at Latham & Watkins. He also taught Securities Regulation as an Adjunct Professor of Law at the University of San Diego School of Law. He started his career and became a partner at Luce, Forward, Hamilton & Scripps, before being one of the founding partners of Aylward, Kintz, Stiska, Wassenaar and Shannahan, which merged into and became the San Diego Office of the Brobeck Firm, shortly after which time he joined Intermark, Inc. as President, and subsequently took Intermark, Inc. and its majority owned company Triton Group Ltd through an extensive Chapter 7 reorganization and refinancing, emerging as a successfully restructured public company, Triton Group Ltd. Mr. Stiska received a B.A. in Accounting, BBA, in 1965 and a J.D. from the University of Wisconsin in 1970. Mr. Stiska’s extensive experience in public company finance and related corporate matters qualifies him to serve on our board of directors.
Scott Lloyd Anderson, J.D., CPA will become a Director on the effective date of this offering. Mr. Anderson practiced with KPMG as a tax CPA in the early 1980s and since 1983 has practiced as an attorney representing businesses and their respective owners. Mr. Anderson is a shareholder at the law firm of Fabyanske, Westra, Hart & Thomson, P.A., which he joined in 1985. Mr. Anderson was on the board of directors of the firm from 1988 through 2014 and was elected president of the firm over four different time frames. Over the last 30 years, Mr. Anderson has structured, negotiated and closed over 200 merger and acquisition transactions of privately held companies ranging in transaction value from a few million to over a billion dollars. Mr. Anderson has been on the board of directors of various construction companies and is a principal owner, director and officer of a safety engineering company, a small investment company and a small oil and gas company. Mr. Anderson also assisted with the initial organization of the Company in 2003. Mr. Anderson has a B.A. in Business Administration from Augsburg University located in Minneapolis, Minnesota and a J.D. from William Mitchell College of Law located in St. Paul, Minnesota. Mr. Anderson also taught accounting and business law at Augsburg University. Mr. Anderson’s extensive experience in finance and acquisition transactions and prior accounting experience qualifies him to serve on our board of directors.

Committees of the Board of Directors
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will operate pursuant to a charter to be adopted by our board of directors and will be effective upon the effectiveness of the registration statement of which this prospectus is a part. The board of directors may also establish other committees from time to time to assist our company and the board of directors. Upon the effectiveness of the registration statement of which this prospectus is a part, the composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, NYSE and SEC rules and regulations, if applicable. Upon our listing on NYSE, each committee’s charter will be available on our website at www.movingimagetech.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be part of this prospectus.
Audit committee
John C. Stiska, Katherine D. Crothall, Ph.D. and Scott Lloyd Anderson will serve on the audit committee, which will be chaired by John C. Stiska. Our board of directors has determined that each are “independent” for audit committee purposes as that term is defined by the rules of the SEC and NYSE, and that each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated John C. Stiska as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:
•
appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

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pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

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reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

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reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

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coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

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establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

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recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

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monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

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preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

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reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•
reviewing quarterly earnings releases.

Compensation committee
John C. Stiska, Katherine D. Crothall, Ph.D. and Scott Lloyd Anderson will serve on the compensation committee, which will be chaired by Katherine D. Crothall, Ph.D. Our board of directors has determined that each member of the compensation is “independent” as defined in the applicable NYSE rules. The compensation committee’s responsibilities include:

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annually reviewing and recommending to the board of directors the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•
evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation: (i) recommending to the board of directors the cash compensation of our Chief Executive Officer, and (ii) reviewing and approving grants and awards to our Chief Executive Officer under equity-based plans;

•
reviewing and recommending to the board of directors the cash compensation of our other executive officers;

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reviewing and establishing our overall management compensation, philosophy and policy;

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overseeing and administering our compensation and similar plans;

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reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable NYSE rules;

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retaining and approving the compensation of any compensation advisors;

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reviewing and approving our policies and procedures for the grant of equity-based awards;

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reviewing and recommending to the board of directors the compensation of our directors; and

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preparing the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement.

None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Nominating and corporate governance committee
John C. Stiska, Katherine D. Crothall, Ph.D. and Scott Lloyd Anderson will serve on the nominating and corporate governance committee, which will be chaired by Scott Lloyd Anderson. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as defined in the applicable NYSE rules. The nominating and corporate governance committee’s responsibilities include:
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developing and recommending to the board of directors’ criteria for board and committee membership;

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establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

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reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

Corporate governance
Prior to the effectiveness of the registration statement of which this prospectus is a part, we will adopt a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions. Following the effectiveness of the registration statement of which this prospectus is a part, a current copy of this code will be posted on the Corporate Governance section of our website, which is located at www.movingimagetech.com. The information on our website is deemed not to be incorporated in this prospectus or to be a part of this prospectus. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

•
identifying individuals qualified to become members of the board of directors;

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recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

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reviewing and recommending to the board of directors’ appropriate corporate governance guidelines; and

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overseeing the evaluation of our board of directors.

EXECUTIVE COMPENSATION
Compensation of Named Executive Officers
The summary compensation table below shows certain compensation information for services rendered in all capacities for the fiscal years ended June 30, 2020 and 2019. Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.
Name and Principal Position	Fiscal Year	Salary	Bonus	Option Awards	All Other Compensation	Total
Glenn Sherman(1) President and Chief Executive Officer	2020	$112,913	$—	$—	$—	$112,913
	2019	$120,750	$—	$—	$—	$120,750
Jose Delgado Executive Vice President, Sales and Marketing	2020	$195,058	$—	$—	$—	$195,058
	2019	$220,500	$—	$—	$—	$220,500
Bevan Wright Executive Vice President, Operations	2020	$195,058	$—	$—	$—	$195,058
	2019	$220,500	$—	$—	$—	$220,500
Michael Sherman Interim Chief Financial Officer(2)	2020	$178,000	$—	$—	$—	$178,000
	2019	$208,000	$—	$—	$—	$208,000

(1)
Glenn Sherman stepped down as President and Chief Executive Officer in January 2021.

(2)
Effective August 1, 2018, Michael Sherman was appointed Interim Chief Financial Officer at an annual salary of $208,000.

Employment Agreements
We currently do not maintain any employment, severance or change in control agreements with our named executive officers. In addition, our named executive officers are not entitled to any payments or other benefits in connection with a termination of employment or a change in control.
Compensation of Directors
No obligations with respect to compensation for non-employee directors have been accrued or paid for any periods presented in this Prospectus.
Going forward, our board of directors believes that attracting and retaining qualified non-employee directors will be critical to the future value growth and governance of our company. Our board of directors also believes that a significant portion of the total compensation package for our non-employee directors should be equity-based to align the interest of these directors with our stockholders. On the effective date of the offering, each of our director nominees will be granted options to purchase 50,000 shares of common stock at a per share exercise price equal to the price of the shares of common stock in this offering. The options will vest over a one year period of time.
Directors who are also our employees will not receive any additional compensation for their service on our board of directors.
2019 Incentive Stock Plan
We have adopted a 2019 Omnibus Incentive Stock Plan (the “Plan”). An aggregate of 750,000 shares of our common stock is reserved for issuance and available for awards under the Plan, including incentive stock options granted under the Plan. The Plan administrator may grant awards to any employee, director, consultant or other person providing services to us or our affiliates. To date, no grants have been made under the Plan; however, on the effective date of the offering, each of our director nominees will be granted options to purchase 50,000 shares of common stock at a per share exercise price equal to the price of the shares of common stock in this offering. The options will vest over a one year period of time.

The Plan shall be initially administered by the Board. The Plan administrator has the authority to determine, within the limits of the express provisions of the Plan, the individuals to whom awards will be granted, the nature, amount and terms of such awards and the objectives and conditions for earning such awards. The Board may at any time amend or terminate the Plan, provided that no such action may be taken that adversely affects any rights or obligations with respect to any awards previously made under the Plan without the consent of the recipient. No awards may be made under the Plan after the tenth anniversary of its effective date.
Awards under the Plan may include incentive stock options, nonqualified stock options, stock appreciation rights (“SARs”), restricted shares of common stock, restricted stock Units, performance share or Unit awards, other stock-based awards and cash-based incentive awards.
Stock Options.   The Plan administrator may grant to a participant options to purchase our common stock that qualify as incentive stock options for purposes of Section 422 of the Internal Revenue Code (“incentive stock options”), options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination thereof. The terms and conditions of stock option grants, including the quantity, price, vesting periods, and other conditions on exercise will be determined by the Plan administrator. The exercise price for stock options will be determined by the Plan administrator in its discretion, but non-qualified stock options and incentive stock options may not be less than 100% of the fair market value of one share of our company’s common stock on the date when the stock option is granted. Additionally, in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise price may not be less than 110% of the fair market value of one share of common stock on the date the stock option is granted. Stock options must be exercised within a period fixed by the Plan administrator that may not exceed ten years from the date of grant, except that in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise period may not exceed five years. At the Plan administrator’s discretion, payment for shares of common stock on the exercise of stock options may be made in cash, shares of our common stock held by the participant or in any other form of consideration acceptable to the Plan administrator (including one or more forms of “cashless” or “net” exercise).
Stock Appreciation Rights.   The Plan administrator may grant to a participant an award of SARs, which entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of common stock on the exercise date over the SAR exercise price, times (ii) the number of shares of common stock with respect to which the SAR is exercised. The exercise price for a SAR will be determined by the Plan administrator in its discretion; provided, however, that in no event shall the exercise price be less than the fair market value of our common stock on the date of grant.
Restricted Shares and Restricted Units.   The Plan administrator may award to a participant shares of common stock subject to specified restrictions (“restricted shares”). Restricted shares are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified forfeiture period and/or the attainment of specified performance targets over the forfeiture period. The Plan administrator also may award to a participant Units representing the right to receive shares of common stock in the future subject to the achievement of one or more goals relating to the completion of service by the participant and/or the achievement of performance or other objectives (“restricted Units”). The terms and conditions of restricted share and restricted Unit awards are determined by the Plan administrator.
Performance Awards.   The Plan administrator may grant performance awards to participants under such terms and conditions as the Plan administrator deems appropriate. A performance award entitles a participant to receive a payment from us, the amount of which is based upon the attainment of predetermined performance targets over a specified award period. Performance awards may be paid in cash, shares of common stock or a combination thereof, as determined by the Plan administrator.
Other Stock-Based Awards.   The Plan administrator may grant equity-based or equity-related awards, referred to as “other stock-based awards,” other than options, SARs, restricted shares, restricted Units, or performance awards. The terms and conditions of each other stock-based award will be determined by the Plan administrator. Payment under any other stock-based awards will be made in common stock or cash, as determined by the Plan administrator.

Cash-Based Awards.   The Plan administrator may grant cash-based incentive compensation awards, which would include performance-based annual cash incentive compensation to be paid to covered employees subject to Section 162(m) of the Code. The terms and conditions of each cash-based award will be determined by the Plan administrator.
Limitation on Liability and Indemnification Matters
Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. However, Delaware law prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:
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any breach of a director’s duty of loyalty to us or to our stockholders;

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acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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unlawful payment of dividends or unlawful stock repurchases or redemptions; and

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any transaction from which a director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. It also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our Bylaws, we are also empowered to enter into indemnification agreements with our directors, officers, employees and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.
In addition to the indemnification required in our Certificate of Incorporation and Bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We believe that these Certificate of Incorporation and Bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors, officers and employees. Furthermore, we have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.
The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding beneficial ownership of our capital stock by:
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each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Common Stock;

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each of our named executive officers;

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each of our directors and director nominees; and

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all of our current executive officers, directors and director nominees as a group.

Applicable percentage ownership is based on 5,666,667 shares of Common Stock outstanding at March 31, 2021 after giving effect to the Conversion and 9,166,667 shares of Common Stock outstanding on a pro forma basis giving effect to this offering (assuming no exercise of the underwriters’ over-allotment option).
The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option, or other right. More than one (1) person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days, by the sum of the number of shares outstanding as of such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our Common Stock listed below have sole voting and investment power with respect to the shares shown.
Unless otherwise noted below, the address of each person listed on the table is c/o Moving iMage Technologies, Inc., 17760 Newhope Street, Fountain Valley, CA 92708.
	Shares Beneficially Owned Before this Offering		Shares Beneficially Owned after this Offering
Name of Beneficial Owner	Number	Percentage	Number	Percentage
Named Executive Officers and directors:
Phil Rafnson(1)	2,005,567	35.4%	2,005,567	21.9%
Bevan Wright	582,570	10.3%	582,570	6.4%
Jose Delgado	504,556	8.9%	504,556	5.5%
Michael Sherman	—	*	—	*

	Shares Beneficially Owned Before this Offering		Shares Beneficially Owned After this Offering
Name of Beneficial Owner	Number	Percentage	Number	Percentage
Director Nominees:
Katherine D. Crothall, Ph.D.(2)	—	*	—	*
John C. Stiska(2)	—	*	—	*
Scott Anderson(2)	—	*	—	*
All executive officers, directors and director nominees as a group (10 persons)	3,457,882	61.0%	3,457,882	37.7%
5% Stockholders:
David Richards	324,006	5.7%	324,006	3.5%

*
Less than 1%

(1)
Represents shares held by Sound Management Investors, LLC, an entity wholly-owned and controlled by Mr. Rafnson.

(2)
On the effective date of the offering, each of our director nominees will be granted options to purchase 50,000 shares of Common Stock at a per share exercise price equal to the price of the shares of Common Stock in this offering. The options will vest over a one year period of time.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In August 2016, Moving iMage Technologies, LLC extended a discretionary revolving line of credit to Jose Delgado, Executive Vice President, Sales and Marketing, of up to $200,000 pursuant to which Moving iMage Technologies, LLC made advances to Mr. Delgado. The line was collateralized by a security interest equal to 50% of Mr. Delgado’s interest in Moving iMage Technologies, LLC. On June 30, 2017, the amount outstanding including accrued interest was $230,151. This loan was repaid in August 2018.
In July 2017, a new discretionary line of credit was extended by Moving iMage Technologies, LLC to Mr. Delgado in the amount of $100,000 under the same terms as the aforementioned revolving credit loan, including that such loan was collateralized by a $100,000 security interest in Mr. Delgado’s ownership interest. The outstanding balance of the two notes as of June 30, 2017 and 2018 was $230,000 and $267,000, respectively, and has been classified in the balance sheets as a separate line item under Due from related party. As of December 31, 2018, the outstanding balance on this line of credit was $100,000. In January 2019, Mr. Delgado repaid the outstanding amount by surrendering 100 of his membership interests in Moving iMage Technologies, LLC.
Caddy occupied an executive office in Palm Desert, CA, pursuant to month to month lease agreement with the owner. Rent expense totaled approximately $54,000 and $59,000 in 2018 and 2017, respectively.
In September 2016, Caddy obtained a noninterest-bearing loan from the owner. The outstanding balance as of December 31, 2016 was $12,000. In December 2017, a related party rent payment was added to the note. The balance outstanding as of December 31, 2017 was $20,200. The balance was repaid in full as of December 31, 2018.
Moving iMage Technologies, LLC sold goods and services to an entity owned by its Chairman of the Board, Phil Rafnson, of approximately $447,553 from October 2018 through February 2019. At March 31, 2021 and June 30, 2019, there was a receivable balance of zero and $64,411 pertaining to these related party sales, respectively.
All amounts due to Caddy by the Company further to the acquisition of Caddy are personally guaranteed by Phil Rafnson, our Chairman of the Board.
In October 2019, the Company executed a loan agreement with an unaffiliated lender to provide a $1.0 million asset-based bridge loan to be used for working capital purposes. Funds borrowed bear interest at 13% per annum and are due and payable one year from the origination date of the loan. The loan is secured by all assets of the Company and is personally guaranteed by Phil Rafnson, our Chairman of the Board. Sound Management Investors, LLC, an entity controlled by Mr. Rafnson, has pledged all shares of the Company held by it as further security for the repayment of such loan.
In July 2020, Glenn Sherman, our former President, and David Richards, our Senior Vice President, Engineering and a 5% stockholder, purchased 97,334 and 5,000 shares, respectively, of Acquisition Co. at $1.50 per share.
We have agreed to indemnify, defend and hold harmless the members of Moving iMage Technologies LLC from any taxes which may at any time be asserted with respect to the Conversion.
Director and Officer Indemnification and Insurance
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director (and in certain cases their related venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.
Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the DGCL. We also intend to purchase a policy of directors’ and officers’ liability insurance that will insure our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. For further information, see “Executive Compensation — Limitations of Liability and Indemnification Matters.”

Policies and Procedures Regarding Related Party Transactions
Prior to the closing of this offering, we have not maintained a policy for approval of related party transactions. Our board of directors will adopt a written related person transaction policy, to be effective upon the closing of this offering, setting forth the policies and procedures for the review and approval or ratification of related-person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee will be tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of any related party transactions policy.
A “related person” means:
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any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

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any person who is known by us to be the beneficial owner of more than 5% of our Common Stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our Common Stock; or

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

DESCRIPTION OF CAPITAL STOCK
General
The following description of our capital stock summarizes the most important terms of our capital stock. The descriptions of our capital stock and certain provisions of our Certificate of Incorporation and Bylaws are summaries and are qualified by reference to the Certificate of Incorporation and Bylaws filed with the Commission as exhibits to this registration statement, of which this Prospectus forms a part, and by the applicable provisions of Delaware law.
Our Certificate of Incorporation provides for Common Stock and undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.
Our authorized capital stock consists of 110,000,000 shares, all with a par value of $0.0001 per share, of which 100,000,000 shares are designated as Common Stock and 10,000,000 shares designated as preferred stock.
As of March 31, 2021 and after giving effect to the Conversion, we had outstanding 5,666,667 shares of Common Stock held by approximately 30 stockholders of record.
Common Stock
The holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available therefor. In the event that we liquidate, dissolve or wind up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.
Preferred Stock
Our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 10,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action.
Warrants
In July 2020, we issued Boustead a warrant to acquire up to 50,000 shares of Common Stock at a per share exercise price of $1.85 as partial compensation for acting as placement agent in connection with the Private Placement. In addition, we have also agreed to issue to the underwriters warrants to purchase a number of shares equal to an aggregate of 5% of the aggregate number of the shares sold in this offering. The warrants will be exercisable on a cashless basis at an exercise price equal to 125% of the offering price of the shares sold in this offering. The warrants are exercisable commencing six months after the date of effectiveness of the registration statement of which this Prospectus forms a part, and will be exercisable for five years from the effective date of the registration statement of which this Prospectus forms a part. On the effective date of this offering, the Company will issue an unaffiliated lender a warrant to acquire $300,000 of shares of Common Stock at a per share exercise price equal to the initial public offering price; 100,000 shares underly said warrant at the assumed initial public offering price of $3.00 per share.

Anti-Takeover Provisions
Certificate of Incorporation and Bylaws
Because our stockholders do not have cumulative voting rights, our stockholders holding a plurality of the outstanding shares of Common Stock outstanding will be able to elect all of our directors. Our Bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent. A special meeting of stockholders may be called by holders of a majority of our Common Stock or by the majority of our whole board of directors, or our chief executive officer.
The foregoing provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.
These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.
Section 203 of the Delaware General Corporation Law
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•
before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:
•
any merger or consolidation involving the corporation and the interested stockholder;

•
any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•
the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
Exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain actions against the Company.
Section 6 of Article VII of our Bylaws dictates that the Delaware Court of Chancery is the sole and exclusive forum for certain actions including derivative action or proceeding brought on behalf of the Company; an action asserting a breach of fiduciary duty owed by an officer, director, employee or to the shareholders of the Company; any claim arising under Delaware corporate law; and any action asserting a claim governed by the internal affairs doctrine. These exclusive-forum provisions do not apply to claims under the Securities Act or the Exchange Act. While management believes limiting the forum is a benefit, shareholders could be inconvenienced by not being able to bring an action in another forum they find favorable. Note that there is uncertainty as to whether a court would enforce this provision as it relates to claims under the federal securities laws and that shareholders will not be deemed to have waived the Company’s compliance with federal securities laws and the rules and regulations thereunder.
A Delaware corporation is allowed to mandate in its corporate governance documents a chosen forum for the resolution of state law based shareholder class actions, derivative suits and other intra-corporate disputes. The Company’s management believes limiting state law based claims to Delaware will provide the most appropriate outcomes as the risk of another forum misapplying Delaware law is avoided, Delaware courts have a well-developed body of case law and limiting the forum will preclude costly and duplicative litigation and avoids the risk of inconsistent outcomes. Additionally, Delaware Chancery Courts can typically resolve disputes on an accelerated schedule when compared to other forums.
Limitations of Liability and Indemnification
See “Executive Compensation — Limitation on Liability and Indemnification Matters”.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is VStock Transfer, LLC.
Listing
We have applied to list our Common Stock on the NYSE under the symbol “MITQ”.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our Common Stock and there can be no assurance that a market for our Common Stock will develop or be sustained after this offering. Future sales of our Common Stock in the public market, including shares issued upon exercise of outstanding options or warrants, or the availability of such shares for sale in the public market, could adversely affect the trading price of our Common Stock. As described below, a limited number of shares will be available for sale by our existing stockholders shortly after this offering due to contractual and legal restrictions on resale. Sales of our Common Stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the trading price of our Common Stock at such time and our ability to raise equity capital in the future. Although we have applied to list our Common Stock on the NYSE, we cannot assure you that there will be an active public market for our Common Stock.
Based on the number of shares of our Common Stock outstanding as of September 4, 2020 after giving effect to the Reorganization Conversion Transaction and assuming no exercise of the underwriters’ over-allotment option, upon the closing of this offering we will have outstanding an aggregate of 9,166,667 shares of Common Stock.
All of the shares sold in this offering by us will be freely tradable, except that any shares purchased in this offering by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, generally may be sold in the public market only in compliance with Rule 144 under the Securities Act.
The remaining shares of Common Stock will be deemed “restricted securities” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below. We expect that substantially all of these restricted securities will be subject to the lock-up agreements described below.
In accordance with the foregoing, and subject to Rule 144 and Rule 701, shares will be available for sale in the public market as follows:
Date	Number of Shares
On the date of this Prospectus	0
Between 90 and 180 days after the date of this Prospectus	1,316,667
At various times beginning more than 180 days after the date of this Prospectus	4,350,000
Rule 144
Affiliate Resales of Restricted Securities
In general, under Rule 144 under the Securities Act, as in effect on the effective date of the registration statement of which this Prospectus is a part, a person who is one of our affiliates and has beneficially owned shares of our Common Stock for at least six months would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period, beginning on the date 90 days after the date of this Prospectus, that does not exceed the greater of:
•
1.0% of the number of shares of Common Stock then outstanding, which will equal approximately 91,667 shares immediately after the closing of this offering; or

•
the average weekly trading volume of our Common Stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to a certain manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the Commission and the NYSE (assuming our Common Stock is listed on that exchange) concurrently with either the placing of a sale order with the broker or the execution of a sale directly with a market maker.

Non-Affiliate Resales of Restricted Securities
In general, under Rule 144 under the Securities Act, as in effect on the date of this Prospectus, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months but less than a year, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares beginning on the 91st day after we have become subject to the reporting requirements of the Exchange Act without complying with the manner of sale, volume limitation or notice provisions of Rule 144, and will be subject only to the current public information requirements of Rule 144. If such person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the public company requirement and the current public information requirement.
Rule 701
Prior to this offering, there were no shares purchased under a written compensatory stock or option plan or other written contract entitling the holder to sell such shares in reliance on Rule 701.
Lock-Up Agreements
We and all of our directors and officers, as well as the other holders of shares of Common Stock issued further to the Conversion outstanding immediately prior to this offering, have agreed or will agree that, without the prior written consent of Boustead as representative of the underwriters in this offering, during the period from the date of this Prospectus and ending on the date 365 days after the date of this Prospectus, we and they will not, among other things:
•
offer, pledge, sell, contract to sell, grant any option to purchase, make any short sale or otherwise dispose of or transfer any shares of Common Stock, options or warrants to purchase shares of our Common Stock or any securities convertible into or exercisable or exchangeable for shares of our Common Stock;

•
enter into any swaps or other arrangements or transactions that transfer, directly or indirectly, the economic consequences of ownership of our Common Stock, whether such arrangements are to be settled in stock, cash or otherwise;

•
in our case, file any registration statement or offering statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; or

•
in the case of our directors, officers and other holders of our securities, make any demand for exercise of any rights with respect to the registration of any securities.

UNDERWRITING
In connection with this offering, we will enter into an underwriting agreement with Boustead Securities, LLC, as representative of the underwriters named below, with respect to the shares subject to this offering. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has, severally and not jointly, agreed to purchase from us on a firm commitment basis, the respective number of shares of our Common Stock set forth opposite its name in the table below:
Underwriters	Number of Shares
Boustead Securities, LLC.
Total	3,500,000
The underwriters have agreed to purchase all of the shares of common stock offered by this Prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase the shares of common stock, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations and other matters. The obligation of the underwriters to purchase the shares offered by this Prospectus is conditioned upon our receiving approval to list the shares of common stock on NYSE.
Except as set forth below in the section “Relationships”, neither the underwriters, nor any of their respective affiliates have provided any services to us or our affiliates in the past.
Commissions and Discounts
The underwriting discount is equal to the public offering price per share, less the amount paid by the underwriters to us per share. The underwriters propose to offer to the public the common stock purchased pursuant to the underwriting agreement at the public offering price per share on the cover page of this Prospectus.
The following table provides information regarding the amount of the discount to be paid to the underwriters by us:
	Per Share of Common Stock	Total without Exercise of Over-allotment option
Public offering price	$	$
Underwriting discount(1)	$	$
Non-accountable expense allowance(2)	$	$
Net proceeds to us(3)	$	$

(1)
Represents underwriting discount and commissions equal to 9% per share (or $     per share).

(2)
Represents a non-accountable expense allowance equal to the sum of 2% of the public offering price (excluding amounts received from the exercise of the over-allotment option). In addition, we have agreed to reimburse the underwriters for certain other accountable expenses not to exceed in the aggregate $100,000.

(3)
We estimate that the total expenses of this offering excluding the underwriter discount and commissions and non-accountable expense allowance, will be approximately $      .

The underwriters may offer some of the shares to other securities dealers at the public offering price less a concession of $     per share. The underwriters may also allow, and such dealers may re-allow, a concession not in excess of $     per share to other dealers. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times.

In connection with the successful completion of this offering, the underwriters will receive a warrant to purchase shares of common stock equal to 5% of the shares sold in this offering on the terms described below under “Underwriting — Underwriters’ Warrants.” Except as disclosed in this Prospectus, the underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority, Inc. (“FINRA”), to be underwriting compensation under its rule of fair price. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters.
Determination of Offering Price
The public offering price of the shares was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the shares included:
•
the information in this Prospectus and otherwise available to the underwriters, including our financial information;

•
the history and the prospects for the industry in which we compete;

•
the ability of our management;

•
the prospects for our future earnings;

•
the present state of our development and our current financial condition;

•
the general condition of the economy and the securities markets in the United States at the time of this offering;

•
the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

•
other factors as were deemed relevant.

We cannot be sure that the public offering price will correspond to the price at which the shares will trade in the public market following this offering or that an active trading market for the shares will develop or continue after this offering.
Over-allotment Option
We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this Prospectus, permits the underwriters to purchase a maximum of an additional 15% of the total number of shares of common stock offered to the public from us to cover over-allotments, at the public offering price per share, less the underwriting discount set forth on the cover page of this Prospectus. If the underwriters exercise all or part of this option, they will purchase the shares covered by the option at the public offering price that appears on the cover page of this Prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be approximately $12.1 million and the total proceeds to us, before expenses, will be approximately $9.6 million, based on the public offering price of $3.00 per share and assuming the number of shares issued in this offering does not change.
Underwriters’ Warrants
We have also agreed to issue to the underwriters warrants to purchase a number of shares equal to an aggregate of 5% of the aggregate number of the shares sold in this offering. The warrants will be exercisable on a cashless basis at an exercise price equal to 125% of the offering price of the shares sold in this offering. The warrants are exercisable commencing six months after the date of effectiveness of the registration statement of which this Prospectus forms a part, and will be exercisable for five years from the effective date of the registration statement of which this Prospectus forms a part. The warrants are not redeemable by us. The Underwriters’ Warrants and the shares of Common Stock issuable upon exercise of the Underwriters’ Warrants have been included on the registration statement of which this Prospectus forms a part. Pursuant to applicable FINRA rules, and in particular Rule 5110, the warrants (and underlying shares) issued to the underwriters may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days after the effective date of the registration statement related to this offering; provided, however, that the warrants (and underlying shares) may be transferred to officers or directors of the underwriters and their affiliates as long as the warrants (and underlying shares) remain subject to the lockup.
Lock-up Agreements
We, each of our directors and officers, as well as the other holders of shares of Common Stock issued further to the Conversion (including securities exercisable or convertible into our Common Stock) outstanding immediately prior to this offering have agreed or are otherwise contractually restricted for a period of 365 days after the date of this Prospectus, without the prior written consent of Boustead, not to directly or indirectly:
•
issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock;

•
in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, other than registration statements on Form S-8 filed with the Commission after the closing date of this offering; or

•
enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our Common Stock or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

There are no existing agreements between the underwriters and any person who will execute a lock-up agreement in connection with this offering providing consent to the sale of shares prior to the expiration of the lock-up period. The lock up does not apply to the issuance of shares upon the exercise of rights to acquire shares of Common Stock pursuant to any existing stock option or the conversion of any of our preferred convertible stock.
Indemnification and Contribution
The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Commission, indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.
Stabilizing Transactions and Penalty Bids
In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our shares of common stock during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the rules of the Commission.
Stabilizing transactions.   The underwriters may make bids for or purchases of shares of our common stock for the purpose of pegging, fixing, or maintaining the price of the shares of our Common Stock, so long as stabilizing bids do not exceed a specified maximum.

Penalty bids.   If the underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering. Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resale of shares.
The transactions above may occur on NYSE or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our shares. If these transactions are commenced, they may be discontinued without notice at any time.
Miscellaneous
This Prospectus may be made available in electronic format on websites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this Prospectus in electronic format, the information on the underwriters’ websites or our website and any information contained in any other websites maintained by the underwriter or by us is not part of this Prospectus or the registration statement of which this Prospectus forms a part, has not been approved and/or endorsed by us or by either of the underwriters in each of their capacity as underwriter, and should not be relied upon by investors.
The underwriters have informed us that they do not expect to confirm sales of shares offered by this Prospectus to accounts over which they exercise discretionary authority.
Relationships
Boustead acted as our placement agent with a private placement of 666,667 shares of Common Stock in July 2020; 591,667 shares sold for cash at $1.50 per share and 75,000 shares were exchanged for 15,000 shares of restricted shares of an unaffiliated OTC traded company valued at an aggregate of $112,500 (the “Private Placement”). In connection therewith, we paid Boustead cash commissions and expenses of $97,625 and transferred 1,650 shares of the unaffiliated OTC traded company valued at $12,375 which we received further to the Private Placement in lieu of cash commissions on that portion of the Private Placement and issued them a five-year warrant to purchase up to 50,000 shares of Common Stock at a per share exercise price of $1.875, which was 125% of the Private Placement per share price. Boustead & Company Limited, the parent of Boustead, and a trust affiliated with a Boustead registered representative, purchased 70,000 and 17,000 shares of Common Stock, respectively, for cash at a per share price of $1.50.
Certain of the underwriters and their affiliates may provide to us and our affiliates from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they may receive customary fees and commissions.
In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

LEGAL MATTERS
The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for us by Manatt, Phelps & Phillips, LLP, Costa Mesa, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Schiff Hardin LLP, Washington, D.C.
EXPERTS
The financial statements of (i) Moving iMage Technologies, LLC as of June 30, 2020 and 2019 and for the years then ended, and (ii) Caddy Products, Inc. as of December 31, 2018 and 2017 and for the years then ended, included in this Prospectus have been audited by CohnReznick LLP, an independent registered public accounting firm, as stated in their reports appearing herein. Such financial statements have been so included in reliance upon the reports of such firm given its authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 (File Number 333-234159) under the Securities Act with respect to the Common Stock we are offering by this Prospectus. This Prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our Common Stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this Prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may also review a copy of the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E. Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. The Commission also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is www.sec.gov.
Upon the completion of the offering, we will be subject to the informational requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. Upon completion of the offering, you may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendment to those reported filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.
We also maintain a website at www.movingimagetech.com. Upon completion of this offering, you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the Commission. Information contained on our website is not a part of this Prospectus and the inclusion of our website address in this Prospectus is an inactive textual reference only.

MOVING IMAGE TECHNOLOGIES, LLC

FINANCIAL STATEMENTS

 June 30, 2020 and 2019

CONTENTS

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Members
Moving iMage Technologies, LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Moving iMage Technologies, LLC (the “Company”) as of June 30, 2020 and 2019, and the related consolidated statements of operations, changes in members’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ CohnReznick LLP

We have served as the Company’s auditor since 2018.
Roseland, New Jersey
September 30, 2020

MOVING IMAGE TECHNOLOGIES, LLC
CONSOLIDATED BALANCE SHEETS
(in thousands)
	March 31, 2021	June 30,
		2020	2019
	(UNAUDITED)
Assets
Current Assets:
Cash	$1,097	$1,058	$582
Accounts receivable, net	662	809	2,128
Inventories, net	1,857	1,594	1,683
Prepaid expenses and other	97	77	99
Total Current Assets	3,713	3,538	4,492
Long-Term Assets:
Property, plant and equipment, net	51	151	32
Intangibles, net	959	1,030	—
Goodwill	287	287	—
Other assets	785	698	188
Total Long-Term Assets	2,082	2,166	220
Total Assets	$5,795	$5,704	$4,712
Liabilities And Members’ Deficit
Current Liabilities:
Accounts payable	$2,383	$2,694	$2,926
Accrued expenses	376	454	793
Customer deposits	558	828	1,011
Line of credit	590	75	—
Notes payable – current	686	444	—
Unearned warranty revenue	5	26	68
Total Current Liabilities	4,598	4,521	4,798
Long-Term Liabilities:
Notes payable, net of current portion	3,288	1,557	—
Line of credit, net of current portion.	—	575	—
Deferred rent	25	20	—
Total Long-Term Liabilities	3,313	2,152	—
Total Liabilities	7,911	6,673	—
Members’ Def icit	(2,116)	(969)	(86)
Total Liabilities and Members’ Deficit	$5,795	$5,704	$4,712
The accompanying Notes to Financial Statements are an integral part of these financial statements.

MOVING IMAGE TECHNOLOGIES, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except share and per share amounts)
	Nine Months Ended March 31, 2021	Nine Months Ended March 31, 2020	Year Ended June 30, 2020	Year Ended June 30, 2019
	(Unaudited)	(Unaudited)
Net sales	$5,076	$15,521	$16,367	$20,812
Cost of goods sold	3,786	11,498	12,033	15,575
Gross profit	1,290	4,023	4,334	5,237
Operating expenses:
Research and development	103	205	240	318
Selling and marketing	934	1,986	2,295	2,455
General and administrative	1,206	2,035	2,419	2,503
Total operating expenses	2,243	4,226	4,954	5,276
Operating (loss)	(953)	(203)	(620)	(39)
Other expenses (income)
Interest and other income	—	—	—	(4)
Interest expense	194	183	263	—
Total other expense (income)	194	183	263	(4)
Net (loss)	$(1,147)	$(386)	$(883)	$(35)
Pro Forma C-Corporation Information (Unaudited) – See Note 11
Historical net loss before income taxes	$(1,147)	$(386)	$(883)	$(35)
Pro forma benefit for income taxes	(321)	(108)	(247)	(10)
Pro forma net loss	$(826)	$(278)	$(636)	$(25)
Pro forma net loss per common share basic	$(.15)	$(.05)	$(.11)	$(.01)
Pro forma shares outstanding: basic	5,666,667	5,666,667	5,666,667	5,666,667
Pro forma net loss per common share diluted	$(.15)	$(.05)	$(.11)	$(.01)
Pro forma shares outstanding: diluted	5,666,667	5,666,667	5,666,667	5,666,667
The accompanying Notes to Financial Statements are an integral part of these financial statements.

MOVING IMAGE TECHNOLOGIES, LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)
(in thousands)
Balance June 30, 2018	$126
Distributions	(177)
Net loss	(35)
Balance June 30, 2019	(86)
Net loss	(883)
Balance June 30, 2020	(969)
Net loss (Unaudited)	(1,147)
Balance March 31, 2021 (Unaudited)	$(2,116)
The accompanying Notes to Financial Statements are an integral part of these financial statements.

MOVING IMAGE TECHNOLOGIES, LLC
CONSOLIDATED
STATEMENTS OF CASH FLOWS
(in thousands)
	Nine Months Ended March 31, 2021	Nine Months Ended March 31, 2020	Year Ended June 30, 2020	Year Ended June 30, 2019
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(1,147)	$(386)	$(883)	$(35)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of contingent consideration	—	(150)	(150)	—
Provision for (reversal of) doubtful accounts	8	73	80	(105)
Depreciation expense	99	93	126	17
Amortization expense	72	64	88	—
Deferred rent	5	11	13	7
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	139	1,164	1,478	158
Inventories	(263)	17	89	516
Prepaid expenses and other	(107)	(352)	220	(198)
Accounts payable	(311)	(239)	(352)	(755)
Accrued expenses	(78)	(372)	(1,060)	97
Unearned warranty revenue	(21)	(20)	(42)	24
Customer deposits	(270)	(484)	(183)	172
Net cash used in operating activities	(1,874)	(581)	(576)	(102)
Cash flows from investing activities
Cash acquired in business combination	—	128	128	—
Due from related party	—	—	—	167
Purchases of property, plant and equipment	—	(2)	(2)	(3)
Net cash provided by investing activities	—	126	126	164
Cash flows from financing activities
Net change in notes payable	(59)	(446)	(418)	—
Net borrowings (payments) on line of credit	(60)	650	650	—
Proceeds from notes payable	1,334	—	—	—
Paycheck Protection Program Loan proceeds	698	—	694	—
Member distributions	—	—	—	(77)
Net cash provided by (used in) financing activities	1,913	204	926	(77)
Net increase (decrease) in cash	39	(251)	476	(15)
Cash, beginning of the period	1,058	582	582	597
Cash, end of the period	$1,097	$331	$1,058	$582
Non-cash investing and financing activities:
Distribution to member to settle related party receivable.	$—	$—	$—	$100
Deferred IPO costs	$72	$262	$263	$—
Acquisition of certain Caddy net assets by issuing notes payable	$—	$1,905	$1,905	$—
Cash paid during the period:
Interest	$165	$183	$263	$—
The accompanying Notes to Financial Statements are an integral part of these financial statements.

MOVING IMAGE TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization:   Moving iMage Technologies, LLC, (“MiT”) a Delaware limited liability company formed in September 2003 (the “Company”), designs, integrates, installs and distributes proprietary and custom designed equipment as well as off the shelf cinema products needed for contemporary cinema requirements. MiT offers single source solutions for cinema design, procurement, installation and service to the creative and production communities for screening, digital intermediate and other critical viewing rooms. MiT offers a wide range of technical, design and consulting services such as custom engineering, systems design, integration and installation, and digital technology, as well as software solutions for operations enhancement and theatre management. MiT also provides turnkey furniture, fixture and equipment services to commercial cinema exhibitors for new construction and remodels including design, consulting, installation and project management as well as procurement of seats, lighting, acoustical treatments, screens, projection and sound.
The Share Exchange:   In February 2019, NLM Holding Co., Inc. and MiT executed a Share Exchange Agreement further to which immediately prior to the effective date of this offering, NLM Holding Co., Inc. acquired all of the outstanding membership interests of MiT held by its members (the “Former Members”) in a share exchange treated as a reverse merger whereby the Former Members became the substantial holders of the outstanding common stock of NLM Holding Co., Inc., owning approximately 88% of the shares on a fully-diluted basis on the date of such exchange. For financial reporting purposes, MiT is considered the predecessor of NLM Holding Co., Inc. of the Share Exchange Agreement; NLM stockholders received 12% of the combined Company’s equity as defined in the Share Exchange Agreement.
In October 2019, the Company and the Former Members executed Amendment No.1 to the Share Exchange Agreement whereby the current members of the Company collectively own approximately 87% and NLM stockholders collectively own approximately 13%, on a fully-diluted basis and pro-forma basis as more fully described in the Share Exchange Agreement. In June 2020, the Company terminated the agreement and there are no termination amounts payable.
Principles of Consolidation:   The consolidated financial statements include the accounts of Moving iMage Technologies, LLC and its wholly owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.
Basis of Presentation:   The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Reclassifications:   The Company reclassified an immaterial error of $442,079 (Unaudited) from cost of goods sold to net sales, representing freight billed to customers for the nine months ended March 31, 2020. Freight billed to customers for the nine months ended March 31, 2021 was $121,302 (Unaudited) and is appropriately recorded to net sales.
The Company reclassified an immaterial error of $543,368 from cost of goods sold to net sales, representing freight billed to customers for the year ended June 30, 2019. Freight billed to customers for the year ended June 30, 2020 was $467,161 and is appropriately recorded to net sales.
Unaudited Interim Consolidated Financial Statements:   The accompanying interim consolidated balance sheet as of March 31, 2021, the consolidated statements of operations, the consolidated statements of changes in members’ equity (deficit) and consolidated statements of cash flows for the nine months ended March 31, 2021 and 2020, and the financial data and other information disclosed in these notes related to the nine months ended March 31, 2021 and 2020 are unaudited. The unaudited interim consolidated financial statements have been prepared on substantially the same basis as the audited annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of

MOVING IMAGE TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

March 31, 2021, and the results of its operations and its cash flows for the nine months ended March 31, 2021 and 2020. The results for the nine months ended March 31, 2021 and 2020 are not necessarily indicative of the results to be expected for the year ending June 30, 2021, any other interim periods, or any future year or period.
Measurement of Fair Values:   The Company’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities on either a recurring or nonrecurring basis. When measuring the fair value of an asset or a liability, the Company uses observable market data to the extent such information is available. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:
— Level 1:
quoted prices (unadjusted) in active markets for identical assets or liabilities.

— Level 2:
inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices).

— Level 3:
inputs for the asset or liability that are not based on observable market data (unobservable inputs). If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

Deferred Offering Costs:   The Company capitalizes certain legal, accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs (non-current) until such financings are consummated. After consummation of the equity financing, these costs are recorded in members’ equity (deficit) as a reduction of proceeds received as a result of the offering. Should the equity financing to which those costs relate no longer be considered probable of being consummated, all deferred offering costs will be charged to operating expenses in the statement of operations at such time.
As of June 30, 2020 and 2019, and March 31, 2021 (Unaudited), $682,000, $172,000 and $769,000, respectively, of deferred offering costs are capitalized in other assets.
Use of Estimates:   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities (including sales returns, bad debts, inventory reserves, warranty reserves, purchase price allocation and asset impairments), disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.
Concentration of Cash:   The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk on its cash balances.
Accounts Receivable:   Accounts receivable are carried at original invoice amount less allowance for bad debts. Management determines the allowance for bad debts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Accounts receivable are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received. Accounts receivable are considered to be past due if any portion of the receivable balance is outstanding for more than 90 days past the customer’s granted terms. The Company does not charge interest on past due balances or require collateral on its accounts receivable. As of June 30, 2020 and 2019, and March 31, 2021 (Unaudited), the allowance for bad debts is approximately $283,000, $203,000 and $291,000, respectively.
Inventories:   Inventories are stated at the lower of cost or net realizable value, with cost being determined on the first-in first-out cost method of accounting. The Company purchases finished goods and materials to assemble kits in quantities that it anticipates will be fully used in the near term. Changes in

MOVING IMAGE TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

operating strategy, customer demand, and fluctuations in market values can limit the Company’s ability to effectively utilize all products purchased and can result in finished goods with above-market carrying costs which may cause losses on sales to customers. The Company’s policy is to closely monitor inventory levels, obsolescence and lower market values compared to costs and, when necessary, reduce the carrying amount of its inventory to its net realizable value. As of June 30, 2020 and 2019, and March 31, 2021 (Unaudited), inventory on hand was comprised primarily of finished goods ready for sale.
Revenue Recognition:   On July 1, 2019, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, (“ASC 606”) and all related Accounting Standards Updates by applying the modified retrospective method to all contracts that were not completed on July 1, 2019. The modified retrospective approach required the Company to recognize the cumulative effect of initially applying the new standard as an adjustment to the opening balance of members’ equity on July 1, 2019. Comparative information has not been restated and continues to be reported under the historical accounting standards in effect for those periods. The adoption of the new revenue standard did not result in a cumulative effect adjustment to our members’ equity since there was no significant impact upon adoption of the new standard. There was also no material impact to revenues, or any other financial statement line items for the year ended June 30, 2020 as a result of applying ASC 606.
Revenue is recognized when control of the promised goods is transferred at the point of shipment to a customer and when performance conditions are satisfied as per the agreement, in an amount that reflects the consideration that we expect to receive in exchange for those goods as per the agreement with the customer. We generate all our revenue from agreements with customers. In case there are agreements with multiple performance obligations, we identify each performance obligation and evaluate whether the performance obligations are distinct within the context of the agreement at the agreement’s inception. Performance obligations that are not distinct at agreement inception are combined. We allocate the transaction price to each distinct performance obligation proportionately based on the estimated standalone selling price for each performance obligation and then evaluate how the services are transferred to the customer to determine the timing of revenue recognition.
The Company considers the U.S. GAAP criteria for determining whether to report revenue gross as a principal versus net as an agent. Factors considered include whether the Company is the primary obligor, has risks and rewards of ownership, and bears the risk that a customer may not pay for the products provided or services performed. If there are circumstances where the above criteria are not met, revenues recognized are presented net of cost of goods sold.
Contract assets consist of conditional or unconditional rights to consideration. Accounts receivable represent amounts billed to customers where the Company has an enforceable right to payment for performance completed to date (i.e., unconditional rights to consideration). The Company does not have contract assets that represent conditional rights to consideration. There were no other contract assets as of March 31, 2021 (Unaudited) or 2020 (Unaudited) nor June 30, 2020 or 2019.
Contract liabilities consist of refund and warranty liabilities, as well as deposits received in advance on sales to certain customers. Such deposits are reflected as customer deposits and recognized in revenue when control of the products is transferred or when performance conditions are satisfied per the agreement. The change in contract liabilities (customer deposits and unearned warranty revenue) during the year ended June 30, 2020 included $1.079 million for revenue recognized that was included in contract liability as of July 1, 2019. The change in contract liabilities (customer deposits and unearned warranty revenue) during the nine months ended March 31, 2021 (Unaudited) included $.690 million for revenue recognized that was included in contract liability as of July 1, 2020.

MOVING IMAGE TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cost of goods sold includes cost of inventory sold during the period, net of discounts and allowances, and shipping and handling costs, and sales taxes. The Company accounts for taxes collected from customers on a net basis (excluded from revenues). The Company did not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year.
Deferred contract acquisition costs consist of sales commissions paid to the sales force and the related employer payroll taxes, collectively “deferred contract acquisition costs”, are considered incremental and recoverable costs of obtaining a contract with a customer. The Company has determined that sales commissions paid are an immaterial component of obtaining a customer’s contract and has elected to expense sales commissions when earned.
	Disaggregation of Revenue (in 000’s): For the nine months ended		For the year ended June 30, 2020
	March 31, 2021	March 31, 2020
	(Unaudited)
Products (point in time)	$4,984	$14,919	$15,752
Software and services (over time)	92	602	615
Total revenues	$5,076	$15,521	$16,367
Software subscription revenue for remote monitoring services is recognized on a straight-line basis over the term of the contract. Services revenues are generally recognized over time as the contracts are performed.
Returns and Allowances:   The Company records allowances for discounts and product returns at the time of sale as a reduction of revenue as such allowances can be reliably estimated based on historical experience and known trends. The Company also offers product warranties and accrues its estimated exposure for warranty claims at the time of sale based upon the length of the warranty period, warranty costs incurred and any other related information known to the Company.
Shipping and Handling Costs:   Shipping and handling costs are included in cost of goods sold and are recognized as a period expense during the period in which they are incurred.
Advertising Costs:   Advertising costs of approximately $14,000 in 2020, $43,000 for 2019, and $9,700 and $35,000 for the nine months ended March 31, 2021 (Unaudited) and 2020 (Unaudited), respectively, are expensed as incurred within selling and marketing expenses.
Goodwill and Intangible Assets:   Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. Goodwill is reviewed for impairment at least annually, in June, or more frequently if a triggering event occurs between impairment testing dates. The Company operates as a single operating segment and as a single reporting unit for the purpose of evaluating goodwill impairment. The Company’s impairment assessment begins with a qualitative assessment to determine whether it is more likely than not that fair value of the reporting unit is less than its carrying value. The qualitative assessment includes comparing the overall financial performance of the Company against the planned results used in the last quantitative goodwill impairment test. Additionally, the Company’s fair value is assessed in light of certain events and circumstances, including macroeconomic conditions, industry and market considerations, cost factors, and other relevant entity and Company specific events. The selection and assessment of qualitative factors used to determine whether it is more likely than not that the fair value of a reporting unit exceeds the carrying value involves significant judgment and estimates. If it is determined under the qualitative assessment that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then a quantitative impairment test is performed. Under the quantitative impairment test, the estimated fair value of the reporting unit would be compared with its carrying value (including goodwill). If the fair value of the reporting unit exceeds its

MOVING IMAGE TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

carrying value, then no impairment exists. If the estimated fair value of the reporting unit is less than its carrying value, an impairment loss would be recognized for the excess of the carrying value of the reporting unit over the fair value, not to exceed the carrying amount of goodwill.
The Company tested goodwill impairment in relation to the COVID-19 pandemic and no impairments were identified for the year ended June 30, 2020 or the nine months ended March 31, 2021 (Unaudited).
Goodwill is at risk of future impairment in the event of significant unexpected changes in the Company’s forecasted future results and cash flows, or if there is a negative change in the long-term outlook for the business or in other factors such as the discount rate, or if there is a decline in the stock price.
Intangible assets arising from business combinations, such as customer relationships, trade names, and/or intellectual property, are initially recorded at fair value. The Company amortizes these intangible assets over the determined useful life which generally ranges from 11 to 20 years. The Company reviews its intangible assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be fully recoverable. There were no intangible asset impairments recognized for the year ended June 30, 2020 or the nine months ended March 31, 2021 (Unaudited).
Business Combinations:   The Company includes the results of operations of the businesses that it acquires commencing on the respective dates of acquisition. The Company allocates the fair value of the purchase price of its acquisitions to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value of the purchase price over the fair values of these identifiable assets and liabilities is recorded as goodwill.
Income Taxes:   The Company is a limited liability company treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the members. As such, there is no recognition of federal or state income taxes in the accompanying financial statements. Any uncertain tax position taken by the members is not an uncertain position of the Company.
In accordance with the operating agreement of MiT, to the extent possible without impairing the Company’s ability to continue to conduct its business and activities, and in order to permit its members to pay taxes on the taxable income of the Company, MiT makes distributions to members in the amounts equal to the estimated tax liability of its members computed as if members paid income tax at the highest marginal federal and state rate applicable to an individual resident of Fountain Valley, CA. Distributions of approximately $177,000 in 2019 were made to the members. There were no member distributions in the year ended June 30, 2020 or the nine months ended March 31, 2021 (Unaudited) and 2020 (Unaudited).
Product Warranty:   The Company’s digital equipment products are sold under various limited warranty arrangements ranging from one year to three years. Company policy is to establish reserves for estimated product warranty costs in the period when the related revenue is recognized. The Company has the right to return defective products for up to three years, depending on the manufacturers’ individual policies. As of June 30, 2020 and 2019, and March 31, 2021 (Unaudited), the Company has established a warranty reserve of $65,000, $111,000, and $24,000, respectively, which is included in accrued expenses in the accompanying consolidated balance sheets.
The changes in the Company’s aggregate warranty liabilities were as follows for the following periods (in thousands):

MOVING IMAGE TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

	March 31, 2020	June 30,
		2020	2019
	(UNAUDITED)
Product warranty liability beginning of period	$65	$111	$118
Accruals for warranties issued	24	18	105
Change in estimates	(42)	—	—
Settlements made	(23)	(64)	(112)
Product warranty liability end of the period	$24	$65	$111
Research and Development:   The Company incurs costs to develop new products, as well as improve the appeal and functionality of its existing products. Research and development costs are charged to expense when incurred.
COVID-19 Impact and Liquidity:   In December 2019, COVID-19 was initially reported, and in March 2020, the World Health Organization characterized COVID-19 as a pandemic. COVID-19 has had a widespread and detrimental effect on the global economy as a result of the continued increase in the number of cases and affected countries and actions by public health and governmental authorities, businesses, other organizations and individuals to address the outbreak, including travel bans and restrictions, quarantines, shelter in place, stay at home or total lock-down orders and business limitations and shutdowns.
The repercussions of the COVID-19 global pandemic resulted in a significant impact to our customers, specifically those in the entertainment and cinema industries. Cinemas have been shuttered since March 2020 in an effort to stem the spread of COVID-19 and studios, for the most part, have rescheduled their film releases until cinemas can reopen. Specifically, the pandemic has had a material adverse effect on our business.
A significant number of our customers have temporarily ceased operations and others have cancelled or pushed back the delivery of pending product orders and/or delayed the start of scheduled theater refurbishing and construction projects. In addition, we have experienced increased challenges in or cost of acquiring new customers and increased risk in collectability of accounts receivable. As a result of the aforementioned factors, our financial and operating results for the year ended June 30, 2020 and the nine months ended March 31, 2021, as well as our projected financial and operating results for fiscal 2021, are expected to be materially adversely affected.
The Company has recognized recurring losses. The Company had a working capital deficit of $(885,000) and $(983,000) at March 31, 2021 (Unaudited) and June 30, 2020, respectively. Members’ deficit was $(2,116,000) and $(969,000) at March 31, 2021 (Unaudited) and June 30, 2020, respectively. Cash as of March 31, 2021 (Unaudited) was $1,097,000 and the Company incurred a net loss of $(1,147,000), $(883,000) and $(35,000) during the nine months ended March 31, 2021 (Unaudited) and for the years ended June 30, 2020 and 2019, respectively. The Company incurred negative operating cash flow of $(1,874,000) and $(576,000) for the nine months ended March 31, 2021 (Unaudited) and for the year ended June 30, 2020, respectively.
The ultimate impact of the COVID-19 pandemic on our business and results of operations beyond the third quarter of fiscal 2021 is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the COVID-19 pandemic and any additional preventative and protective actions that governments, or we or our customers, may direct, which may result in an extended period of continued business disruption and reduced operations. We expect that our results of operations, including revenues, in future periods will continue to be adversely impacted by the COVID-19 pandemic and its negative effects on global economic conditions, which include the possibility of a global recession.

MOVING IMAGE TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently, several of the larger theater chains have reopened in many parts of the United States. The ability of these chains to reopen is predicated in large part on decisions by state and local officials to allow, limit or prohibit the reopening of establishments such as cinemas in response to regionally specific COVID-19 outbreaks. It is reasonable to expect that any such reopening’s will be done on a gradual basis with limited occupancy and specific procedures, products, and technologies required to be implemented to protect the safety and health of returning patrons and employees.
In response to uncertainties associated with the COVID-19 pandemic, we have taken, and are continuing to take, significant steps to preserve cash and remain in a strong competitive position when the current crisis subsides by eliminating non-essential costs, reducing employee hours and deferring all non-essential capital expenditures to minimum levels. Among other mitigating actions, we have implemented targeted furloughs, significantly reduced our service and distribution activities and temporarily reduced compensation of our executive officers and certain other employees. We have also implemented remote work policies for many employees, and the resources available to such employees may not enable them to maintain the same level of productivity and efficiency, and these and other employees may face additional demands on their time, such as increased responsibilities resulting from school closures or illness of family members. Our increased reliance on remote access to our information systems also increases our exposures to potential cybersecurity breaches.
On May 6, 2020, the Company received loan proceeds in the amount of approximately $694,000 under the Paycheck Protection Program (“PPP”). On March 13, 2021, the Company received a second PPP loan receiving proceeds in the amount of approximately $698,000. The PPP, established as part of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period. In May 2021, the Company received notification from the Small Business Administration that the first loan in the amount of $694,000, including accrued interest, has been fully forgiven.
Any unforgiven portion of a PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months. The Company used the proceeds for purposes consistent with the PPP. While the Company currently believes that its use of the second loan proceeds will meet the conditions for forgiveness of the loan, we cannot assure you that we will not take actions that could cause the Company to be ineligible for forgiveness of the second loan, in whole or in part.
In July 2020, the Company received a $784,000 forgivable non-interest-bearing working capital loan from MIT Acquisition, Inc. (“MITQ”). In the event that the IPO does not close by June 30, 2021, or is earlier terminated or abandoned by either the Company or the underwriters participating in the IPO, the loan will be converted into 1,518 membership units in the Company. MIT Acquisition, Inc. is a newco incorporated by all the members of the Company. In September 2020, the MITQ signed a Letter of Intent to provide the Company, under the same terms as the working capital loan, with the proceeds from the sale of stock held by MITQ. In February and March 2021, the proceeds of approximately $550,000 were received by the Company under this agreement providing additional working capital.
In September 2020, the Company re-negotiated the Agility LOC to defer all principal payments until September 2021, providing an additional $575,000 of working capital. As a significant part of the Company’s cash flow, the Company receives down payments of up to 90% on all projects in excess of $250,000, providing additional working capital.

MOVING IMAGE TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

As of the date these consolidated financial statements were available to be issued, with the actions taken above, existing cash, and cash generated from operations upon reopening, the Company will have sufficient liquidity to fund operations and essential capital expenditures for the 12 months from the date these consolidated financial statements were available to be issued.
Subsequent Events:   The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events were reviewed through the date of this filing.
Recently Issued Accounting Pronouncements:
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for the rights and obligations created by most leases on their balance sheet. The guidance is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early application is permitted. ASU 2016-02 requires modified retrospective adoption for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company has not yet evaluated the impact of this standard.
Other pronouncements issued by the FASB with future effective dates are either not applicable or not significant to the financial statements of the Company.
NOTE 2 — PROPERTY PLANT AND EQUIPMENT
Property and equipment consist of the following (in thousands):
	March 31, 2021	June 30, 2019	June 30, 2020
	(Unaudited)
Production equipment	$307	$307	$66
Leasehold improvements	202	202	202
Furniture and fixtures	45	45	45
Computer equipment	42	42	39
Other equipment	114	114	114
	710	710	466
Accumulated depreciation	659	559	434
Net property plant and equipment	$51	$151	$32
Depreciation expense related to property and equipment was $126,000 in 2020, $17,000 in 2019, and $99,000 and $93,000 for the nine months ended March 31, 2021 (Unaudited) and 2020 (Unaudited), respectively.
Depreciation of property, plant and equipment is calculated using the straight-line method to allocate their depreciable amounts over their estimated useful lives as follows:
Useful Lives
Leasehold improvements	5 years or. remaining lease term
Furniture and fixtures	5 years
Production equipment	3 – 7 years
Computer equipment	3 years
Other equipment	3 – 7 years

MOVING IMAGE TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — GOODWILL AND INTANGIBLE ASSETS
The following table summarizes the Company’s intangible assets as of March 31, 2021 (in thousands):
		(UNAUDITED)
	Amortization Period	Gross Asset Cost	Amortization Accumulated	Net Book Value
Customer relations	11 years	$970	$147	$823
Patents	20 years	70	6	64
Trademark	20 years	78	6	72
		$1,118	$159	$959
The following table summarizes the Company’s intangible assets as of June 30, 2020 (in thousands):
	Amortization Period	Gross Asset Cost	Accumulated Amortization	Net Book Value
Customer relations	11 years	$970	$81	$889
Patents	20 years	70	3	67
Trademark	20 years	78	4	74
		$1,118	$88	$1,030
Goodwill – June 30, 2019	$—
Caddy acquisition	287
Goodwill – June 30, 2020	287
Goodwill – March 31, 2021 ((Unaudited))	$287
Amortization expense was $72,000 and $64,000 for the nine months ended March 31, 2021 (Unaudited) and 2019 (Unaudited), respectively. Amortization expense was $88,000 for the year ended June 30, 2020.
Estimated amortization expense related to intangible assets subject to amortization at March 31, 2021 (Unaudited) in each of the fiscal years subsequent to March 31, 2021 is as follows (amounts in thousands):
2021remaining	$24
2022	96
2023	96
2024	96
2025	96
2026 and beyond	551
Total	$959

MOVING IMAGE TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — ACCRUED EXPENSES
Accrued expenses consist of the following (in thousands):
	March 31, 2021	June 30,
		2020	2019
	(UNAUDITED)
Employee compensation	$200	$168	$230
Others	176	286	563
Total	$376	$454	$793
NOTE 5 — DEBT
Long-term debt was as follows (in thousands):
	March 31, 2021	June 30, 2020
	(UNAUDITED)
Promissory note	$1,066	$1,117
Payroll Protection Program (see COVID-19 Impact and Liquidity footnote)	1,392	694
MITQ loan (see COVID-19 Impact and Liquidity footnote)	1,334	—
Indemnity promissory note	182	190
Total debt obligations	3,974	2,001
Less current portion	(686)	(444)
Long-term debt less current portion	$3,288	$1,557
In October 2019, the Company executed a loan agreement with an unaffiliated lender to provide a $1.0 million asset-based bridge loan to be used for working capital purposes. Funds are available on a borrowing base formula with an advance rate of 75% of Moving iMage Technologies, LLC’s accounts receivable less than 90 days in age (excluding Caddy’s receivables). Funds borrowed bear interest at 13% per annum and are due and payable one year from the origination date of the loan. The loan is secured by all assets of the Company and is personally guaranteed by Phil Rafnson, our Chairman of the Board. Sound Management Investors, LLC, an entity controlled by Mr. Rafnson, pledged all shares of the Company held by it as further security for the repayment of such loan. In connection therewith, on the effective date of the initial public offering, the Company will issue the lender a warrant to acquire $250,000 of shares of common stock at a per share exercise price equal to the initial public offering price, 83,333 shares underlying said warrant at the assumed initial public offering price of $3.00 per share set forth on the cover page of this Prospectus. Approximately $400,000 of the proceeds from the loan were used to pay amounts owed to Caddy for the closing note further to the Caddy acquisition.
In March 2020, the Company was informed that it is in default on this loan agreement due to the impact of COVID-19 on our customers’ ability to pay. In April 2020, the Company executed an amendment to pay down $350,000 of the outstanding balance. In addition, monthly interest-only payments on the outstanding amount are due on the first day of each month. Loan covenants have been removed. The line of credit is due September 2021 at an interest rate of 13% per annum. No further borrowings are available under this agreement since or from March 31, 2020.
The Promissory note is payable in monthly installments through August 2024 at an interest rate of Prime plus 2.75%. The Indemnity note is payable in monthly installments due July 2024 at an interest rate of Prime plus 2.75%. On January 1, 2020, the interest rate margin increased to 3.75% on both notes. All of the notes are collateralized by Caddy assets. In addition, the notes are guaranteed by Phil Rafnson, the Company’s majority shareholder.

MOVING IMAGE TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — MEMBERS’ EQUITY
As of June 30, 2020, the Company had one class of membership units outstanding, consisting of 9,900 Class B Voting Membership Units.
NOTE 7 — RELATED PARTY TRANSACTIONS
In July 2017, a discretionary line of credit was extended by the Company to Mr. Delgado in the amount of $100,000. The new line is collateralized by a $100,000 security interest in Mr. Delgado’s ownership interest. The Company later agreed to make additional advances to Mr. Delgado under the same terms of this line of credit. In January 2019, the outstanding balance on the new line of credit was approximately $100,000, at which time Mr. Delgado repaid the outstanding amount by surrendering 1% of his ownership in the Company.
The Company sold goods and services to an entity owned by the Company’s Chairman of the Board, Phil Rafnson, of $447,553 from November 2018 through February 2019. At June 30, 2019, the Company had a receivable balance of $64,411 pertaining to these related party sales. At June 30, 2020, there was no outstanding balance related to these sales.
NOTE 8 — CUSTOMER AND VENDOR CONCENTRATIONS
Customers:   One customer accounted for approximately 32% of the Company’s sales for the nine months ended March 31, 2021 (Unaudited). At March 31, 2021, the amount of outstanding receivables related to this customer was approximately $164,000.
No customers accounted for 10% of the Company’s sales for the nine months ended March 31, 2020 (Unaudited).
No customers accounted for more than 10% of the Company’s sales for the years ended June 30, 2020 and 2019. At June 30, 2020, one customer accounted for approximately 15% of outstanding receivables.
Vendors:   Approximately 16% and 15% of the Company’s purchases were provided by two vendors for the nine months ended March 31, 2021 (Unaudited). At March 31, 2021 (Unaudited), the amount in outstanding payables related to these two vendors was approximately $865,000.
Approximately 14% and 13% of the Company’s purchases were provided by two vendors for the nine months ended March 31, 2020 (Unaudited). At March 31, 2020 (Unaudited), the amount in outstanding payables related to these vendors was approximately $773,000.
Approximately 12% and 11% of the Company’s purchases were provided by two vendors for the year ended June 30, 2020. At June 30, 2020, the amount in outstanding payables related to these two vendors was approximately $760,000.
Approximately 12% and 12% of the Company’s purchases were provided by two vendors for the year ended June 30, 2019. At June 30, 2019, the amount in outstanding payables related to these two vendors was approximately $449,000.
NOTE 9 — COMMITMENTS AND CONTINGENCIES
Operating Leases:   The Company occupies an executive office and warehouse space in Fountain Valley, CA, pursuant to separate lease agreements. Rent expense was $285,000 in 2020 and $260,000 in 2019. In September 2018, the Company reached an agreement to extend the executive office lease effective February 1, 2019 by an additional five years. The monthly rent payable for the first year of the newly extended term is $12,620 and will be increased by 3% on each anniversary date. In April 2020, the Company reached an agreement whereby April, May and June 2020 monthly rent payments related to this lease in the amount of $19,500 are deferred but payable in six monthly installments of $3,250 commencing on the first day of July 2020. In addition, the term of the lease was extended for one year from the anniversary date.

MOVING IMAGE TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 9 — COMMITMENTS AND CONTINGENCIES (continued)

Also, in September 2018, the Company reached an agreement to extend the warehouse lease effective February 1, 2019 by an additional five years. The monthly rent payable for the first year of the newly extended term is $9,465 and will be increased by 3% on each anniversary date. In April 2020, the Company reached an agreement whereby April, May and June 2020 monthly rent payments in the amount of $14,624 are deferred but payable in six monthly installments of $2,437 commencing on the first day of July 2020. In addition, the term of the lease was extended for one year from the anniversary date.
Future minimum lease payments at March 31, 2021 (Unaudited) under these arrangements are as follows:
Operating leases
(in thousands) Total Payments
2021 Remaining	$70
2022	285
2023	293
2024	302
2025	174
Total future minimum lease payments	$1,124
Legal Matters:   From time to time, the Company is involved in routine litigation that arises in the ordinary course of business. There are no pending significant legal proceedings to which the Company is a party for which management believes the ultimate outcome would have a material adverse effect on the Company’s financial position.
NOTE 10 — PRO FORMA INCOME TAXES AND INCOME PER SHARE (Unaudited)
Immediately prior to the effectiveness of the Company’s registration statement on Form S-1, the Company will convert into a Delaware C-corporation and will be subject to federal and state income taxes. Accordingly, a pro forma income tax provision has been disclosed as if the Company was a corporation for all periods presented. For the purposes of the pro forma tax provision, we have applied a 28% combined federal and state income rate.
A pro forma net loss or income per common share has been disclosed for the years ended June 30, 2020 and 2019, and the nine months ended March 31, 2021 and 2020, assuming that an appropriate exchange ratio will be used to exchange the Class B Membership Interests for shares of common stock at the time of the proposed initial public offering such that the number of shares of common stock outstanding on a basic basis will be 5,666,667 on and immediately prior to the effective date of the offering, and 5,750,333 immediately prior to the closing date of the offering.
NOTE 11 — ACQUISITION
On September 18, 2018, the Company signed a Term Sheet to acquire the certain assets of Caddy Products, Inc. (“Caddy”). On October 3, 2018, the Company signed a Management Services Agreement in which it manages Caddy until it completes the financing required to finalize the purchase of the Caddy assets, or June 30, 2019, whichever occurs first. In June 2019, the Company extended the agreement until July 31, 2019.
On July 28, 2019, the Company completed the acquisition of Caddy. Caddy designs, causes to be manufactured and distributes patented cup holders, trays, advertising displays and theater step and aisle lighting. Caddy products are utilized in many facilities throughout more than 91 countries worldwide. Its

MOVING IMAGE TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 11 — ACQUISITION (continued)

markets include the cinema, sports stadiums, grocery, performing arts, worship and retail industries. Caddy was acquired for an aggregate purchase price of $2.013 million, consisting of a $0.377 million Closing Promissory Note, a $1.178 million Promissory Note, a $0.2 million Indemnity Promissory Note and contingent consideration valued at $0.15 million, and the assumption of $0.108 million of liabilities as of the opening balance sheet date. The contingent consideration is based on the achievement of financial objectives during the 12-month period following the close of the transaction. The following table summarizes (in thousands) the fair value of the consideration transferred or to be transferred, to acquire Caddy:
(in thousands)
Notes issued for the acquisition	$1,905
Liabilities assumed	108
$2,013
As this acquisition was effective on July 28, 2019, the results of operations of Caddy are included in the consolidated financial statements for the period beginning July 29, 2019.
The transaction has been accounted for using the acquisition method of accounting. This method requires that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The excess of the purchase price over the net assets acquired was recorded as goodwill.
The following table summarizes (in thousands) the purchase price allocation for the acquisition:
Cash	$128
Accounts receivable and other assets	239
Property plant and equipment, net	241
Customer relationships	970
Patents	70
Trademark	78
Total identifiable assets acquired	1,726
Goodwill	287
Net assets acquired	$2,013
The estimated fair value of the patents and trademark intangible assets was determined using the “relief from royalty method” under the income approach, which is a valuation technique that provides an estimate of the fair value of an asset based on the cost savings that are available through ownership of the asset by the avoidance of paying royalties to license the use of the assets from another owner. The estimated fair value of the customer relationships was determined using the “excess earnings method” under the income approach, which represents the total income to be generated by the asset. Some of the more significant assumptions inherent in the development of these asset valuations include the projected revenue associated with the asset, the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, as well as other factors. The discount rate used to arrive at the present value of the customer relationships, and trademarks and patents, at the acquisition date, was 25.4%. The remaining useful lives of the trademark was based on its level of recognition in the marketplace as a market leader for cupholders and a market participant’s use of these intangible assets and the pattern of projected economic benefit of these intangible assets. The remaining useful lives of customer relationships were based on the customer attrition and the projected economic benefit of these clients.

MOVING IMAGE TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 11 — ACQUISITION (continued)

The estimated fair value of the contingent consideration was determined based on the Company’s estimates using the probability-weighted gross profit approach. The fair value of the contingent consideration as of September 30, 2019 was $0.15 million and the Company has recorded this amount in liabilities on the financial statements. Any subsequent changes in the fair value of the contingent consideration obligations will be recorded in the consolidated statements of operations. The criteria were not met and no money has been paid.
The amounts assigned to customer relationships and trademark are amortized over the estimated useful life of 11 years and 20 years, respectively. The weighted average life over which these acquired intangibles will be amortized is approximately 15 years.
Pro forma Financial Information (Unaudited):
The pro forma results presented below include the effects of the Company’s acquisition on July 28, 2019 as if it occurred on July 1, 2018.
	Year ended June 30,
	2020	2019
Revenue	$16,525	$22,689
Net loss	$(902)	$(394)
NOTE 12 — FAIR VALUE MEASUREMENTS
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Our liabilities measured at fair value on a recurring basis consisted of the following as of June 30, 2020:
June 30, 2020
Fair Value Hierarchy Category
(in thousands)	Level 1	Level 2	Level 3
Liabilities:
Contingent consideration – business combinations	$—	$—	$—
Total Liabilities	$—	$—	$—
The following table represents the changes in the estimated fair value of our liabilities for contingent consideration measured using significant unobservable inputs (Level 3) for the year ended June 30, 2020:
(in thousands)	Year Ended June 30, 2020
Fair value measurement at beginning of period	$—
Contingent consideration liabilities recorded for business combinations, including measurement period adjustments	150
Changes in fair values, recorded in operating expenses	(150)
Payments of contingent consideration	—
Fair value measurement at end of period	$—
Our estimated liability for contingent consideration represents potential payments of additional consideration for business combinations, payable if certain defined performance goals are achieved. Changes in the fair value of contingent consideration are recorded in the consolidated statements of operations within selling, general and administrative expenses.

MOVING IMAGE TECHNOLOGIES, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 12 — FAIR VALUE MEASUREMENTS (continued)

Contingent Consideration — Business Combinations — The fair value of the contingent consideration related to business combinations is estimated using probability-weighted gross profit approach. These fair value measurements are based on significant inputs not observable in the market. The key internally developed assumptions used in these models is consideration at each reporting period, and any changes in the fair value resulting from either the passage of time or events occurring after the acquisition date, such as changes in the expectations of achieving the performance targets, are recorded within selling, general, and administrative expenses.
Other Financial Instruments — The carrying amounts of accounts receivable, accounts payable, and notes payable approximate fair value due to their short maturities.
Assets and Liabilities Not Measured — In addition to assets and liabilities that are measured at fair value on a recurring basis, we also measure certain assets and liabilities at fair value on a nonrecurring basis. Our non-financial assets, including goodwill, intangible assets and property, plant and equipment, are measured at fair value when there is an indication of impairment and the carrying amount exceeds the asset’s projected undiscounted cash flows. These assets are recorded at fair value only when an impairment charge is recognized.

Independent Auditor’s Report
To the Stockholders
Caddy Products, Inc.
We have audited the accompanying financial statements of Caddy Products, Inc., which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Caddy Products, Inc. as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
/s/ CohnReznick LLP
Roseland, New Jersey
June 10, 2019, except for the effects of the matters discussed in the third paragraph of Note 1 which is as of July 28, 2019.

CADDY PRODUCTS, INC.
BALANCE SHEETS
(Dollars in thousands)
	June 30, 2019	December 31,
		2018	2017
	(UNAUDITED)
ASSETS
Current assets
Cash	$99	$54	$16
Other assets	90	11	—
Accounts receivable	207	133	149
Total current assets	396	198	165
Property, plant and equipment, net	63	106	213
Total assets	$459	$304	$378
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$106	$39	$12
Accrued expenses	2	11	28
Line of credit	—	—	50
Total current liabilities	108	50	90
Related party note payable	—	—	20
Common stock – no par value, 1,000 shares outstanding at December 31, 2017 and 2018, and June 30, 2019	—	—	—
Retained earnings	351	254	268
Stockholders’ equity	351	254	268
Total liabilities and stockholders’ equity	$459	$304	$378
The accompanying Notes to Financial Statements are an integral part of these financial statements.

CADDY PRODUCTS INC.
STATEMENTS OF OPERATIONS
(Dollars in thousands)
	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018	Year Ended December 31, 2018	Year Ended December 31, 2017
	(UNAUDITED)	(UNAUDITED)
Net sales	$1,002	$1,017	$1,892	$2,259
Cost of goods sold	654	590	1,176	1,352
Gross profit	348	427	716	907
Operating expenses
Selling, general and administrative	254	286	683	886
Total operating expenses	254	286	683	886
Operating profit	94	141	33	21
Other expense (income)
Interest expense	—	1	1	—
Interest and other (income)	(3)	(9)	20	(22)
Total other expense (income)	(3)	(8)	21	(22)
Net income	$97	$149	$12	$43
The accompanying Notes to Financial Statements are an integral part of these financial statements.

CADDY PRODUCTS, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Dollars in thousands)
Balance December 31, 2016	$258
Distributions	(33)
Net income	43
Balance December 31, 2017	268
Distributions	(26)
Net income	12
Balance December 31, 2018	254
Distributions (UNAUDITED)	—
Net income (UNAUDITED)	97
Balance June 30, 2019 (UNAUDITED)	$351
The accompanying Notes to Financial Statements are an integral part of these financial statements.

CADDY PRODUCTS, INC.
STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(UNAUDITED)
	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018	Year Ended December 31, 2018	Year Ended December 31, 2017
	(UNAUDITED)	(UNAUDITED)
Cash flows from operating activities
Net income	$97	$149	$12	$43
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	43	75	119	146
Changes in operating assets and liabilities:
Accounts receivable	(74)	10	17	49
Other assets	(79)	—	(11)	—
Accounts payable	67	65	27	(42)
Accrued expenses	(9)	(27)	(19)	(13)
Net cash provided by operating activities	45	272	145	183
Cash flows from investing activities
Purchases of property, plant and equipment	—	(11)	(11)	(87)
Net cash used in investing activities	—	(11)	(11)	(87)
Cash flows from financing activities
Due from related party	—	—	(20)	—
Payments of related party notes payable	—	—	—	8
Line of credit	—	(50)	(50)	(55)
Stockholder distributions	—	(40)	(26)	(33)
Net cash used in financing activities	—	(90)	(96)	(80)
Net increase in cash	45	171	38	16
Cash, beginning of the period	54	16	16	—
Cash, end of the period	$99	$187	$54	$16
Supplemental disclosure of cash flow information
Cash paid during the year and for the period:
Interest	$—	$—	$1	$6
The accompanying Notes to Financial Statements are an integral part of these financial statements.

CADDY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES
Organization:   Caddy Products, Inc. (“Caddy” or the “Company”), a Minnesota S corporation (formed in October 2002), is a leader in design, development and the manufacturing of innovative products for the entertainment, cinema, grocery, worship, restaurant, sports and restroom industries.
The Acquisition:   On September 18, 2018, the Company signed a Term Sheet to sell the assets of the Company to Moving iMage Technologies, LLC (“MiT”). On October 3, 2018, the Company signed a Management Services Agreement in which MiT will manage the Company until the completion of MiT’s financing required to finalize the sale of the assets, or June 30, 2019, whichever comes first. In June 2019, the Company extended the agreement until July 31, 2019.
On July 28, 2019, the Company sold certain assets to MiT for an aggregate amount of $2.055 million, consisting primarily of a $.377 million Closing Promissory Note, a $1.178 Mil Balance Promissory Note, a $.2 Mil Indemnity Promissory Note and contingent consideration valued at $.3 million as of the opening balance sheet date. The contingent consideration is based on the achievement of financial objectives during the 12-month period following the close of the transaction.
Basis of Presentation:   The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The accompanying financial statements do not give effect to the completion of the Merger or the Acquisition.
Unaudited Interim Financial Statements:   The accompanying interim balance sheet as of June 30, 2019, the statements of operations, the statement of changes in stockholders’ equity and statements of cash flows for the six months ended June 30, 2019 and 2018, and the financial data and other information disclosed in these notes related to the six months ended June 30, 2019 and 2018 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of June 30, 2019, and the results of its operations and its cash flows for the six months ended June 30, 2019 and 2018. The results as of and for the six months ended June 30, 2019 and 2018 are not necessarily indicative of the results to be expected for the year ended December 31, 2019, any other interim periods, or any future year or period.
Use of Estimates:   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities (including sales returns, bad debts, warranty reserves, and asset impairments), disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.
Concentration of Cash:   The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk on its cash balances.
Accounts Receivable:   Accounts receivable are carried at original invoice amount. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Accounts receivable are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received. Accounts receivable are considered to be past due if any portion of the receivable balance is outstanding for more than 90 days past the customer’s granted terms. The Company does not charge interest on past due balances or require collateral on its accounts receivable. As of December 31, 2018 and 2017, and June 30, 2019, the Company has determined that no allowance is deemed necessary.

CADDY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (continued)

Revenue Recognition:   Revenue is realized or realizable and earned when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) the sales price is fixed or determinable, (3) collectability is reasonably assured, and (4) products have been shipped and the customer has taken ownership and assumed the risk of loss.
Product revenue is recognized once the product is shipped to the customer. Revenue is reduced by sales returns and allowances.
Shipping and Handling Costs:   The Company charges its customers for shipping and handling at the time of invoicing.
Income Taxes:   The Company is an S Corporation and, as such, is treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the stockholders. As such, no recognition of federal or state income taxes for the Company that are organized as S corporations have been provided for in the accompanying financial statements. Any uncertain tax position taken by the stockholders is not an uncertain position of the Company.
In accordance with the operating agreement of Caddy, to the extent possible without impairing the Company’s ability to continue to conduct its business and activities, and in order to permit its stockholders to pay taxes on the taxable income of the Company, Caddy makes distributions to the stockholders in the amounts equal to the estimated tax liability of the stockholder computed as if the stockholder paid income tax at the highest marginal federal and state rate applicable to an individual resident of Palm Desert, California in the event that taxable income is generated for the stockholders. Distributions of approximately $33,000 and $26,000 were made to stockholders in 2017 and 2018, respectively. There were no distributions for the six months ended June 30, 2019 (unaudited).
Subsequent Events:    The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events were reviewed through October 8, 2019, the date of this filing.
On July 28, 2019, the Company sold certain assets to Moving iMage Technologies, LLC. (“MiT”) for an aggregate purchase price of $2.055 million, consisting primarily of a $.377 million Closing Promissory Note, a $1.178 Mil Balance Promissory Note, a $.2 Mil Indemnity Promissory Note and contingent consideration valued at $.3 million as of the opening balance sheet date. The contingent consideration is based on the achievement of financial objectives during the 12-month period following the close of the transaction.
Recently Issued Accounting Pronouncements:   In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for the fiscal year ending 2019 and requires either a retrospective or a modified retrospective approach to adoption. In anticipation of the Merger, the Company has not yet selected a transition method or evaluated the effect that the updated standard would have.

CADDY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (continued)

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for the rights and obligations created by most leases on their balance sheet. The guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early application is permitted. ASU 2016-02 requires modified retrospective adoption for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief.
Other pronouncements issued by the FASB with future effective dates are either not applicable or not significant to the financial statements of the Company.
NOTE 2 — PROPERTY AND EQUIPMENT
Property and equipment consist of the following (in thousands):
	December 31,
	2018	2017
Molds	$3,047	$3,034
Furniture and fixtures	163	163
Leasehold improvements	82	82
Computer equipment	126	126
Other equipment	67	67
	3,485	3,472
Accumulated depreciation	3,379	3,259
Net property and equipment	$106	$213
Depreciation expense related to property and equipment was approximately $119,000 in 2018, $146,000 in 2017, and $43,000 and $75,000 for the six months ended June 30, 2019 and 2018, respectively (unaudited).
Depreciation of property, plant and equipment is calculated using the straight-line method to allocate their depreciable amounts over their estimated useful lives as follows:
Useful Lives
Leasehold improvements	5 years
Furniture and fixtures	5 years
Molds	3 years
Computer equipment	3 years
Other equipment	3 — 7 years
NOTE 3 —  DEBT FINANCING
Credit Facility:   In July 2016, the Company secured a line of credit with Wells Fargo through July 2017. In July 2017, the Company renewed the line until July 2018. The line provides for maximum funding of $105,000 at an interest rate equal to the greater of Prime plus 0.750% or a flat rate of 5% on the outstanding balance. The balance outstanding under this Facility as of December 31, 2017 was $50,000. The balance was paid in full and closed in July 2018.
Note Payable:   In September 2016, the Company obtained a noninterest-bearing loan from the owner. In December 2017, a related party rent payment was added to the note. The balance outstanding as of December 31, 2017 was $20,200. The balance was repaid in full as of December 31, 2018.

CADDY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS
The Company occupied an executive office in Palm Desert, CA, pursuant to month-to-month lease agreement with the owner. In November 2018, the Company vacated the property and operations moved to the Moving iMage Technologies facility in Fountain Valley, CA. Rent expense totaled approximately $54,000 and $68,000 in 2018 and 2017, respectively. Rent expense for the six months ended June 30, 2019 relating to this lease is approximately $32,000.
NOTE 5 — CUSTOMER AND VENDOR CONCENTRATIONS
Customers:   There were two customers that accounted for 54% and 14% of the Company’s sales for the six months ended June 30, 2019 (unaudited). At June 30, 2019 (unaudited), the amount included in outstanding accounts receivable related to these two customers was approximately $125,000.
There were two customers that accounted for 46% and 15% of the Company’s sales for the year ended December 31, 2018. At December 31, 2018, the amount included in outstanding accounts receivable related to these two customers was approximately $73,000.
There were three customers that accounted for 43%, 18%, and 12% of the Company’s sales for the year ended December 31, 2017. At December 31, 2017, the amount included in outstanding accounts receivable related to these three customers was approximately $76,000.
Vendors:   Approximately 77% of the Company’s purchases were provided by one vendor for the six months ended June 30, 2019 (unaudited). At June 30, 2019 (unaudited), the amount in outstanding payables related to this vendor was approximately $88,000.
Approximately 74% of the Company’s purchases were provided by one vendor for the year ended December 31, 2018. At December 31, 2018, there were no outstanding payables related to this vendor.
Approximately 77% of the Company’s purchases were provided by one vendor for the year ended December 31, 2017. At December 31, 2017, the amount in outstanding payables related to this vendor was approximately $9,000.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Operating Leases:   The Company occupied an executive office in Palm Desert, CA, pursuant to month-to-month lease agreement (see related party footnotes). Rent expense totaled approximately $54,000 and $59,000 in 2018 and 2017, respectively. No rent expense was incurred for the six months ended June 30, 2019 as the Company vacated the property in November 2018. Rent expense for the six months ended June 30, 2018 (unaudited) relating to this lease is approximately $32,000. Monthly rent charged to operations was as follow:
January 1, 2016 through July 31, 2017	$4,581
August 1, 2017 through November 15, 2018	$5,377
Legal Matters:   From time to time, the Company is involved in routine litigation that arises in the ordinary course of business. There are no pending significant legal proceedings to which the Company is a party for which management believes the ultimate outcome would have a material adverse effect on the Company’s financial position.
Royalties:   The Company (“Licensor”) entered into an agreement effective April 28, 2009 with American Seating Company (“Licensee”). The agreement grants the Licensee a non-exclusive license to make, use, offer to sell, sell and import certain patented products. Under the agreement, the Licensee will pay the Company a royalty of one dollar and twenty-five cents ($1.25) per item sold. Royalty income related to this agreement was $17,211 in 2017. There was no related income in 2018 and for the six months ended June 30, 2019 and 2018.

CADDY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS AND CONTINGENCIES (continued)

The Company (“Licensor”) entered into an agreement effective July 1, 2011 with 21st Century Plastics (“Licensee”). The agreement requires the Licensee to pay a royalty, which varies by product, on certain patented products. Royalty income related to this agreement was $15,763 and $16,084 in 2018 and 2017, respectively. There was no royalty income for the six months ended June 30, 2019. Royalty income for the six months ended June 30, 2018 (unaudited) was $10,979.
NOTE 7 — OTHER ASSETS
Other assets is comprised of a receivable from MiT related to a transfer of funds in advance of severance payments made by MiT to former Caddy employees in conjunction with the Asset Purchase Agreement. See “The Acquisition” above for further details. The funds were not distributed as of June 30, 2019.

3,500,000 Shares
Common Stock
PROSPECTUS
Through and including            , 2021 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver an Prospectus. This is in addition to a dealer’s obligation to deliver an Prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other expenses of issuance and distribution.
The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee.
Amount to be Paid
SEC registration fee	$1,500
FINRA filing fee	2,463
NYSE listing fee	50,000
Printing and mailing	150,000
Legal fees and expenses	650,000
Accounting fees and expenses	200,000
Transfer agent and registrar fees and expenses	25,000
Miscellaneous	33,973
Total	$1,112,936
Item 14. Indemnification of directors and officers.
Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.
We have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:
•
any breach of the director’s duty of loyalty to us or our stockholders;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•
any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.
In addition, our bylaws provide that:
•
we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•
we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and intend to enter into such agreements with certain of our executive officers. These agreements provide that we will indemnify each of our directors, certain of our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.
We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.
The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of us and our directors and officers by the underwriters against certain liabilities under the Securities Act and the Securities Exchange Act of 1934.
Item 15. Recent sales of unregistered securities.
The following list sets forth information regarding all unregistered securities sold by us in the past three years.
1.
In July 2020, MiT Acquisition Corporation issued and sold an aggregate of 666,667 shares of common stock to 24 investors, 591,667 shares sold for cash at a per share purchase price of $1.50 and 75,000 shares exchanged for 15,000 restricted shares of an unaffiliated OTC traded company valued at $112,500. The securities were issued pursuant to Rule 506 of Regulation D promulgated under the Securities and/or Section 4(a)(2) of the Securities Act, as all of the issuees are “accredited investors” as such term is defined in Regulation D.

2.
On the effective date of its initial public offering, the registrant will issue an unaffiliated lender a warrant to acquire $300,000 of shares of common stock at a per share exercise price equal to the initial public offering price; 100,000 shares underlying said warrant at the assumed initial public offering price of $3.00 per share; the issuee is an accredited investor. The grant of the warrant and the issuance of the shares of common stock underlying the warrant will be exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act.

All certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

Item 16. Exhibits and Financial Statement Schedules.
EXHIBIT INDEX
Index to Exhibits
Exhibit No.	Exhibit Description
1.1*	Form of Underwriting Agreement
3.1*	Certificate of Incorporation, as amended
3.2*	Bylaws
4.1*	Form of Common Stock Certificate
4.2*	Form of Underwriters’ Warrant
4.3*	Form of Warrant to Purchase Stock to be granted by Moving iMage Technologies, Inc. to Agility Capital III, LLC
5.1*	Opinion of Manatt, Phelps & Phillips, LLP
10.1*	Management Services Agreement dated October 3, 2018 between the Company and Caddy Products, Inc.
10.2*	Form of Indemnity Agreement between the Company and its directors and officers
10.3†*	2019 Omnibus Incentive Plan
10.3(a)*	Form of Stock Option Award Agreement
10.3(b)*	Form of Restricted Stock Award Agreement
10.3(c)*	Form of Restricted Stock Unit Agreement
10.6*	Term Sheet dated July 24, 2018 between the Company and Caddy Products, Inc.
10.7*	Agreement and Plan of Merger and Reorganization dated July 3, 2017 among Monster Digital, Inc., the Company and Innovate Biopharmaceuticals, Inc. (incorporated by reference to exhibit 2.1 of Form 8-K filed by Innovate Biopharmaceuticals, Inc. (formerly Monster Digital, Inc.) with the Securities and Exchange Commission on July 6, 2017)
10.8*	Asset Purchase Agreement dated effective as of January 1, 2019 by and among Moving iMage Technologies, LLC, MiT Acquisition Co. LLC, Caddy Products, Inc., and the Estate of Peter Bergin
10.9*	Loan Agreement dated as of October 24, 2019 by and between Agility Capital III, LLC Moving iMage Technologies, LLC and MiT Acquisition Co. LLC
23.1	Consent of CohnReznick LLP
23.2*	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1)
24*	Power of Attorney (included on signature page)
99.1(a)*	Consent of Katherine D. Crothall, Ph.D., Director Nominee
99.1(b)*	Consent of John C. Stiska, Director Nominee
99.1(c)*	Consent of Scott Anderson, Director Nominee

*
Previously filed

†
Compensatory plan or arrangement

Item 17. Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The Registrant hereby undertakes that:
(a)(2)
For the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(a)(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(a)(6)
For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(i)(1)
For purposes of determining any liability under the Securities Act, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act, shall be deemed to be part of this registration statement as of the time it was declared effective.

(i)(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fountain Valley, State of California, on the 21st day of May, 2021.
Moving iMage Technologies, Inc.
By:
/s/ Phil Rafnson

Name: Phil Rafnson
Title:   Chief Executive Officer
This registration statement has been signed by the following persons, in the capacities, and on the dates indicated.
Name and Signature	Title	Date
/s/ Phil Rafnson Phil Rafnson	President, Chief Executive Officer and Chairman of the Board	May 21, 2021
/s/ Michael Sherman Michael Sherman	Interim Chief Financial Officer and Principal Accounting Officer	May 21, 2021